As filed with the Securities and Exchange Commission on March 31, 2004

Registration No. 333-113655

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio	6711	31-0854434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Fifth Third Center, Cincinnati, Ohio 45263

(513) 579-5300

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

Paul L. Reynolds, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(513)579-5300

(513)534-6757 (Fax)

(Name, address, including Zip Code and telephone number, including area code, of agent for service)

Copies of Communications to:

Richard G. Schmalzl, Esq.	Robert C. Schwartz, Esq.
Christine E. Oliver, Esq.	Smith, Gambrell & Russell, LLP
Graydon Head & Ritchey LLP	Suite 3100, Promenade II
1900 Fifth Third Center	1230 Peachtree Street, N.E.
511 Walnut Street	Atlanta, Georgia 30309
Cincinnati, Ohio 45202	(404) 815-3500
(513) 621-6464	(404) 815-3509 (Fax)
(513) 651-3836 (Fax)

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective and upon the effective time of the merger of Franklin Financial Corporation with and into Fifth Third Financial Corporation, a wholly owned subsidiary of the Registrant, pursuant to the affiliation agreement and plan of merger described in the enclosed proxy statement/prospectus included in Part I of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT FOR FRANKLIN FINANCIAL CORPORATION

SPECIAL MEETING

PROSPECTUS OF FIFTH THIRD BANCORP

Franklin Financial Corporation and Fifth Third Bancorp have agreed that Fifth Third will acquire Franklin Financial in a merger. If the merger is completed, each outstanding share of Franklin Financial common stock will be exchanged for that number of shares of Fifth Third common stock equal to (1) the sum of (a) $31.00 and (b) any increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through the end of the fiscal quarter preceding the effective time of the merger divided by (2) the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger. Cash will be paid in lieu of issuing fractional shares.

The average closing price of Fifth Third common stock for the 10 trading days ending on the fifth trading day before March 30, 2004 was $55.52 and the increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through December 31, 2003 was $.7499. Based on that average price and on that change in book value, the applicable exchange ratio would be .5719 and based on the closing price of a share of Fifth Third Stock on March 30, 2004, the value you would receive for each share of Franklin Financial common stock that you would exchange in the merger would be approximately $31.57. However, because the exchange ratio will not be fixed until shortly before the completion of the merger, the exact number of shares of Fifth Third common stock that you will receive in the merger will fluctuate between today’s date and the date on which the exchange ratio is definitively established. We encourage you to obtain current market price quotations for Fifth Third common stock.

The merger cannot be completed unless the shareholders of Franklin Financial approve the affiliation agreement and the plan of merger by the affirmative vote of a majority of the voting power of Franklin Financial outstanding on March 30, 2004. Franklin Financial has scheduled a special meeting for its shareholders to vote on the affiliation agreement and plan of merger. The date, time and place of the special meeting are as follows: 10:00 a.m., Central Standard Time, May 3, 2004, Franklin National Bank, Pineapple Meeting Room 234 Public Square Franklin, Tennessee 37064.

The board of directors of Franklin Financial believes that the merger is in Franklin Financial’s and your best interests.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Your vote is very important.

Franklin Financial common stock is traded on the Nasdaq National Market under the symbol “FNFN.” Fifth Third common stock is traded on the Nasdaq National Market under the symbol “FITB.”

For a description of certain significant considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Fifth Third common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is March 31, 2004

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Fifth Third and Franklin Financial from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them from Paul L. Reynolds, Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number: (513) 579-5300), as relates to Fifth Third, and from Franklin Financial Corporation, P.O. Box 625, Franklin, Tennessee 37065, Attention: Susan S. Lowman (telephone number: (615) 790-2265) as relates to Franklin Financial. In order to ensure timely delivery of the documents, any request should be made by April 26, 2004.

i

ANNEXES:

Annex A:	Affiliation Agreement dated as of July 23, 2002 by and among Fifth Third Bancorp, Fifth Third Financial Corporation and Franklin Financial Corporation, as amended as of September 9, 2002, as of December 10, 2002 and as of March 27, 2003 (excluding exhibits)

Annex B:	Plan of Merger

Annex C:	Fairness Opinion of Trident Securities

Annex D:	Shareholder Support Agreement

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why do Franklin Financial and Fifth Third want to merge?

A:	The Franklin Financial board of directors believes that you will benefit by becoming a shareholder of Fifth Third, which has a strong financial performance record. The Franklin Financial board also believes that you will benefit from the opportunity for potential future appreciation of Fifth Third common stock. Fifth Third wants to better serve its customers in Franklin Financial’s service areas and to expand Fifth Third’s presence in those markets.

Q:	What will I receive for my Franklin Financial shares?

A:	For shares of Franklin Financial common stock that you own at the effective time of the merger, you will receive the number of shares of Fifth Third common stock equal to (1) the sum of (a) $31.00 and (b) any increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through the end of the fiscal quarter preceding the effective time of the merger divided by (2) the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger.

Fifth Third will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share owed to you in an amount based on the same average closing price of Fifth Third common stock used to determine the exchange ratio. As of the close of business on March 30, 2004, based on Fifth Third’s average closing price before this date and on the increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through December 31, 2003, the exchange ratio which would have applied if this date had been the effective date of the merger would have been .5719. Based on the closing price of a share of Fifth Third stock on March 30, 2004, the market value of .5719 of a share of Fifth Third common stock was $31.57. The number of shares of Fifth Third common stock you will receive in the merger will fluctuate until the fifth trading day before the effective time of the merger. The market value of the shares of Fifth Third common stock that you will receive in the merger will fluctuate both before and after the merger.

Q:	When do you expect the merger to be completed?

A:	We anticipate completing the merger as soon as possible after the special shareholders’ meeting, assuming the required shareholder approval is obtained. The merger is also subject to the approval of banking regulatory authorities and the satisfaction of other closing conditions.

Q:	When and where will the special meeting take place?

A:	The special meeting will be held at 10:00 a.m., Central Standard Time, on May 3, 2004, at Franklin National Bank, Pineapple Meeting Room, 234 Public Square, Franklin, Tennessee.

Q:	What do I need to do now?

A:	After reviewing this document, submit your proxy by executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at the special meeting in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting from time to time and will be authorized to vote your shares at any adjournments of the meeting. Your proxy vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxies will be counted as a vote in favor of approval of the affiliation agreement and plan of merger.

Q:	What will be the effect if I do not vote and do not return a proxy card or attend the special meeting?

A:	Your failure to vote will have the same effect as if you voted against the affiliation agreement and plan of merger.

Q:	Can I vote my shares in person?

A:	Yes, if you own your shares in your own name. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting we recommend that you sign, date and promptly mail the enclosed proxy card.

Q:	Can I change my mind and revoke my proxy?

A:	Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

•	signing another proxy with a later date;

•	giving written notice of the revocation of your proxy to the Secretary of Franklin Financial before the meeting; or

•	voting in person at the special meeting.

Your latest dated proxy or vote will be counted.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you. Accordingly, if you do not instruct your broker how to vote your shares, your shares will not be voted which will have the same effect as voting against the affiliation agreement and plan of merger.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:	Who can answer my questions about the merger?

A:	If you have more questions about the merger, please contact George J. Regg, Jr., Esq., Executive Vice President, Secretary and General Counsel, Franklin Financial Corporation, 230 Public Square, Franklin, Tennessee 37064, (615) 591-1055.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents we refer to. For more information about Fifth Third and Franklin Financial, see “Where You Can Find More Information” (page 68).

The Companies

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(513) 579-5300

Fifth Third is a registered financial holding company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third’s subsidiary depository institutions operate a general banking business from 952 offices located throughout Ohio, Indiana, Kentucky, Illinois, Michigan, Florida, Tennessee and West Virginia. At December 31, 2003, on a consolidated basis, Fifth Third had assets of approximately $91.1 billion, deposits of approximately $57.1 billion and shareholders’ equity of approximately $8.5 billion. Fifth Third common stock is traded on the Nasdaq National Market under the symbol “FITB.”

Franklin Financial Corporation

230 Public Square

Franklin, Tennessee 37064

(615) 790-2265

Franklin Financial is a registered financial holding company incorporated under Tennessee law. Franklin Financial owns all of the stock of Franklin National Bank, a national banking association, that is headquartered in Franklin, Tennessee. Franklin National Bank operates its main banking office in Franklin, Tennessee and operates eight full service branch locations in surrounding areas. At December 31, 2003, Franklin Financial, on a consolidated basis, had assets of approximately $953.6 million, deposits of approximately $801.4 million and shareholders’ equity of approximately $57.0 million. Franklin Financial common stock is traded on the Nasdaq National Market under the symbol “FNFN.”

The Merger

Pursuant to the affiliation agreement among Franklin Financial, Fifth Third and Fifth Third Financial Corporation dated as of July 23, 2002, and amended as of September 9, 2002, as of December 10, 2002 and as of March 27, 2003 and the plan of merger entered into by the parties pursuant to the affiliation agreement, at the effective time of the merger, Franklin Financial will merge with and into Fifth Third Financial Corporation, a wholly owned subsidiary of Fifth Third. Fifth Third will issue shares of its common stock to the existing shareholders of Franklin Financial in exchange for their shares of Franklin Financial common stock. Simultaneously with the merger, we anticipate that Franklin National Bank will change its name to Fifth Third Bank, National Association and operate under the name Fifth Third Bank, N.A. We expect that Fifth Third’s existing bank operations and assets in Tennessee will be transferred to Fifth Third Bank, N.A.

Franklin Financial Shareholders Will Receive Fifth Third Stock in the Merger

If the merger is completed, you will have the right to receive a fraction of Fifth Third common stock for each share of Franklin Financial common stock that you own as of the effective time of the merger. The exchange ratio to determine the number of shares of Fifth Third common stock that you will receive will be equal to (1) the sum of (a) $31.00 and (b) any increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through the end of the fiscal quarter preceding the effective time of the merger divided by (2) the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger.

The average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before March 30,

2004 was $55.52 and the increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through December 31, 2003 was $.7499. Based on that average price and that change in book value, the applicable exchange ratio would be .5719 and, based on the actual closing price of Fifth Third common stock on March 30, 2004, the value of each share of Franklin Financial common stock that you would exchange in the merger would be approximately

$31.57.

The exact number of shares of Fifth Third common stock that you will receive in the merger for your shares of Franklin Financial common stock will not be fixed until the fifth trading day before the effective time of the merger. The market value of the shares of Fifth Third common stock that you will receive in the merger will fluctuate both before and after the merger.

No Fractional Shares will be Issued

Fifth Third will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Fifth Third common stock owed to you in an amount based on the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before the date on which the merger occurs.

Tax Consequences of the Merger

The exchange of shares is expected to be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive in lieu of fractional shares. The expected material federal income tax consequences of this transaction are set out in greater detail on page 28.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

The Franklin Financial board believes that the terms of the affiliation agreement are fair to, and that the merger is in the best interests of, Franklin Financial and its shareholders. In reaching its decision, the Franklin Financial board considered the following factors, among others:

•	the belief of the Franklin Financial board that Fifth Third has offered a fair price to Franklin Financial shareholders for their common stock

•	and that the Franklin Financial common stock would be exchanged on a tax-free basis (except with respect to cash received in lieu of fractional shares);

•	the liquidity and dividend history of Fifth Third common stock;

•	the potential benefits to be received by Franklin Financial’s customers from the merger; and

•	an evaluation of the long-term prospects of Fifth Third.

The Franklin Financial board of directors believes that the financial services industry, including banking, is becoming increasingly competitive, and that the merger will enable Franklin Financial’s customers to be better served and will provide Franklin Financial’s shareholders with substantial benefits.

You can find a more detailed discussion of the background to the affiliation agreement and Franklin Financial’s and Fifth Third’s reasons for the merger in this document under “Proposal—Merger of Franklin Financial into Fifth Third Financial Corporation—Background of the Merger” beginning on page 19 and “—Recommendation of the Franklin Financial Board of Directors and Reasons for the Merger” beginning on page 21.

Opinion of Financial Advisor

The Franklin Financial board of directors has received the opinion of its financial advisor, Trident Securities that, as of March 10, 2004, the exchange ratio was fair to the holders of Franklin Financial common stock from a financial point of view. We have attached a copy of this opinion to this document as Annex C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Trident Securities in providing its opinion.

Recommendation to Franklin Financial Shareholders

The Franklin Financial board unanimously recommends that you vote FOR approval of the affiliation agreement and plan of merger.

The Special Meeting

A special meeting of the Franklin Financial shareholders will be held at 10:00 a.m., Central Standard Time, on May 3, 2004, at Franklin National Bank, Pineapple Meeting Room, 234 Public Square, Franklin, Tennessee. Holders of Franklin Financial common stock outstanding as of the close of business on March 30, 2004 are entitled to vote at the special meeting and will be asked to consider and vote upon:

•	approval of the affiliation agreement and plan of merger; and

•	any other matters as are properly presented at the special meeting.

As of the date of this document, the Franklin Financial board does not know of any other matters that will be presented at the special meeting.

Votes Required

At the special meeting, the affiliation agreement and plan of merger must be approved by the affirmative vote of holders of a majority of the shares of Franklin Financial common stock outstanding at the close of business on March 30, 2004.

Approval of the affiliation agreement and plan of merger will also authorize the Franklin Financial board to exercise its discretion on whether to proceed with the merger in the event Franklin Financial has the right to terminate the affiliation agreement and plan of merger. This determination may be made without notice to, or the resolicitation of proxies from, the Franklin Financial shareholders.

Share Ownership of Franklin Financial’s Management and Directors

On March 30, 2004, the record date for the special meeting, directors and executive officers of Franklin Financial and their affiliates were entitled to vote 4,538,463 shares of Franklin Financial common stock, or 53.71% of the Franklin Financial shares outstanding on that date, which represents a majority of the outstanding voting shares of Franklin Financial common stock.

The Franklin Financial directors have indicated that they intend to vote all 4,344,213 shares of Franklin Financial common stock owned of record by them in favor of the proposal to approve the affiliation agreement and plan of merger.

In connection with the execution of the affiliation agreement, Gordon E. Inman, Chairman of the Board and Chief Executive Officer of Franklin Financial, who holds approximately 3,197,711 shares, or 38% of the Franklin Financial common stock, executed a shareholder support agreement with Fifth Third, a copy of which is attached hereto as Annex D. In this agreement, Mr. Inman agreed to vote all of his shares of Franklin Financial common stock in favor of the affiliation agreement and the merger. Mr. Inman’s 3,197,711 shares are included in both the 4,538,463 shares that directors and executive officers of Franklin Financial and their affiliates are entitled to vote as discussed above and the 4,344,213 shares owned of record by Franklin Financial’s directors as discussed above.

Ownership of Fifth Third Following the Merger

Based on the number of outstanding shares of Fifth Third common stock, Franklin Financial common stock, options to purchase Franklin Financial common stock, and shares of Franklin Financial common stock which we anticipate may be purchased under Franklin’s Stock Purchase Plan before the effective time of the merger, Fifth Third would issue approximately 5.5 million shares of its common stock to Franklin Financial shareholders in the merger. This would constitute less than 1% of the outstanding stock of Fifth Third immediately after the merger.

Conditions to the Merger

Fifth Third and Franklin Financial will complete the merger only if certain conditions are satisfied. These conditions include:

•	approval of the affiliation agreement by Franklin Financial’s shareholders; and

•	the receipt of certain regulatory approvals under banking laws and the expiration of any waiting periods.

Some of the conditions to the merger may be waived by the company entitled to assert the condition.

Right to Terminate

The boards of directors of Fifth Third and Franklin Financial may jointly agree in writing to terminate the affiliation agreement without completing the merger. In addition, either company can individually terminate the affiliation agreement prior to the completion of the merger if:

•	the other party breaches any of the material representations or warranties it made or it materially fails to comply with any of its obligations under the affiliation agreement;

•	the merger is not completed by June 30, 2004;

•	Franklin Financial’s shareholders do not approve the affiliation agreement; or

•	other conditions to closing the merger have not been satisfied.

Franklin Financial also has the right, provided that it is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement, to terminate the affiliation agreement if all approvals required to consummate the merger have not been obtained from the Board of Governors of the Federal Reserve System by May 31, 2004. If Franklin Financial elects to terminate the affiliation agreement because such approvals have not been obtained by this date, Fifth Third is required to pay Franklin Financial a termination fee in the amount of $27,000,000. This termination fee is due within five business days of Fifth Third’s receipt of Franklin Financial’s written notice of termination and is Franklin Financial’s exclusive remedy against Fifth Third.

Interests of Certain Persons in the Merger

When considering the Franklin Financial board’s recommendation that Franklin Financial’s shareholders vote to approve the affiliation agreement and plan of merger, you should be aware that certain Franklin Financial directors and officers have interests in the merger that are different from, or in addition to, yours.

The members of Franklin Financial’s board of directors knew about and considered these additional interests when they adopted the affiliation agreement and plan of merger.

Fifth Third Employment Agreements. Pursuant to the terms of the affiliation agreement, Fifth Third initially entered into employment agreements that were to take effect at the effective time of the merger with Gordon E. Inman, Franklin Financial’s Chairman of the Board and Chief Executive Officer, J. Myers Jones, III, Franklin National Bank’s President, George J. Regg, Jr., Franklin Financial’s Executive Vice President, Secretary and General Counsel and Lisa Musgrove, Franklin Financial’s former Senior Vice President and Chief Financial Officer. As discussed below, the agreements with Messrs. Inman, Regg and Jones remain in place, but Ms. Musgrove’s agreement has expired.

Mr. Inman’s employment agreement will employ him as the Chairman of Fifth Third Bank, N.A. and calls for an initial annual base salary of $243,101 and an annual cash bonus of $100,000. Mr. Jones’ employment agreement will employ him as the Senior Vice President – Commercial Credit of Fifth Third Bank, N.A. and calls for an initial annual base salary of $165,000. Mr. Regg’s employment agreement will employ him in a management capacity of Fifth Third Bank, N.A. and calls for an initial annual base salary of $169,520. Ms. Musgrove’s employment with Franklin Financial has terminated and her employment agreement is no longer in effect. She will not be employed in any capacity by Fifth Third Bank, N.A.

Fifth Third Non-Compete Agreement. Pursuant to the terms of the affiliation agreement, Fifth Third entered into a Non-Compete Agreement with Richard E. Herrington, Franklin Financial’s former President and Chief Executive Officer which was to take effect at the effective time of the merger. Subsequent to the execution of this non-compete agreement, Fifth Third, Franklin Financial and Mr. Herrington entered into another agreement which revised the terms of Mr. Herrington’s departure from Franklin Financial. Under the terms of this agreement, Mr. Herrington agreed to resign from all positions that he held with Franklin Financial as of November 30, 2002 and Franklin Financial agreed to pay $70,000 to Mr. Herrington and $5,000 to Cumberland Bancorp Inc., a financial institution with whom Mr. Herrington is associated. Mr. Herrington also agreed, as of November 1, 2002, to not solicit customers of Franklin Financial for a period of 24 months, to not solicit or hire employees of Franklin Financial for a period of 18 months and to not provide consulting services to any start-up financial institution for a period of 24 months in any of the following Tennessee counties: Davidson, Williamson, Rutherford, Marshall, Maury, Hickman, Dickson, Robertson, Sumner, Wilson and Cheatham.

Stock Options. As of the effective date of the merger, certain options to purchase Franklin Financial common stock will become exercisable and all outstanding awards, options or other rights to purchase or acquire shares of Franklin Financial common stock under any stock plan, agreement or arrangement, will be automatically converted into options to purchase Fifth Third common stock.

Cash Payments to Certain Employees. Under the terms of the affiliation agreement Franklin National Bank may, before the effective date of the merger, pay a bonus to Gordon Inman, pursuant to his employment agreement, in an amount not to exceed $100,000. The exact amount of this bonus payment will be determined based on a $100,000 annual bonus prorated for the number of days elapsed in the year in which the effective date of the merger occurs. The affiliation agreement also permits Franklin National Bank, pursuant to its 2001 Officer Incentive Plan, to pay to other employees of the bank cash bonuses in an aggregate amount not to exceed $320,000. With respect to bonuses paid by Franklin National Bank in 2003, for the year 2002, and in 2004, for the year 2003, Fifth Third waived the limits set forth in the affiliation agreement and consented to the payment of bonuses to Mr. Inman in the amounts of $173,150 for 2002 and $173,679 for 2003 and bonuses to other employees of Franklin National Bank in the aggregate of $445,644 for 2002 and $434,465 for 2003.

Indemnification and Liability Insurance. Fifth Third will assume all permissible provisions for indemnification now existing in favor of the directors and officers of Franklin Financial and its subsidiaries. Fifth Third also will purchase and keep in effect for a three-year period a policy of directors’ and officers’ liability insurance providing coverage for acts or omissions of the type currently covered by Franklin Financial’s existing directors’ and officers’ liability insurance for acts or omissions occurring at or prior to the merger as long as such coverage is permissible under existing banking laws and may be obtained at no more than 150% of current premium on commercially reasonable terms.

Directors of Fifth Third Bank, N.A. Prior to the effective time of the merger, Fifth Third will appoint certain individuals who currently serve as Franklin Financial directors to serve as directors of Fifth Third Bank, N.A.

Loan to Gordon Inman. In July 2003, Fifth Third Bank extended to Gordon E. Inman, Franklin Financial’s Chairman of the Board and Chief Executive Officer, a two year $30,000,000 line of credit for use in his personal affairs. Mr. Inman must make monthly interest payments and pay the entire outstanding principal balance upon maturity on the line of credit on July 1, 2005. As collateral for the line of credit, Fifth Third Bank took a security interest in 2,046,000 of Mr. Inman’s shares of Franklin Financial common stock. This security interest does not give Fifth Third Bank any right to vote these shares or receive any dividend payments. Fifth Third Bank would only become the owner of these shares upon a default by Mr. Inman. The loan was made on terms no more favorable to Mr. Inman than loans made by Fifth Third Bank to other borrowers that are unaffiliated with Fifth Third Bank.

Effect on Franklin Financial’s Employees

Employment. Fifth Third shall consider employing as many of the employees of Franklin Financial and its subsidiaries who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third’s standard staffing levels and personnel policies.

Fifth Third Employee Benefit Plans. Fifth Third shall provide each of the full-time employees of Franklin Financial and its subsidiaries who become employees of Fifth Third or its affiliates, as a group, with employee benefit plans that in the aggregate are of comparable value to the benefit plans maintained by Fifth Third for similarly situated employees of Fifth Third. Former Franklin Financial employees shall be given credit for prior service with Franklin Financial and its subsidiaries for purposes of eligibility, vesting and accrual of benefits.

Severance. The affiliation agreement provides for the payment of severance amounts to employees of Franklin Financial who do not have an employment or severance agreement under certain conditions upon termination of employment.

No Dissenters’ or Appraisal Rights

Franklin Financial is a Tennessee corporation. Under Tennessee law, shareholders of Franklin Financial will not have any right to dissent from the merger or obtain payments of the “fair value” of their shares as a result of, or in connection with, the merger. See “Proposal—Merger of Franklin Financial into Fifth Third Financial Corporation—No Dissenters’ or Appraisal Rights.”

Accounting

Fifth Third will account for the merger as a purchase. Under the purchase method of accounting, all the assets and liabilities of the acquired company are recorded at their respective fair values, as of the effective date of the transaction. The amount, if any, by which the purchase price paid by Fifth Third exceeds the fair value of the net tangible and identifiable intangible assets acquired by Fifth Third in the transaction is recorded as goodwill. Fifth Third will include the revenues and expenses of Franklin Financial in its financial statements from the date of the consummation of the merger.

Recent Developments

On November 7, 2002, Fifth Third received a supervisory letter from the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions relating to matters including procedures for access to the general ledger and other books and records; segregation of duties among functional areas; procedures for reconciling transactions; the engagement of third party consultants; and efforts to complete the impairment review of certain predominately treasury-related aged receivable and in-transit reconciliation items. In addition, the supervisory letter imposed a moratorium on future acquisitions, including the merger.

On March 27, 2003, Fifth Third entered into a Written Agreement with the regulators which outlines a series of steps to address and strengthen Fifth Third’s risk management processes and internal controls. These steps include independent third-party reviews and the submission of written plans in a number of areas including Fifth Third’s management, corporate governance, internal audit, account reconciliation procedures and policies, information technology and strategic planning. At this time, Fifth Third has completed certain administrative tasks required by the Written Agreement and has submitted all documentation and information currently required by the Written Agreement, including all independent third party reviews. Fifth Third has also largely completed the staffing of its Risk Management group and has supplemented the size and expertise of the Internal Audit group. Fifth Third believes it has made progress in the improvement of these areas, as well as others described in the Written Agreement. Fifth Third is continuing to work in cooperation with the Federal Reserve Bank and the State of Ohio and is devoting its attention to assisting the regulators in verifying this progress. While the Written Agreement remains in effect, the Federal Reserve Bank of Cleveland has notified Fifth Third that it has successfully completed the action steps needed to achieve full compliance with financial holding company and subsidiary requirements.

On November 12, 2002, Fifth Third was informed by a letter from the Securities and Exchange Commission that the Commission was conducting an informal investigation regarding the after-tax charge of $54 million reported in Fifth Third’s Form 8-K dated September 10, 2002 and the existence or effects of weaknesses in financial controls in Fifth Third’s Treasury and/or Trust operations. Fifth Third has responded to all of the Commission’s requests.

Comparative Market Prices and Dividends

Fifth Third common stock is traded on the Nasdaq National Market under the symbol “FITB” and Franklin Financial common stock is traded on the Nasdaq National Market under the symbol “FNFN.” On July 23, 2002, the business day immediately preceding the public announcement of the execution of the affiliation agreement setting forth the terms of the merger, on March 26, 2003, the business day immediately preceding the public announcement of the execution of the third amendment to the affiliation agreement which adjusted the exchange ratio, and on March 30, 2004, the most recent practicable date prior to the printing of this document, the closing market prices of Fifth Third common stock and Franklin Financial common stock and the equivalent price per share of Franklin Financial common stock giving effect to the merger were as follows:

	July 23, 2002	March 26, 2003	March 30, 2004
Fifth Third Common Stock	$58.68	$51.80	$55.21
Franklin Financial Common Stock	$24.90	$20.20	$31.68
Equivalent Price Per Share of Franklin Financial Common Stock	$22.81	$31.50	$31.57

The “Equivalent Price Per Share of Franklin Financial Common Stock” at each specified date in the above table represents the closing price for a share of Fifth Third common stock on the specified date multiplied by the applicable exchange ratio, which is the number of shares of Fifth Third common stock that a Franklin Financial shareholder would receive for each share of Franklin Financial common stock owned. For July 23, 2002, we calculated the Equivalent Price Per Share by multiplying $58.68, the closing price for a share of Fifth Third common stock on that date by an exchange ratio of .3887 (the ratio which would have applied if that date had been the effective date of the merger pursuant to the affiliation agreement as originally executed). See “Proposal—Merger of Franklin Financial into Fifth Third Financial Corporation—Background of the Merger” for details regarding amendments to the affiliation agreement.

For March 26, 2003, we calculated the Equivalent Price Per Share by multiplying $51.80, the closing price for a share of Fifth Third common stock on that date by an exchange ratio of .6081 (the ratio which would have applied if that date had been the effective date of the merger pursuant to the affiliation agreement as amended). We calculated the exchange ratio by dividing $31.00, the fixed price per share of Franklin Financial common stock, by the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before that date ($50.98).

For March 30, 2004, we calculated the Equivalent Price Per Share by multiplying $55.21, the closing price for a share of Fifth Third common stock on that date by an exchange ratio of .5719 (the ratio which would have applied if that date had been the effective date of the merger pursuant to the affiliation agreement as amended). We calculated the exchange ratio by dividing $31.7499 (the sum of $31.00 plus $.7499, the increase in book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through December 31, 2003, the end of the most recent fiscal quarter) by the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before on that date ($55.52). See “Proposal—Merger of Franklin Financial into Fifth Third Financial Corporation—Merger Consideration” for details regarding calculation of and adjustments to the exchange ratio.

You should obtain current market quotations for shares of Fifth Third common stock and Franklin Financial common stock prior to making any decisions with respect to the merger.

Franklin Financial’s common stock is traded on the Nasdaq National Market.

The following table sets forth (in per share amounts), for the calendar quarters indicated, the high and low sales prices and the cash dividends declared during each quarterly period.

	Fifth Third Common Stock Dividends			Franklin Financial Common Stock Dividends
	High	Low	Declared	High	Low	Declared
2002:
First Quarter	$69.69	$60.10	$0.230	$22.37	$15.50	$0.055
Second Quarter	69.70	62.45	0.230	29.22	21.60	0.055
Third Quarter	68.54	55.26	0.260	28.00	23.62	0.055
Fourth Quarter	66.47	55.40	0.260	25.50	21.37	0.058

2003:
First Quarter	$62.15	$47.05	$0.260	$30.05	$18.60	$0.058
Second Quarter	60.49	47.24	0.290	30.50	29.02	0.058
Third Quarter	59.44	52.50	0.290	31.33	29.61	0.058
Fourth Quarter	60.01	55.47	0.290	31.36	30.32	0.063

2004
First Quarter (through March 30, 2004)	$60.00	$53.27	$0.320	$32.00	$28.95	$0.063

Comparative Per Share Data

The following table sets forth for Fifth Third common stock and Franklin Financial common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had been effective at the beginning of the periods presented, in the case of the earnings per share and the cash dividends declared per share data. The pro forma data in the tables assumes that the merger is accounted for using the purchase method of accounting. The equivalent per share information is presented based on the exchange ratio of .5469 of a share a Fifth Third common stock for each share of Franklin Financial common stock, the exchange ratio that would have been effective on December 31, 2003. We calculated the exchange ratio by dividing $31.7499 (the sum of $31.00 plus $.7499, the increase in book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through December 31, 2003, the end of the most recent fiscal quarter) by the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before that date ($58.053). See “Proposal—Merger of Franklin Financial into Fifth Third Financial Corporation—Merger Consideration” for details regarding adjustments to the exchange ratio. This table should be read in conjunction with the historical and pro forma financial statements, including the notes thereto, of Fifth Third, which information is presented elsewhere in this document and incorporated by reference into this document. See “Where You Can Find More Information” on page 68.

The pro forma information, while helpful in illustrating the financial characteristics of the continuation of Fifth Third and Franklin Financial under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how Fifth Third and Franklin Financial would actually have performed had the companies been combined throughout these periods.

	Fifth Third						Franklin Financial		Equivalent Shares Basis - .5469 of a Share of Fifth Third Common Stock(5)
	Historical		Pro Forma				Historical		Pro Forma
	Basic	Diluted	Basic		Diluted		Basic	Diluted	Basic	Diluted
EARNINGS PER SHARE FROM CONTINUING OPERATIONS

Twelve Months Ended December 31, 2003:	$3.01	$2.97	$3.00	(1)	$2.96	(2)	$1.18	$1.08	$1.64	$1.62

CASH DIVIDENDS DECLARED PER SHARE

Twelve Months Ended December 31, 2003:	$1.13	—	$1.13	(3)	—		$0.24	—	$0.62	—

BOOK VALUE PER SHARE

At December 31, 2003:	$15.04	—	$15.46	(4)	—		$6.80	—	$8.46	—

(1)	The pro forma earnings per basic common share from continuing operations is computed by dividing pro forma net income by the weighted average pro forma basic common shares of Fifth Third.
(2)	The pro forma earnings per diluted common share from continuing operations is computed by dividing the total of pro forma net income and the net income effect from dilutive securities by the weighted average pro forma diluted common shares of Fifth Third.
(3)	Fifth Third pro forma cash dividends declared per share represent historical cash dividends declared per share by Fifth Third.
(4)	The pro forma book value per share is computed by dividing the pro forma total shareholders’ equity of Fifth Third by total pro forma common shares of Fifth Third.
(5)	Franklin Financial equivalent pro forma per share amounts are computed by multiplying the Fifth Third pro forma amounts by the calculated exchange ratio of .5469 respectively.

RISK FACTORS

In making your determination as to how to vote on the merger, you should consider the following factors:

Risks Relating to the Merger

The exchange ratio is not fixed and will be adjusted prior to the effective time of the merger to reflect changes in the value of Fifth Third common stock and to reflect increases in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through the end of the fiscal quarter preceding the effective time of the merger.

The number of shares and the value of the Fifth Third common stock to be received by you in the merger will depend on the market price of shares of Fifth Third common stock prior to and at the effective time of the merger and upon certain increases in the book value per share of Franklin Financial common stock. The exchange ratio is subject to change based on the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger. The market price of Fifth Third common stock is subject to change at all times based on the future financial condition and operating results of Fifth Third, future market conditions and other factors. On July 23, 2002, the business day immediately preceding the public announcement of the merger, Fifth Third’s common stock closed at $58.68. On March 30, 2004, Fifth Third’s common stock closed at $55.21. The market price of Fifth Third common stock at and after the effective time of the merger may be substantially higher or lower than recent prices. You are advised to obtain current market quotations for Fifth Third common stock.

The increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 though the end of the fiscal quarter ending December 31, 2003 was $.7499. The increase, if any, in book value per share of Franklin Financial common stock will be re-calculated as of the end of the fiscal quarter preceding the effective time of the merger. Changes in Franklin Financial’s book value per share are effected by the financial condition and operating results of Franklin Financial and other factors. You are advised to review Franklin Financial’s most recent financial statements for information concerning the book value per share of Franklin Financial common stock. See “Where You Can Find More Information.”

The value of Franklin Financial common stock may vary in the future.

If the merger is not completed, the value of Franklin Financial common stock could increase or decrease in the future. Such value could be either higher or lower than the merger consideration being offered by Fifth Third in the merger.

Franklin Financial’s shareholders will not control Fifth Third’s future operations.

Franklin Financial’s shareholders collectively own 100% of Franklin Financial and, in the aggregate, have the absolute power to approve or reject any matters requiring the adoption or approval of shareholders under Tennessee law and Franklin Financial’s charter. After the merger, Franklin Financial’s shareholders in the aggregate will hold less than one percent of the outstanding shares of Fifth Third common stock. Accordingly, even if all of the former Franklin Financial shareholders voted in concert on all matters presented to Fifth Third’s shareholders from time to time, the former Franklin Financial shareholders will not likely have a significant impact on whether future Fifth Third proposals are approved or rejected.

The directors and officers of Franklin Financial will receive benefits in the merger in addition to the merger consideration received by all other Franklin Financial shareholders.

Certain officers and directors of Franklin Financial will receive, among other things, severance agreements, employment agreements, accelerated stock option vesting, lapses of restrictions on restricted stock, cash bonuses and indemnification agreements in connection with the merger. See “Terms of the Affiliation Agreement- Interests of Certain Persons in the Merger.” Accordingly, Franklin Financial’s directors and certain executive officers may have interests in the merger that are different from, or in addition to, yours.

Post Merger Risks

Fifth Third’s future acquisitions will dilute your ownership of Fifth Third and may cause Fifth Third to become more susceptible to adverse economic events.

Future business acquisitions could be material to Fifth Third and it may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

If Fifth Third does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

Fifth Third’s ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Fifth Third’s ability to expand its scope of available financial services as needed to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Fifth Third’s competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

Difficulties in combining the operations of acquired entities with Fifth Third’s own operations may prevent Fifth Third from achieving the expected benefits from its acquisitions.

Fifth Third may not be able to achieve fully the strategic objectives and operating efficiencies in all of its acquisitions, including Franklin Financial. Inherent uncertainties exist in integrating the operations of an acquired company into Fifth Third. In addition, the markets and industries in which Fifth Third operates are highly competitive. Fifth Third also may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to Fifth Third not achieving the expected benefits from its acquisitions within the desired time frames, if at all.

Ongoing compliance with federal and state regulators could impact future growth.

On March 27, 2003, Fifth Third entered into a Written Agreement with the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions which outlines a series of steps to address and strengthen Fifth Third’s risk management processes and internal controls. The parties entered into this agreement in response to an investigation by those regulators into certain matters including Fifth Third’s procedures for access to the general ledger and other books and records; segregation of duties among functional areas; procedures for reconciling transactions; the engagement of third party consultants; and efforts to complete the impairment review of certain predominately treasury-related aged receivable and in-transit reconciliation items. As a result of this on-going investigation, Fifth Third has not been able to pursue any future acquisitions including the merger and has incurred costs and expenses due to the measures taken to comply with the regulators’ requests.

Fifth Third has been actively complying with the terms of the Written Agreement and has completed certain administrative tasks and submitted all documentation and information required by the Written Agreement. Fifth

Third is continuing to work in cooperation with the regulators and is devoting its attention to assisting the regulators in verifying that the terms of the Written Agreement have been met. While the Written Agreement remains in place, the Federal Reserve Bank of Cleveland has notified Fifth Third that it has successfully completed the action steps needed to achieve full compliance with financial holding company and subsidiary requirements. However, we cannot guarantee that the regulators will be satisfied with our on-going efforts and will approve the merger in a timely fashion or approve any future acquisitions.

Future governmental regulation and legislation could limit Fifth Third’s future growth.

Fifth Third and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Fifth Third and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to these laws may negatively impact Fifth Third’s ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Fifth Third, these changes could be materially adverse to Fifth Third’s shareholders.

Changes in interest rates could reduce Fifth Third’s income and cash flows.

Fifth Third’s income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Fifth Third’s control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Fifth Third.

FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Fifth Third, Franklin Financial and the combined company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Fifth Third after the merger are included in the SEC filings incorporated by reference into this document. See “Where You Can Find More Information” on page 68.

THE SPECIAL MEETING

This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Franklin Financial of proxies to be used at the special meeting to be held at 10:00 a.m., Central Standard Time, on May 3, 2004, at Franklin National Bank, Pineapple Meeting Room, 234 Public Square, Franklin, Tennessee, and at any adjournments thereof. This document, the enclosed notice of Franklin Financial’s special meeting and proxy card are first being sent to you on or about April 5, 2004.

Purpose of the Meeting

The purpose of the special meeting of Franklin Financial’s shareholders is to vote upon the approval of the affiliation agreement and plan of merger relating to the merger of Franklin Financial with and into Fifth Third Financial Corporation, a wholly owned subsidiary of Fifth Third, and other transactions contemplated thereby. Franklin Financial’s shareholders also may consider and vote upon such other matters as are properly brought before the special meeting, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the Franklin Financial board in the event that there are not sufficient votes to approve the affiliation agreement and plan of merger at the time of the special meeting. However, no proxy which is voted against the approval of the affiliation agreement and plan of merger will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date of this document, the Franklin Financial board knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

Voting and Revocability of Proxies

The Franklin Financial board of directors has fixed the close of business on March 30, 2004 as the record date for shareholders entitled to notice of and to vote at the special meeting. Only holders of record of Franklin Financial common stock on that record date are entitled to notice of and to vote at the special meeting. Each share of Franklin Financial common stock you own entitles you to one vote. On the record date, 8,450,517 shares of Franklin Financial common stock were outstanding and entitled to vote at the special meeting, held by approximately 714 shareholders of record.

You may vote at the special meeting using one of the following methods:

•	You May Vote by Mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

•	You May Vote in Person at the Meeting. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the special meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Franklin Financial common stock on March 30, 2004, the record date for voting at the special meeting.

If you hold shares of Franklin Financial common stock in “street name,” you must instruct your broker to vote your shares on the proposal to approve the affiliation agreement and plan of merger, following the directions provided to you by your broker. Your failure to instruct your broker to vote on the proposal to approve the affiliation agreement and plan of merger will be the equivalent of voting against the proposal.

Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by: (1) written notice to the Secretary of Franklin Financial Corporation, 230 Public Square, Franklin, Tennessee 37064, before the special meeting, (2) filing a later dated proxy prior to a vote being taken on a particular proposal at the special meeting, or (3) attending the special meeting and voting in person.

Proxies solicited by the Franklin Financial board will be voted in accordance with the directions given on the proxy cards. If you sign and date your proxy card but do not indicate your vote on the proxy card, your proxy will be voted “FOR” approval of the affiliation agreement and plan of merger at the special meeting. The proxies confer discretionary authority on the persons named on the proxy cards to vote Franklin Financial common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders. Proxies marked as abstentions will have the same effect as a vote against the proposal to approve the affiliation agreement and plan of merger at the special meeting. If you do not return your proxy card, or otherwise vote at the special meeting, it will have the same effect as if you voted against the affiliation agreement and plan of merger.

Vote Required

The affirmative vote of the holders of a majority of the Franklin Financial common stock outstanding is required to approve the affiliation agreement and plan of merger. The Franklin Financial board of directors unanimously recommends that Franklin Financial shareholders vote “FOR” approval of the affiliation agreement and plan of merger.

Because approval of the affiliation agreement and plan of merger requires the affirmative vote of the holders of a majority of the Franklin Financial common stock outstanding, abstentions and failures to vote will have the same effect as votes against the proposal. Under National Association of Securities Dealers, Inc. conduct rules, your broker may not vote your shares on the Franklin Financial proposal to approve the affiliation agreement and plan of merger without instructions from you. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes against the proposal.

The affirmative vote of the holders of a majority of the shares of Franklin Financial common stock present and voting on the matter may authorize the adjournment of the special meeting. No proxy that is voted against the proposal to approve the affiliation agreement and plan of merger will be voted in favor of adjournment to solicit further proxies for the proposal.

The Franklin Financial directors have indicated that they intend to vote all 4,344,213 shares of Franklin Financial common stock owned of record by them in favor of the proposal to approve the affiliation agreement and plan of merger. In connection with the execution of the affiliation agreement, Gordon E. Inman, Chairman of the Board and Chief Executive Officer of Franklin Financial, who holds approximately 3,197,711 shares, or 38%, of the Franklin Financial common stock, executed a shareholder support agreement with Fifth Third, a copy of which is attached hereto as Annex D. In this agreement, Mr. Inman agreed to vote all of his shares of Franklin Financial common stock in favor of the affiliation agreement and the merger. Mr. Inman’s 3,197,711 shares are included in the 4,344,213 shares owned of record by Franklin Financial’s directors.

Solicitation of Proxies

Franklin Financial will pay all the costs of soliciting proxies, except that Fifth Third will share the expenses of printing and mailing this document. Franklin Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and employees of Franklin Financial may solicit proxies personally or by telephone without additional compensation.

Do not send in any stock certificates with your proxy card. As soon as practicable after the completion of the merger, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Franklin Financial common stock to former Franklin Financial shareholders.

PROPOSAL—MERGER OF FRANKLIN FINANCIAL INTO FIFTH THIRD FINANCIAL CORPORATION

The following description summarizes all material terms of the affiliation agreement and plan of merger. We urge you to read the affiliation agreement and plan of merger, copies of which are attached as Annex A and Annex B, respectively, to this document and are incorporated by reference into this document.

Structure of the Merger

Upon completion of the merger, Franklin Financial will merge with and into Fifth Third Financial Corporation, a wholly owned subsidiary of Fifth Third, and Franklin Financial will cease to exist as a separate entity. Franklin National Bank will continue as a separate entity but will change its name to Fifth Third Bank, National Association and operate under the name Fifth Third Bank, N.A. Fifth Third’s existing banking operations and assets in Tennessee will be transferred to Fifth Third Bank, N.A. Franklin Mortgage will be merged into Fifth Third Mortgage. Franklin Financial Insurance Agency, Inc. and Hometown Loan Company will be dissolved and the operations of Franklin Securities will be integrated into a Fifth Third entity performing similar services.

Corporate Governance

After the merger is completed, the directors and officers of Fifth Third Financial Corporation who were in office prior to the effective time of the merger will continue to serve as the directors and officers, respectively, of Fifth Third Financial Corporation for the term for which they were elected, subject to Fifth Third Financial Corporation’s code of regulations and in accordance with law.

Merger Consideration

Each share of Franklin Financial common stock (excluding treasury shares) that is issued and outstanding immediately prior to the effective time of the merger will be canceled and converted, by virtue of the merger and without any further action, into the right to receive a fractional share of Fifth Third common stock.

For each share of Franklin Financial common stock that you own at the effective time of the merger, you will receive a fractional share of Fifth Third common stock equal to (1) the sum of (a) $31.00 and (b) any increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through the end of the fiscal quarter preceding the effective time of the merger divided by (2) the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger.

The increase in the book value per share of Franklin Financial common stock shall be calculated as the amount equal to (i) the book value of Franklin Financial common stock as of the end of the fiscal quarter preceding the effective time of the merger divided by the number of shares of Franklin Financial common stock outstanding as of the end of such fiscal quarter minus (ii) the book value of Franklin Financial common stock as of March 31, 2003 divided by the number of shares of Franklin Financial common stock outstanding as of March 31, 2003. For purposes of the affiliation agreement, the book value of Franklin Financial common stock shall be calculated as the aggregate amount of consolidated shareholders’ equity (including common stock, additional paid-in capital and retained earnings and excluding treasury stock) of Franklin Financial as of the relevant fiscal quarter end, as shown by and reflected in its book and records of accounts on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, but excluding any expenses or accruals after March 31, 2003 relating to (i) the valuation reserve adjustments contemplated by the affiliation agreement, (ii) termination or funding of any benefit plans of Franklin Financial and its subsidiaries as contemplated by the affiliation agreement, (iii) expenses associated with the affiliation agreement and the transactions contemplated therein, and (iv) expenses and gains or losses associated with the mark to market value of Franklin Financial’s or any of its subsidiaries’ investments as required by generally accepted accounting principles (including SFAS 115).

This exchange ratio is subject to change so as to give Franklin Financial’s shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, mergers or combinations or subdivisions of Fifth Third common stock effected before the effective time of the merger.

No Fractional Shares

Only whole shares of Fifth Third common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Franklin Financial common stock otherwise entitled to a fractional share of Fifth Third common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the average of the closing prices of a share of Fifth Third common stock on the Nasdaq National Market for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any fractional share.

Effective Time of the Merger

Unless we agree otherwise, the effective time of the merger will occur on a Friday selected by Fifth Third which is not more than 15 days after all conditions contained in the affiliation agreement have been met or waived, including the expiration of all applicable waiting periods. It is anticipated that the effective time of the merger will occur in the second quarter of 2004, although no assurance can be given in this regard. Franklin Financial and Fifth Third each will have the right, but not the obligation, to terminate the affiliation agreement if the merger does not occur on or before June 30, 2004, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement on the date of such termination. Moreover, Franklin Financial has the right, provided that it is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement, to terminate the affiliation agreement if all approvals required to consummate the merger have not been obtained from the Board of Governors of the Federal Reserve System by May 31, 2004. If Franklin Financial elects to terminate the affiliation agreement because such approvals have not been obtained by this date, Fifth Third is required to pay Franklin Financial a termination fee in the amount of $27,000,000. This termination fee is due within five business days of Fifth Third’s receipt of Franklin Financial’s written notice of termination and is Franklin Financial’s exclusive remedy against Fifth Third.

Exchange of Certificates

After the effective time of the merger, you will cease to have any rights as a shareholder of Franklin Financial, and your sole rights will pertain to the rights to receive shares of Fifth Third common stock and cash in lieu of fractional shares, if any, into which your shares of Franklin Financial common stock will have been converted by virtue of the merger.

Within 15 business days after the effective time of the merger, Fifth Third will send to you a notice and letter of transmittal for use in submitting to Computershare Investors Services LLC, acting as exchange agent, certificates formerly representing shares of Franklin Financial common stock to be exchanged for certificates representing shares of Fifth Third common stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third common stock) which you are entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen, destroyed or mislaid. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third common stock following the effective time of the merger until you have surrendered and exchanged your certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is required by Fifth Third) evidencing ownership of Franklin Financial common stock. Any dividends payable on Fifth Third common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is required by Fifth Third) representing Franklin Financial common stock, subject to any applicable escheat or similar laws relating to unclaimed funds, the exchange agent will forward to you (1) certificates representing your shares of Fifth Third common stock, (2) dividends declared thereon subsequent to the effective time of the merger, without interest, and (3) the cash value of any fractional shares, without interest. You should not submit share certificates until you have received written instructions to do so.

At the effective time of the merger, the stock transfer books of Franklin Financial will be closed and no transfer of Franklin Financial common stock will thereafter be made on Franklin Financial’s stock transfer books. If a certificate formerly representing Franklin Financial common stock is presented to Franklin Financial or Fifth Third, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Fifth Third common stock.

Background of the Merger

Since the mid-1990’s, Franklin Financial has occasionally received informal inquiries from financial institutions and financial institution holding companies regarding negotiation of potential merger or acquisition transactions. However, the board of directors of Franklin Financial had adopted a business philosophy centered around being an independent company, providing financial services and products in Williamson, Davidson and Maury Counties of Middle Tennessee. These informal inquiries were rejected in light of the board of directors’ determination that the company was not for sale.

In early 2000, management of Franklin Financial began discussing with the board of directors management’s projection for the continued growth of the company and the company’s corresponding need for capital. Management and the board discussed various alternatives for meeting the company’s forecasted capital needs, including conducting a securities offering or investigating the possibility of a business combination involving the company. The board and management determined to conduct an offering of Trust Preferred Securities, and in July 2000 the offering was successfully completed, with Franklin Financial raising $16 million of additional capital. The company’s asset growth continued after the offering, however, to a point where the need for capital again became an area of discussion among management and the board.

On June 20, 2001, Trident Securities, on an unsolicited basis, introduced Franklin Financial to a large regional bank. Informal discussions regarding the possible acquisition of Franklin Financial continued through September 11, 2001, after which the discussions were discontinued. As a result of the relationship established with Trident Securities during the late summer and fall of 2001, representatives of Trident Securities met with Gordon Inman, Chairman of Franklin Financial, on April 3, 2002 to discuss the potential merger or acquisition of Franklin Financial and a likely valuation range. On April 16, 2002, Franklin Financial’s board of directors authorized management to enter into an exclusive agreement with Trident Securities to provide financial advisory services related to Franklin Financial’s evaluation of a possible sale to or merger with a large regional bank. Franklin Financial and Trident Securities executed the exclusive agreement on April 16, 2002.

During May 2002, Trident Securities conducted a due diligence investigation of Franklin Financial and prepared an Information Memorandum to send to prospective regional banks identified by Trident Securities and approved by Franklin Financial. Through this process eleven regional banks were identified and contacted by Trident Securities. Eight of the eleven regional banks contacted signed confidentiality agreements and received the Information Memorandum. After approximately three weeks of review, five of the eight regional banks submitted non-binding indications of interest. On June 11, 2002, Trident Securities presented to Franklin Financial a comprehensive analysis of the five banks along with each bank’s indication of interest. After a review of the proposed terms submitted by the five banks, Franklin Financial identified Fifth Third as the most promising merger partner based on the price, the form of consideration, the proposed role of Franklin Financial’s management team and employees, and the fact that Fifth Third is a leading diversified financial services company, headquartered in Cincinnati, Ohio with banking operations in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, and West Virginia. In addition, Fifth Third had recently entered the Nashville, Tennessee market with one branch opened and a second branch under construction in Franklin, Tennessee, the headquarters of Franklin Financial.

During the week of June 17, 2002, Fifth Third conducted an onsite due diligence investigation of Franklin Financial. On June 27, 2002, Fifth Third submitted an offer of $25.50 per share, subject to customary closing conditions. Franklin Financial, with the assistance of its outside counsel, Smith, Gambrell & Russell, LLP, and Trident Securities, continued negotiations with Fifth Third from June 27, 2002 through July 23, 2002. The parties exchanged a number of drafts of the affiliation agreement, written comments and response letters which resulted in an initial fixed exchange ratio of ..3832, based upon a $66.55 price for Fifth Third stock and the offer price to Franklin Financial of $25.50. While the remaining terms of the affiliation agreement were being negotiated, the stock market declined significantly and the price of Fifth Third stock dropped by approximately 10%. Based on the lower valuation implied by the decline in Fifth Third price, the parties agreed upon a floating exchange ratio of between .3832 and .4039.

A meeting of Franklin Financial’s board of directors was held on July 23, 2002, at which senior management of Franklin Financial and representatives of Smith, Gambrell & Russell and Trident Securities were also present. Representatives of Smith, Gambrell & Russell reviewed and discussed with the board the terms of the proposed affiliation agreement, and representatives of Trident Securities delivered and described that firm’s opinion that, as of the date of the meeting, the exchange ratio was fair, from a financial point of view, to the shareholders of Franklin Financial. After discussion, the board unanimously approved the merger and authorized management of Franklin Financial to execute the affiliation agreement and take such further action as necessary to consummate the merger, subject to regulatory and shareholder approval.

Shortly following the conclusion of the board of directors meeting, the parties entered into the affiliation agreement. The parties announced the signing of the affiliation agreement on July 24, 2002.

Subsequently, in order to facilitate the orderly consummation of the transactions contemplated by the affiliation agreement, the parties amended the affiliation agreement as of September 9, 2002 to extend certain dates in the affiliation agreement relating to certain regulatory filings by 60 days and to extend the date by which the merger must be completed to April 1, 2003.

On September 10, 2002, Fifth Third reported an after-tax charge of $54 million related to certain treasury related aged receivable and in-transit reconciliation items. Specifically, in connection with overall data validation procedures completed in preparation for a conversion and implementation of a new treasury investment portfolio accounting system, and a review of related account reconciliations, Fifth Third became aware of a misapplication of proceeds from a mortgage loan securitization against unrelated treasury items in a treasury clearing account. Upon this discovery and after rectifying the mortgage loan securitization receivable, a treasury clearing account used to process entries into and out of Fifth Third’s securities portfolio went from a small credit balance to a debit balance of approximately $82 million consisting of numerous posting and settlement items, all relating to Fifth Third’s investment portfolio. Upon concluding that the $82 million balance did not result from a single item but rather numerous settlement and reconciliation items, many of which had aged or for which no sufficient detail was readily available for presentment for claim from counterparties, Fifth Third recorded a charge-off for these items ($82 million pre-tax and $54 million after-tax) because it became apparent that any collection would be uncertain, and, if achieved, time consuming and would require a significant amount of focused research. After this announcement, the Securities and Exchange Commission, the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions began investigations into certain procedures and internal controls at Fifth Third.

On November 7, 2002, Fifth Third received a supervisory letter from the Federal Reserve Bank and the Ohio Department of Commerce, Division of Financial Institutions regarding their investigation and imposing a moratorium on future acquisitions. In order to comply with the moratorium, the parties further amended the affiliation agreement as of December 10, 2002 to remove the requirement that the regulatory filings be made by a certain date and instead require that they be made in a timely fashion in order to consummate the merger by April 1, 2003.

During January 2003, management of Fifth Third and Franklin Financial determined that it would be unlikely that the moratorium would be lifted in sufficient time to allow the parties to complete the merger by the April 1, 2003 deadline set forth in the affiliation agreement, and the parties began discussing the possibility of extending the deadline.

At the meeting of Franklin Financial’s board of directors on January 21, 2003, the board determined that although they believed a merger with Fifth Third could still be in the best interests of Franklin Financial’s shareholders, based on the recent financial results of Franklin Financial and the recent trading prices of Fifth Third common stock, the deadline for completing the merger should not be extended without an appropriate modification to the exchange ratio. The board authorized Mr. Inman to negotiate an amendment to the affiliation agreement that would contain a revised exchange ratio and other terms that would protect the interests of Franklin Financial’s shareholders, with the assistance of Franklin Financial’s financial advisors and legal counsel.

Following the board meeting, Franklin Financial, with the assistance of Trident Securities and Smith, Gambrell & Russell, negotiated with Fifth Third regarding a proposed third amendment to the affiliation agreement. The parties agreed upon a revised exchange ratio that would give Franklin Financial shareholders the right to receive Fifth Third common stock valued at a fixed price of $31.00 per share of Franklin Financial common stock, plus any increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through the most recent quarter end preceding the effective time of the merger. See “—Merger Consideration”. The parties also agreed that the amendment would give Franklin Financial the right, provided that it is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement, to terminate the affiliation agreement and receive a termination fee from Fifth Third in the amount of $27 million if all regulatory approvals required to consummate the merger had not been obtained by May 31, 2004.

A meeting of Franklin Financial’s board of directors was held on March 26, 2003. After discussion, the board unanimously approved the third amendment to the affiliation agreement and authorized management of Franklin Financial to execute the amendment. The parties executed the third amendment as of March 27, 2003.

Recommendation of the Franklin Financial Board of Directors and Reasons for the Merger

In evaluating and determining to approve the affiliation agreement, the Franklin Financial board of directors, with the assistance of Trident Securities and outside legal counsel, considered a variety of factors and based their opinion as to the fairness of the transactions contemplated by the affiliation agreement primarily on the following factors:

•	The financial terms of the merger, including the value of the consideration offered, the premium to book value paid, the ratio of Fifth Third’s offer price to Franklin Financial’s earnings and the prices paid in comparable transactions in Tennessee and the Southeastern United States over the last few years.

•	The future prospects of Franklin Financial and possible alternatives to the proposed merger, including the prospects of continuing as an independent institution.

•	The opinion of Trident Securities that the terms of the merger as provided in the affiliation agreement were fair, from a financial point of view, to Franklin Financial’s shareholders. The opinion of Trident Securities is set forth in Annex C to this document.

•	Information with respect to the financial condition, results of operations, business and prospects of Franklin Financial and the current industry, economic and market conditions, as well as the risks associated with achieving those prospects.

•	The non-financial terms and structure of the affiliation agreement and the proposed merger, in particular, the fact that the merger would qualify as a tax-free reorganization to Franklin Financial shareholders.

•	The business and financial condition and earnings prospects of Fifth Third, the potential appreciation of Fifth Third common stock and the competence and experience of Fifth Third management.

•	The fact that the merger would provide Franklin Financial shareholders with a more liquid market in which to trade their shares.

•	The social and economic effects of the merger on Franklin Financial and its employees, depositors, loan and other customers, creditors and other constituencies of the communities in which Franklin Financial is located. The Franklin Financial board considered the number of employees expected to be retained by Fifth Third and the terms of the employee benefits they would receive, the terms of the severance arrangements for employees that are not retained by Fifth Third, and the commitment to customer quality and service that Fifth Third would provide to Franklin Financial’s customers and depositors.

Each of the above factors supports, directly or indirectly, the determination of the Franklin Financial board as to the fairness of the affiliation agreement and the related merger. This discussion of the information and factors considered by the Franklin Financial board of directors in making its decision is not intended to be exhaustive, but does include all material factors considered by the Franklin Financial board of directors. The Franklin Financial board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination; however, the Franklin Financial board placed special emphasis on the consideration payable in the proposed merger and the receipt of a favorable fairness opinion from its financial advisor. For additional information regarding the fairness opinion, see “—Opinion of Franklin Financial’s Financial Advisor.”

The board of directors of Franklin Financial unanimously recommends that the holders of Franklin Financial common stock vote “FOR” approval of the affiliation agreement and the plan of merger.

Fifth Third’s primary reason for entering into the merger is to further a long-range commitment of expanding its banking system to better meet and satisfy the needs of its customers, including those in Franklin Financial’s service area. Fifth Third’s historic acquisition strategy has generally been to fill in its markets along the interstate highways in Ohio, Kentucky, Illinois, Indiana, Michigan and now Tennessee. These acquisitions are designed to strengthen Fifth Third’s ability to compete in these markets by increasing its presence, consumer access and sales force.

Opinion of Franklin Financial’s Financial Advisor

Franklin Financial retained Trident to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident agreed, if requested by Franklin Financial, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Franklin Financial common stock, of the exchange ratio as set forth in the agreement. Trident is a nationally recognized specialist for the financial services industry, in general, and for banks in particular. Trident is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Franklin Financial selected Trident as its financial advisor based upon Trident’s qualifications, expertise and reputation in such capacity.

Trident delivered an opinion dated July 23, 2002 that the exchange ratio was fair to Franklin Financial shareholders, from a financial point of view, as of the date of such opinion. Trident updated its July 23, 2002 opinion on March 10, 2004.

The full text of Trident’s written opinion to the Franklin Financial board of directors, dated as of March 10, 2004, which sets forth the assumptions made, matters considered and extent of review by Trident, is attached as Annex C and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement/prospectus. The following summary of Trident’s opinion is qualified in its entirety by reference to the full text of the opinion. Trident’s opinion is addressed to the Franklin Financial board of directors and does not constitute a recommendation to any shareholder of Franklin Financial as to how such shareholder should vote at the Franklin Financial special meeting described in this proxy statement/prospectus.

Trident, in connection with rendering its opinion:

•	Reviewed Franklin Financial’s Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2002 and 2001, including the audited financial statements contained therein, and Form 10-Q for the quarter ended September 30, 2003;

•	Reviewed Fifth Third’s Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2003, 2002 and 2001, including the audited financial statements contained therein;

•	Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Franklin Financial provided to Trident or publicly available;

•	Participated in meetings and telephone conferences with members of senior management of Franklin Financial concerning the financial condition, business, assets, and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

•	Reviewed certain stock market information for Franklin Financial common stock and Fifth Third common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

•	Compared the results of operations and financial condition of Franklin Financial and Fifth Third with that of certain companies which Trident deemed to be relevant for purposes of its opinion;

•	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Trident deemed to be relevant for purposes of its opinion;

•	Reviewed the affiliation agreement, as amended; and

•	Performed such other reviews and analyses as Trident deemed appropriate.

The oral and written opinions provided by Trident to Franklin Financial were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by Franklin Financial and Fifth Third to Trident for purposes of rendering its opinion. Trident did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Franklin Financial, as well as projections of cost savings and operating synergies, Trident assumed that this information reflects the best available estimates and judgments of Franklin Financial as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Franklin Financial does not publicly disclose such internal management projections of the type utilized by Trident in connection with Trident’s role as financial advisor to Franklin Financial. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Franklin Financial and Fifth Third. Accordingly, actual results could vary significantly from those set forth in the respective projections.

Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Franklin Financial and Fifth Third are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Franklin Financial or Fifth Third, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the merger will be consummated in accordance with the terms set forth in the affiliation agreement, without any waiver of any material terms or conditions by Franklin Financial, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Trident assumes that the merger will be recorded as a “purchase” in accordance with generally accepted accounting principles.

In connection with rendering its opinion to Franklin Financial’s board of directors, Trident performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident’s analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident were assigned a greater significance by Trident than any other in deriving its opinion.

Transaction Summary. Franklin Financial shareholders will receive shares of Fifth Third stock in an exchange ratio derived by dividing $31 plus the increase in Franklin Financial’s book value per share (excluding certain adjustments) from March 31, 2003 to the most recent quarter end prior to the effective time of the merger by the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger. For its analysis, Trident assumed a total purchase price of $32.00 per share and a Fifth Third trading price of $56.45.

Comparable Transaction Analysis. Trident reviewed and compared actual information for groups of comparable pending and completed bank merger transactions it deemed pertinent to an analysis of the merger. The pricing ratios for the merger were compared to the median ratios of (i) price to last twelve months earnings, (ii) price to tangible book value, (iii) capital adjusted price to tangible book value, (iv) tangible book value premium to core deposit ratio, and (v) transaction premium to current trading price for each of the following twelve comparable transaction groups:

•	all recent bank acquisitions in the United States announced within the preceding 12 months (“All Recent Median”);

•	all bank acquisitions in the United States announced within the preceding 90 days (“Last 90 Days Median”);

•	all pending bank acquisitions in the United States that have been announced but have yet to close (“All Pending Median”);

•	all Southeast bank acquisitions announced within the preceding 12 months (“Southeast Recent Median”);

•	all Tennessee bank acquisitions announced within the preceding 12 months (“Tennessee Recent Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with assets of $500 million-$1billion (“Assets $500mm-$1b Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months with a total deal size of $100-$400 Million (“Deal Size $100mm-$400mm Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with returns on average assets of 1.00%-1.50% (“ROAA 100bp-150bp Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with returns on average equity of 15%-20% (“ROAE 15%-20% Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with tangible capital of 3%-7% (“Tangible Capital 3%-7% Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with non-performing assets as a percentage of total assets of 0.40%-0.80% (“NPAs 0.40%-0.80% Median”); and

•	Trident also selected 13 bank acquisitions announced since September 5, 2000 involving sellers that Trident believed were most comparable to Franklin Financial in terms of asset size, tangible capital, profitability, and market area (the “Guideline Transactions”).

The following table represents a summary analysis of the comparable transactions analyzed by Trident based on the announced transaction values:

	Number of Transactions	Median Price to			Capital Adj. Price/	TBV Premium./	Premium/
		LTM EPS (2)		Tangible Book	Tangible Book (3)	Core Deposits (4)	Trading Price

All Recent Median	195	21.8	x	231.5%	246.6%	15.4%	27.7%
Last 90 Days Median	50	23.4	x	258.2%	252.6%	18.5%	17.6%
All Pending Median	98	23.1	x	244.7%	248.0%	16.3%	22.4%
Southeast Recent Median	27	24.6	x	255.2%	278.9%	17.1%	25.6%
Tennessee Recent Median	6	41.7	x	275.2%	291.7%	19.0%	0.7%
Assets $500mm-$1b Median	13	20.6	x	307.5%	312.1%	19.8%	19.1%
Deal Size $100mm-$400mm Median	19	22.1	x	301.2%	326.9%	21.4%	24.0%
ROAA 100bp-150bp Median	47	19.3	x	257.1%	309.7%	19.9%	22.4%
ROAE 15%-20% Median	21	17.1	x	271.7%	332.6%	26.5%	18.7%
Tangible Capital 3%-7% Median	43	21.3	x	266.8%	NA	18.0%	17.4%
NPAs 0.40%-0.80% Median	30	20.8	x	246.5%	235.9%	17.0%	22.9%
Guideline Median	13	16.8	x	257.2%	435.9%	17.0%	40.4%
Franklin Financial (1)		29.5	x	470.6%	NA	51.5%	26.5%

(1)	Franklin Financial pricing data based on assumed per share merger consideration of $32.00. Premium/Trading Price is based on Franklin Financial’s closing price of $25.30 on July 22, 2002.
(2)	Last 12 months earnings per share.
(3)	Price and capital are adjusted to eliminate the impact of excess capital (assumes 7% capital is adequate).
(4)	Tangible book value premium as a percentage of core deposits

Compared with the medians of the comparable groups, the offer made to Franklin Financial generally represents a higher value based on price to earnings, price to tangible book and tangible book value premium to core deposits than other transactions to which it was compared.

Discounted Earnings Analysis. Trident calculated an equity value for Franklin Financial based upon the value, discounted to the present, of estimates of projected earnings over a five-year period from the fiscal year ended December 31, 2003 through the fiscal year ending December 31, 2008 and a projected year 2008 terminal value. In conducting its analysis, Trident utilized financial estimates provided by Franklin Financial and relied upon Franklin Financial’s management as to the reasonableness and achievability of the financial and operating projections. These projections served as the basis for Trident’s analysis.

This analysis utilized a range of discount rates of 12.7% to 14.7% and a range of terminal multiples of 16.0x to 18.0x projected 2008 net income. The analyses resulted in a range of present values of between $19.35 and $22.93 per share.

Trident noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend pay-out rates and discount rates.

Contribution Analysis. Trident analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Franklin Financial shareholders would hold approximately 0.8% of the pro forma diluted shares. Franklin Financial’s approximate contributions are listed below by category:

Franklin Financial
Assets	1.0%
Loans	1.1%
Deposits	1.4%
Equity	0.7%
Last twelve month earnings	0.6%
2004 estimated earnings	0.6%

Accretion/Dilution Analysis. On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma company provided to Trident by Franklin Financial management, as well as estimated one-time costs related to the transaction, Trident compared pro forma per share equivalent earnings, book value and dividends to the stand-alone projections for Franklin Financial.

The accretion/dilution analysis demonstrated, among other things, that for each share of Franklin Financial exchanged for a share of Fifth Third the merger would result in:

•	67.1% accretion to earnings per share for Franklin Financial shareholders in the first full year of combined operations;

•	-0.4% accretion to earnings per share for Fifth Third shareholders in the first full year of combined operations;

•	158.6% higher cash dividends for Franklin Financial, assuming the Franklin Financial Board maintained its current dividend policy;

•	no change in cash dividends for Fifth Third shareholders;

•	49.7% accretion to book value per share for Franklin Financial; and

•	2.7% accretion to book value per share for Fifth Third shareholders.

Due Diligence Examination of Fifth Third. Trident reviewed its on-site due diligence examination of Fifth Third. Trident examined Fifth Third’s historical balance sheets and income statements, along with recent operating results, analyst research reports, IBES reports of earnings estimates and analyst recommendations, criticized and classified asset reports, the 2002 budget and a variety of other information on Fifth Third.

Comparable Company Analysis. Trident reviewed and compared stock market data and selected financial information for Fifth Third with corresponding information for actively traded banks possessing similar financial and performance characteristics as Fifth Third. The comparison banks (“Comparable Groups”) were grouped according to the parameters listed below:

Comparable Groups	Companies in Group

Median for All U.S. Banks	460
Median for Midwest Banks	100
Median for Ohio Banks	24
Median for Banks with Assets—$30 Billion-$130 Billion	21
Median for Banks with Market Capitalization—$10 Billion-$60 Billion	15
Median for Banks with Return on Average Assets—180bp-220bp	22
Median for Banks with Return on Average Equity—17%-21%	51
Median for Banks with Tangible Capital Median—8%-10%	122
Median for Guideline Companies*	12

*	Consists of actively traded banks selected by Trident and having similar asset size, tangible capital levels, and return on equity to Fifth Third.

The table below represents a summary analysis of all of the comparable groups based on market prices as of July 19, 2002 and the latest publicly available financial data as of or for the most recent trailing twelve months:

All Comparable Groups
Mean	Median	Fifth Third

Price to last twelve months reported earnings	16.3	x	16.1	x	18.7	x
Price to book value	232.7%	213.9%	375.7%
Price to tangible book value	280.6%	266.4%	419.8%
Price to assets	20.8%	19.4%	35.1%
Dividend yield	2.5%	2.4%	2.1%
Return on average assets (last twelve months)	1.33%	1.27%	2.01%
Return on average equity (last twelve months)	15.1%	14.8%	20.4%

The analysis reveals that Fifth Third is trading at a premium to its peers on all methods of price to earnings, price to book value, price to tangible book value and price to assets. Fifth Third’s dividend yield is less than that of its peer groups. Fifth Third’s returns on average assets and equity are higher than those of its peer group.

Based on the aforementioned analyses and Trident’s experience with numerous mergers involving bank institutions, it is Trident’s opinion that the exchange ratio to be received by Franklin Financial shareholders in the merger is fair from a financial point of view.

No company used as a comparison in the above analyses is identical to Franklin Financial, Fifth Third or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume or price of the companies to which Franklin Financial, Fifth Third and the combined entity are being compared.

In connection with the delivery of its opinion dated as of March 10, 2004, Trident performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Trident did not perform any analyses in addition to those described above in updating the opinion.

For its financial advisory services provided to Franklin Financial, Trident has been paid fees of $265,000 to date and will be paid an additional fee that will amount to 1.00% of the aggregate consideration received by Franklin Financial stockholders (less the $265,000 previously paid) at the time of closing of the merger. In addition, Franklin Financial has agreed to indemnify Trident against certain liabilities, including any which may arise under the federal securities laws.

Trident, directly or through McDonald Investments, Inc., is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Franklin Financial and/or Fifth Third. As a market maker, Trident may also have purchased and sold the securities of Franklin Financial and/or Fifth Third for Trident’s own account and for the accounts of its customers.

Material Federal Income Tax Consequences

As a condition to the merger, Fifth Third will receive an opinion from its counsel, Graydon Head & Ritchey LLP, that, for federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

As a condition to the merger, Franklin Financial will receive an opinion from its counsel, Smith, Gambrell & Russell, LLP, that, for federal income tax purposes: (1) the merger will constitute a “reorganization” within the meaning of Section 368 of the Internal Revenue Code, and (2) the exchange in the merger of Franklin Financial common stock for Fifth Third common stock will not give rise to gain or loss to the shareholders of Franklin Financial with respect to such exchange (except to the extent of any cash received).

The opinions will be based on factors, assumptions and representations set forth in the opinions, including representations contained in letters from Fifth Third and Franklin Financial to be delivered for purposes of the opinions. An opinion of counsel represents only counsel’s best legal judgment on the matters addressed in the opinion, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Fifth Third nor Franklin Financial has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

Provided that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, for federal income tax purposes:

•	no gain or loss will be recognized by Franklin Financial as a result of the merger;

•	no gain or loss will be recognized by Fifth Third as a result of the merger;

•	no gain or loss will be recognized by a shareholder of Franklin Financial who receives solely Fifth Third common stock in exchange for Franklin Financial common stock pursuant to the terms of the affiliation agreement;

•	the aggregate federal income tax basis of the Fifth Third common stock received by a Franklin Financial shareholder who receives Fifth Third common stock in exchange for Franklin Financial common stock pursuant to the terms of the affiliation agreement (including any fractional share interest to which the holder may be entitled) will equal the aggregate federal income tax basis of the Franklin Financial common stock surrendered in exchange therefor;

•	the holding period of the Fifth Third common stock received (including any fractional share deemed received and redeemed for cash) by a Franklin Financial shareholder will include the period during which the Franklin Financial common stock surrendered in exchange therefor was held; and

•	a holder of Franklin Financial common stock who receives cash in lieu of a fractional share of Fifth Third common stock will be treated as having received the fractional share and then as having had the fractional share redeemed and will, in general, recognize capital gain or loss under Section 302 of the Internal Revenue Code in an amount equal to the difference between the cash received and the basis of the fractional shares of Fifth Third common stock surrendered.

The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. The foregoing discussion applies only to Franklin Financial shareholders that hold their Franklin Financial common stock as a capital asset on the date of the exchange. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances (for example, individuals who receive Fifth Third common stock in exchange for Franklin Financial common stock acquired as a result of the exercise of employee stock options or otherwise as compensation) or to taxpayers subject to special treatment under the Internal Revenue Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships, or other foreign entities and individuals who are not citizens or residents of the United States).

No information is provided herein with respect to the tax consequences, if any, of the merger under applicable state, local, foreign and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion.

You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

Accounting Treatment

Fifth Third will account for the merger as a purchase under generally accepted accounting principles. Under the purchase method of accounting, all the assets and liabilities of the acquired company are recorded at their respective fair values, as of the effective date of the transaction. The amount, if any, by which the purchase price paid by Fifth Third exceeds the fair value of the net tangible and identifiable intangible assets acquired by Fifth Third in the transaction is recorded as goodwill. After the merger, Franklin Financial’s assets and liabilities and results of operations will be consolidated with Fifth Third’s assets and liabilities and results of operations.

Resale of Fifth Third Common Stock by Affiliates

The shares of Fifth Third common stock to be issued to shareholders of Franklin Financial in connection with the merger have been registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Franklin Financial or Fifth Third at the time of the special meeting. Generally, an affiliate includes a director, an executive officer or a 10% or more shareholder of Franklin Financial or Fifth Third at the time of the special meeting.

Rule 145 under the Securities Act restricts the public sale of Fifth Third common stock received in the merger by affiliates. During the first year following the effective time of the merger, affiliates of Franklin Financial who do not become affiliates of Fifth Third may publicly resell the Fifth Third common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:

•	Fifth Third must have satisfied its reporting requirements under the Exchange Act for the 12 months preceding the proposed sale;

•	the number of shares sold in any three-month period is limited to the greater of (1) one percent of Fifth Third’s shares outstanding, or (2) the average weekly trading volume during the four calendar weeks preceding the first sale; and

•	the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

Shares of Fifth Third common stock sold by: (1) an affiliate’s spouse or relative living in the affiliate’s household, (2) any trust or estate in which the affiliate or person listed in (1) collectively owns 10% or more of the beneficial interest or of which any of these persons serves as trustee or executor, (3) any corporation in which the affiliate or any person specified in (1) beneficially owns at least 10% of an equity interest, (4) any person to whom the affiliate donated shares, or (5) any person who acquired the shares from the affiliate as a result of the affiliate defaulting on an obligation secured by a pledge of the shares, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

After the first year following the completion of the merger, affiliates of Franklin Financial who are not affiliates of Fifth Third may resell their shares publicly without regard to the volume limitation or manner of sale requirement so long as Fifth Third has satisfied its reporting requirements under the Exchange Act during the prior 12 month period. If Fifth Third has not satisfied its reporting requirements, affiliates may not publicly resell their shares of Fifth Third common stock received in the merger until two years have elapsed since completion of the merger. At that time, the shares may be sold without any restriction.

Sales and other dispositions of Fifth Third common stock by any affiliate of Franklin Financial who becomes an affiliate of Fifth Third in connection with the merger, must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Fifth Third for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

Even if the shares are sold, pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor has expired.

The affiliation agreement provides that Franklin Financial will use its best efforts to cause each person who is deemed by Franklin Financial to be an affiliate (for purposes of Rule 145) of Franklin Financial to execute and deliver to Fifth Third a written agreement intended to ensure compliance with the Securities Act.

No Dissenters’ or Appraisal Rights

Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on shareholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

Franklin Financial shareholders are not entitled to appraisal or dissenters’ rights under Tennessee law in connection with the merger because the Franklin Financial common stock was listed on the Nasdaq National Market on the record date for its special meeting of shareholders.

TERMS OF THE AFFILIATION AGREEMENT

Representations and Warranties

Fifth Third and Franklin Financial have made numerous representations and warranties to each other relating to, among other things, the following:

•	their incorporation, good standing, corporate power and similar corporate matters;

•	their capitalization;

•	their authorization, execution, delivery and performance and the enforceability of the affiliation agreement and the absence of violations;

•	tax treatment of the merger;

•	compliance with laws and regulations;

•	the absence of material changes since December 31, 2001;

•	their SEC and other regulatory filings; and

•	their financial statements.

The affiliation agreement also contains, among other things, representations and warranties of Franklin Financial relating to employee benefit matters and certain material contracts of Franklin Financial and a representation and warranty by Fifth Third that the shares of Fifth Third common stock issued in the merger will be duly and validly issued, fully paid and non-assessable.

No representations or warranties made by either Franklin Financial or Fifth Third will survive beyond the effective time of the merger.

Conduct Pending Merger

The affiliation agreement provides that, except with the prior approval of Fifth Third, Franklin Financial shall not, and shall not permit its representatives to, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any other third party concerning any merger of Franklin Financial or its subsidiaries or any sale of substantial assets or shares of capital stock (including securities convertible or exchangeable into, or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or any similar transaction involving Franklin Financial or its subsidiaries. Franklin Financial must communicate to Fifth Third the terms of any proposal which it may receive in respect of any of these transactions and any request by or indication of interest on the part of any third party with respect to initiation of any of these transactions or discussions with respect thereto. These restrictions on Franklin Financial are subject to the exercise of Franklin Financial’s directors’ fiduciary duties.

In addition, Franklin Financial has agreed that, prior to the effective time of the merger, Franklin Financial and its subsidiaries will be operated in the ordinary course of business and will give Fifth Third and Fifth Third’s representatives reasonable access during business hours to its books, records and properties. In addition, without Fifth Third’s prior written consent, neither Franklin Financial nor its subsidiaries will, among other things:

•	make any changes in its charter, by-laws or corporate structures;

•	issue any additional shares of common stock or other equity securities other than: (a) pursuant to the exercise of options granted prior to June 30, 2002, (b) in the form of permissible stock dividends, or (c) pursuant to Franklin Financial’s 2000 Stock Purchase Plan;

•	issue as borrower any long-term debt or convertible or other securities of any kind, or right to acquire any of its securities;

•	repurchase any equity securities, other than the repurchase of shares of Franklin Financial common stock in accordance with Section 368(a) of the Internal Revenue Code, Franklin Financial’s past practice and in compliance with applicable law and the safe harbor requirements of Rule 10b-18 of the Exchange Act;

•	make any material changes in its method of business operations;

•	make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $50,000;

•	make, or enter into or renew any agreement for services to be provided to Franklin Financial or its subsidiaries, or permit the automatic renewal of any such agreement, other than certain scheduled agreements and any agreement for services having a term of not more than 12 months and requiring the expenditure of not more than $50,000;

•	declare or pay any cash dividends on its own stock other than normal and customary quarterly cash dividends consistent with Franklin Financial’s historical practices which shall not exceed $.055 per share;

•	pay any stock dividends or make any other distributions on its stock, other than cash dividends as described in the immediately preceding clause;

•	change or otherwise amend any benefit plans other than as required by law or as contemplated in the affiliation agreement;

•	provide any increases in employee salaries or benefits other than in the ordinary course of business;

•	acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies (other than agreements existing on the date of the affiliation agreement and previously scheduled);

•	sell, transfer, mortgage or otherwise dispose of or encumber any of the shares owned by Franklin Financial of its subsidiaries; and

•	sell, transfer, mortgage or otherwise dispose of or encumber any other assets of Franklin Financial or its subsidiaries, except in the ordinary course of business consistent with past practice.

Regardless of the restrictions listed above, the affiliation agreement specifically allows Franklin National Bank to: (1) pay a bonus to Gordon Inman in an amount not to exceed $100,000; and (2) pay to other employees of Franklin National Bank cash bonuses in an aggregate amount not to exceed $320,000. The affiliation agreement also allowed Franklin National Bank to make a cash payment to Richard Herrington in the amount of $200,000. However, subsequent to the execution of the affiliation agreement, Mr. Herrington and Franklin Financial reached an agreement regarding the termination of his employment with Franklin Financial and its subsidiaries. As such, Franklin National Bank does not plan to make the allowed $200,000 payment to Mr. Herrington.

On several occasions, Fifth Third has waived certain of the restrictions listed above to allow Franklin Financial to engage in certain transactions. In particular, Fifth Third consented to the sale of the assets of Franklin Financial Insurance Agency, Inc., a subsidiary of Franklin Financial which was engaged in the insurance agency business, to the payment by Franklin National Bank of bonuses in excess of $100,000 to Gordon Inman and in excess of $320,000 to employees of Franklin National Bank and to the purchase of certain software licenses which exceeded the $50,000 on capital expenditures. Starting with Franklin Financial’s 2002 fourth quarter dividend payment, Fifth Third has also waived the restriction on dividend payments to allow Franklin Financial to make payments to its shareholders in excess of $.055 per share. Franklin Financial anticipates paying a quarterly dividend consistent with these past business practices until consummation of the merger.

Conditions to Closing

The affiliation agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Franklin Financial common stock. The merger also must be approved in writing by the Federal Reserve Board and the Office of the Comptroller of the Currency. Fifth Third and Franklin Financial filed these applications in March 2004. No assurance can be given that the required governmental approvals will be forthcoming.

Fifth Third’s and Franklin Financial’s obligations to complete the merger are subject to additional conditions set forth in the affiliation agreement. These include: (1) the absence at the effective time of the merger of any waiting period mandated by law or any material investigations, orders or injunction of any federal or state agency or court preventing, prohibiting or enjoining the transactions contemplated by the affiliation agreement; (2) the receipt of all necessary governmental and regulatory orders, consents, clearances, approvals and requirements necessary to approve the merger; and (3) Franklin Financial’s shareholders having approved the affiliation agreement.

Fifth Third’s obligation to complete the merger is further subject to conditions set forth in the affiliation agreement, including:

•	the continuing truth and accuracy in all material respects of the representations and warranties of Franklin Financial;

•	Franklin Financial having performed all of its obligations under the affiliation agreement in all material respects;

•	Franklin Financial’s consolidated shareholders’ equity being at least $37 million;

•	receipt by Fifth Third of an opinion of its counsel as to certain tax matters (see “Proposal—Merger of Franklin Financial into Fifth Third Financial Corporation—Material Federal Income Tax Consequences”);

•	Fifth Third having entered into employment agreements and/or non-compete agreements with Gordon Inman, Myers Jones, George J. Regg, Jr., Lisa Musgrove, and Richard Herrington (see “—Interests of Certain Persons in the Merger”);

•	either Fifth Third having entered into an assumption of lease agreement with Gordon Inman covering all of the buildings located in downtown Franklin, Tennessee presently leased by Gordon Inman to Franklin Financial or Gordon Inman and Fifth Third Bank, N.A. having entered into a lease agreement for these properties for a term of ten years with two five-year options to renew; and

•	the total number of outstanding shares of Franklin Financial common stock and shares of Franklin Financial common stock issuable upon the exercise of outstanding options not exceeding the sum of 10,184,806 and the number of shares issued between the date of the affiliation agreement and the effective date of the merger pursuant to the Franklin Financial 2000 Stock Purchase Plan, which shall not exceed 600 shares per calendar quarter.

Franklin Financial’s obligation to complete the merger is further subject to conditions set forth in the affiliation agreement, including:

•	the continuing truth and accuracy in all material respects of Fifth Third’s representations and warranties;

•	Fifth Third having performed all of its obligations under the affiliation agreement in all material respects; and

•	receipt by Franklin Financial of an opinion of its counsel as to certain tax matters (see “Proposal— Merger of Franklin Financial into Fifth Third Financial Corporation—Material Federal Income Tax Consequences”).

Termination; Amendment

The affiliation agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by written notice delivered by Fifth Third to Franklin Financial or by Franklin Financial to Fifth Third in the following instances:

•	if there has been a material misrepresentation, a breach of a warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the affiliation agreement and that misrepresentation, breach or failure to comply has not been cured within 30 days after receipt of written notice or is not capable of being cured, provided the party in default has no right to terminate for its own default;

•	if the merger has not been completed by June 30, 2004, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement on the date of the termination;

•	by the mutual written consent of Fifth Third and Franklin Financial;

•	if Franklin Financial’s shareholders do not approve the affiliation agreement;

•	if any event occurs which renders impossible satisfaction of one or more of the conditions to the obligations of the other party to effect the merger in any material respect, and such non-compliance is not waived by the unaffected party;

•	if the business, assets or financial condition of the other party has materially and adversely changed since December 31, 2001; or

•	if Franklin Financial’s board of directors publicly announces its withdrawal or modifies in a manner adverse to Fifth Third its favorable recommendation of the merger.

Franklin Financial also has the right, provided that it is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement, to terminate the affiliation agreement if all approvals required to consummate the merger have not been obtained from the Board of Governors of the Federal Reserve System by May 31, 2004. If Franklin Financial elects to terminate the affiliation agreement because such approvals have not been obtained by this date, Fifth Third is required to pay Franklin Financial a termination fee in the amount of $27,000,000. This termination fee is due within five business days of Fifth Third’s receipt of Franklin Financial’s written notice of termination and is Franklin Financial’s exclusive remedy against Fifth Third.

While the investigations by the federal and state regulators subsequent to the execution of the affiliation agreement could have been viewed as a material change, thus giving rise to a claim that Fifth Third was in breach of some of the above representations and warranties, the parties agreed, in the three amendments to the affiliation agreement, that neither the extensions of the time periods set forth in the affiliation agreements and the amendments nor any fact or circumstance which may have necessitated those extensions constituted a breach or default of any provision of the affiliation agreement.

The affiliation agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company’s respective board of directors at any time before or after approval of the affiliation agreement by Franklin Financial’s shareholders. Approval of any amendment, modification or supplement by Franklin Financial’s shareholders is not required unless this action would adversely change the consideration to be provided to Franklin Financial’s shareholders pursuant to the affiliation agreement.

Interests of Certain Persons in the Merger

Shares of Franklin Financial common stock held by or for the benefit of directors and executive officers of Franklin Financial will be canceled and converted into the right to receive shares of Fifth Third common stock on the same basis as shares held by you and the other shareholders of Franklin Financial. In addition, directors and executive officers of Franklin Financial may be deemed to have the following interests in the merger that are different from, or in addition to, those of you and the other shareholders of Franklin Financial.

Fifth Third Employment Agreements. Pursuant to the terms of the affiliation agreement, Fifth Third initially entered into employment agreements that were to take effect at the effective time of the merger with Gordon E. Inman, Franklin Financial’s Chairman of the Board and Chief Executive Officer, J. Myers Jones, III, Franklin National Bank’s President, George J. Regg, Jr., Franklin Financial’s Executive Vice President, Secretary and General Counsel and Lisa Musgrove, Franklin Financial’s former Senior Vice President and Chief Financial Officer. As discussed below, the agreements with Messrs. Inman, Regg and Jones remain in place, but Ms. Musgrove’s agreement has expired and she in no longer employed by Franklin Financial.

Mr. Inman’s employment agreement will employ Mr. Inman as the Chairman of Fifth Third Bank, N.A. for a term of one year. Mr. Inman’s employment agreement calls for an annual base salary of $243,101. During the term of the employment agreement, Mr. Inman will be entitled to receive an annual performance bonus in the amount of $100,000 paid during the first quarter of the calendar year and will be eligible for payment of such bonus in the first such quarter which occurs after the effective date of the merger. Mr. Inman’s employment calls for the reimbursement of all reasonable business-related expenses and for the provision of an assistant, facilities, and services as are suitable to his position, including certain club memberships. Mr. Inman’s employment agreement contains restrictions concerning the disclosure of confidential information and a noncompetition agreement which lasts for three years after termination of employment. Mr. Inman will be eligible to participate in Fifth Third’s Profit Sharing Benefit Plan and in any 401(k), profit sharing, vacation, disability, life or medical insurance or other benefit plan adopted by Fifth Third or any affiliate to the extent such plan is made available to similarly situated employees of Fifth Third and such individuals are eligible to participate in such plan according to its terms. In the event of death, Mr. Inman’s estate will be entitled to his annual base salary for the calendar year in which the death occurs (minus any amounts already paid), reimbursement of any unreimbursed business expenses and any compensation previously awarded to him that remains unpaid. If Fifth Third terminates Mr. Inman’s employment for cause or if Mr. Inman terminates his employment without good reason, he will be entitled to his accrued but unpaid base salary, reimbursement for continued health care coverage under COBRA for 18 months and reimbursement for any unreimbursed business expenses. If Fifth Third terminates Mr. Inman’s employment without cause or Mr. Inman terminates his employment for good reason, he will be entitled to receive his accrued but unpaid base salary, continued base salary payments at his most recent base salary through the end of the term of the agreement, reimbursement for continued health care coverage under COBRA for 18 months, and reimbursement for any unreimbursed business expenses.

Mr. Jones’ employment agreement will employ Mr. Jones as the Senior Vice President – Commercial Credit of Fifth Third Bank, N.A. from the effective date of the merger through October 31, 2005. Mr. Jones’ employment agreement calls for an annual base salary of $165,000 and reimbursement of all reasonable business-related expenses. Mr. Jones received a $75,000 signing bonus, in the form of a forgiveness loan, which he does not have to repay unless Fifth Third terminates his employment for cause or he otherwise terminates his employment prior to October 31, 2005. Mr. Jones’ employment agreement contains restrictions concerning the disclosure of confidential information and a noncompetition agreement which lasts for eighteen months after termination of employment. Mr. Jones will be eligible to participate in any retirement, vacation, disability, life or medical insurance or other benefit plan adopted by Fifth Third or any affiliate to the extent such plan is made available to similarly situated employees of Fifth Third and such individuals are eligible to participate in such plan according to its terms. In the event of death, Mr. Jones’ estate will be entitled to payment of any earned, but unpaid salary accrued through and including the date of death, reimbursement of any unreimbursed business expenses, any compensation previously awarded to him that remains unpaid and payment of Mr. Jones’ full salary through October 31, 2005. If Fifth Third terminates Mr. Jones’ employment for cause or if Mr. Jones terminates his employment without good reason, he will be entitled to his accrued but unpaid base salary and reimbursement for any unreimbursed business expenses. If Fifth Third terminates Mr. Jones’ employment without cause, he will be entitled to receive his accrued but unpaid salary through and including the date of termination, continued salary payments at his most recent base salary for eighteen months from the date of termination and reimbursement for any unreimbursed business expenses.

Mr. Regg’s employment agreement will employ Mr. Regg in a management capacity for Fifth Third Bank, N.A. for a term of one year. Mr. Regg’s employment agreement calls for an annual base salary of $169,520 and reimbursement of all reasonable business-related expenses. Mr. Regg’s employment agreement contains restrictions concerning the disclosure of confidential information and a noncompetition agreement which lasts for three years after termination of employment. Mr. Regg will be eligible to participate in any retirement, vacation, disability, life or medical insurance or other benefit plan adopted by Fifth Third or any affiliate to the extent such plan is made available to similarly situated employees of Fifth Third and such individuals are eligible to participate in such plan according to its terms. If Fifth Third terminates Mr. Regg’s employment for cause, he will be entitled to his accrued but unpaid base salary and reimbursement for any unreimbursed business expenses. If Fifth Third terminates Mr. Regg’s employment without cause or if Mr. Regg terminates his employment after the term, he will be entitled to receive his accrued but unpaid salary through and including the date of termination, continued salary payments at his most recent base salary for one year from the date of termination and reimbursement for any unreimbursed business expenses.

Ms. Musgrove is no longer employed by Franklin Financial, her employment agreement with Fifth Third is no longer in effect and she will not be employed in any capacity by Fifth Third Bank, N.A. Under the terms of her employment agreement, the agreement became null and void if the merger was not completed by April 1, 2003. As the merger was not completed by that date, Ms. Musgrove and Fifth Third decided not to amend the terms of the employment agreement and to declare the agreement null and void. Neither Ms. Musgrove nor Fifth Third, or any of its subsidiaries, has any continuing obligations under the employment agreement.

Fifth Third Non-Competition Agreements. Pursuant to the terms of the affiliation agreement, Fifth Third entered into a Non-Compete Agreement with Richard E. Herrington, Franklin Financial’s former President and Chief Executive Officer which was to take effect at the effective time of the merger. Subsequent to the execution of this non-compete agreement, Fifth Third, Franklin Financial and Mr. Herrington entered into another agreement which revised the terms of Mr. Herrington’s departure from Franklin Financial. Under the terms of this agreement, Mr. Herrington agreed to resign from all positions that he held with Franklin Financial as of November 30, 2002 and Franklin Financial agreed to pay $70,000 to Mr. Herrington and $5,000 to Cumberland Bancorp Inc., a financial institution with whom Mr. Herrington is associated. Mr. Herrington also agreed, as of November 1, 2002, to not solicit customers of Franklin Financial for a period of 24 months, to not solicit or hire employees of Franklin Financial for a period of 18 months and to not provide consulting services to any start-up financial institution for a period of 24 months in any of the following Tennessee counties: Davidson, Williamson, Rutherford, Marshall, Maury, Hickman, Dickson, Robertson, Sumner, Wilson and Cheatham.

Fifth Third Payments to Certain Franklin Financial Directors. Under the terms of the affiliation agreement, Fifth Third will make a $5,000 payment to each of the directors of Franklin Financial and Franklin National Bank (except those directors who are otherwise entering into employment or non-compete agreements with Fifth Third) and each director of Franklin Financial who receives this payment will enter into an agreement that for a period of three years after the effective date of the merger he or she will refrain from the following:

•	in the states of Kentucky or Tennessee, engage in providing banking services as an employee, officer, director or consultant on behalf of a competitor of Fifth Third;

•	providing banking services to any person or entity that was a client of Franklin Financial or Fifth Third at the effective time of the merger or at any time during the three-year period governed by the agreement;

•	making statements or taking actions that may interfere with Fifth Third’s relationships with any client;

•	contacting directly or indirectly any client or attempting to induce any client to enter into a business relationship related to banking services with an entity other than Fifth Third;

•	endeavoring or enticing away from Franklin Financial or Fifth Third any person who is or was employed by Franklin Financial or Fifth Third during the three year period as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent; or

•	taking any actions that may interfere with Fifth Third’s property rights in lists of clients or otherwise diminish the value of such lists to Fifth Third.

Stock Options. Franklin Financial has granted stock options to certain directors, executive officers and key employees under its 1990 Stock Option Plan and its 2000 Stock Option Plan. Prior to the consummation of the merger, Franklin Financial’s board of directors may, in its sole discretion, accelerate the exercisability of any or all outstanding options under these plans, with such acceleration to be effective, if at all, immediately prior to the effective time of the merger. After completion of the merger, all outstanding options will be converted into options to purchase Fifth Third common stock. The number of shares subject to these options will be adjusted to allow the holder, upon exercise, to receive shares of Fifth Third common stock calculated by multiplying the exchange ratio by the number of shares of Franklin Financial common stock subject to the options, and the exercise price of the Franklin Financial stock options will be adjusted by dividing the exercise price per share by the exchange ratio.

The effect of the acceleration of the exercisability on the Franklin Financial options held by the chief executive officer and the three most highly paid executive officers of Franklin Financial, by all executive officers as a group and by all directors and executive officers as a group will be as follows:

Name	Options Held	Options Exercisable as of the Special Meeting Date	Options Vesting as a Result of the Acceleration
Gordon E. Inman	1,231,355	1,219,542	11,813
J. Myers Jones	63,509	54,099	9,410
George J. Regg, Jr.	51,079	31,040	20,039
John P. Slayden	18,291	7,646	10,645
Other executive officers	0	0	0

All executive officers	1,364,234	1,312,327	51,907

Non-employee directors	0	0	0

Total	1,364,234	1,312,327	51,907

As soon as practicable after the effective time of the merger, Fifth Third will file a registration statement with the SEC to register the shares of Fifth Third common stock issuable pursuant to these options. Holders of these options may not exercise the options until this registration statement has become effective.

Franklin Financial has issued restricted stock to certain directors, executive officers and key employees under its Franklin Financial 2001 Key Employee Restricted Stock Plan. After the completion of the merger, these shares will be exchanged for shares of Fifth Third common stock and all restrictions on these shares will lapse.

The effect of the lapse on the restricted stock held by the chief executive officer and the three most highly paid executive officers of Franklin Financial, by all executive officers as a group and by all directors and executive officers as a group will be as follows:

Name	Shares of Previously Restricted Stock Becoming Unrestricted After the Effective Date of the Merger
Gordon E. Inman	900
J. Myers Jones	476
George J. Regg, Jr.	490
John P. Slayden	360
Other executive officers	0

All executive officers	2,226
Non-employee directors	0

Total	2,226

Cash Payments to Certain Officers. Under the terms of the affiliation agreement, Franklin National Bank may, prior to the effective date of the merger, pay a bonus to Gordon Inman, pursuant to his employment agreement, in an amount not to exceed $100,000. The exact amount of the bonus payment will be determined based on a $100,000 annual bonus prorated for the number of days elapsed in the year in which the effective date of the merger occurs. The affiliation agreement also permits Franklin National Bank, pursuant to the 2001 Officer Incentive Plan, to pay to other employees of the bank cash bonuses in an aggregate amount not to exceed $320,000. With respect to bonuses paid by Franklin National Bank in 2003, for the year 2002, and in 2004, for the year 2003, Fifth Third waived the limits set forth in the affiliation agreement and consented to the payment of bonuses to Mr. Inman in the amounts of $173,150 for 2002 and $173,679 for 2003 and bonuses to other employees of Franklin National Bank in the aggregate of $445,644 for 2002 and $434,465 for 2003.

Under the terms of the affiliation agreement Franklin National Bank was permitted, prior to the effective date of the merger, to make a cash payment to Richard Herrington in the amount of $200,000. Subsequent to the execution of the affiliation agreement, Mr. Herrington and Franklin Financial reached an agreement regarding the termination of his employment with Franklin Financial and its subsidiaries. As such, Franklin National Bank does not plan to make the allowed $200,000 payment to Mr. Herrington.

Loan to Gordon Inman. In July 2003, Fifth Third Bank extended to Gordon E. Inman, Franklin Financial’s Chairman of the Board and Chief Executive Officer, a two year $30,000,000 line of credit for use in his personal affairs. During the term of the line of credit, Mr. Inman must make monthly interest payments and the entire outstanding principal balance is due upon maturity on July 1, 2005. Under the terms of the line of credit, Mr. Inman may elect at any time for the rate to be either the 30 day LIBOR rate plus 150 basis points or Fifth Third Bank’s prime rate minus 150 basis points. As collateral for the line of credit, Fifth Third Bank took a security interest in 2,046,000 of Mr. Inman’s shares of Franklin Financial common stock. This security interest does not give Fifth Third Bank any right to vote these shares or receive any dividend payments. Fifth Third Bank would become the owner of these shares, and thereby be able to exercise any rights associated with such ownership, only upon a default by Mr. Inman. The loan was made on terms no more favorable to Mr. Inman than loans made by Fifth Third Bank to other borrowers that are unaffiliated with Fifth Third Bank.

Indemnification and Liability Insurance. Fifth Third will assume the permissible obligations of Franklin Financial or any of its subsidiaries arising under applicable Tennessee and federal law and under Franklin Financial’s or any subsidiary’s articles of incorporation, charter or bylaws, to indemnify each officer or director of Franklin Financial or any of its subsidiaries against liabilities in connection with any claim arising out of the fact that such person is or was a director or officer of Franklin Financial or any of its subsidiaries, if such claim pertains to any matter occurring prior to the effective time of the merger, regardless of whether such claim is asserted prior to, at or after the effective time of the merger. Fifth Third also shall purchase and keep in force for a three-year period, a policy of directors’ and officers’ liability insurance providing coverage for acts or omissions of the type currently covered by Franklin Financial’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the effective time of the merger, but only to the extent that this insurance may be permissible under existing banking laws and may be purchased or kept in full force on commercially reasonable terms. Fifth Third and Franklin Financial have agreed that these costs shall be commercially reasonable so long as they do not exceed 150% of the annual costs currently paid for such coverage by Franklin Financial. Fifth Third has agreed that all rights to indemnification existing in favor of officers and directors of Fifth Third affiliates shall be accorded to officers and directors of Franklin Financial or any of its subsidiaries who become affiliated with any Fifth Third affiliate in such capacities after the effective time of the merger and that this indemnification will relate to covered actions or inactions only after the effective time of the merger.

Indemnification Agreement with Gordon Inman. In connection with the execution of the affiliation agreement, Fifth Third entered into a letter agreement with Gordon Inman to confirm that Fifth Third will provide indemnification under the terms of the affiliation agreement to Mr. Inman with respect to the case of Jerrold S. Pressman vs. Franklin National Bank and Gordon E. Inman, Case No. 3-00-0799, filed August 24, 2000, in the United States District Court, Middle District of Tennessee. This indemnification will be provided by Fifth Third from and after the effective time of the merger in accordance with and subject to the terms of the affiliation agreement with respect to all indemnification to be provided by Fifth Third, including without limitation, the requirement that such indemnification be permissible under applicable laws, rules and regulations.

Subject to this and absent any change in the facts and circumstances relevant to the necessary determinations of whether such payments are legally permissible, Fifth Third will continue Franklin Financial’s current practice of advancing payment for Mr. Inman’s reasonable legal fees incurred in connection with the above referenced case. The letter agreement does not expand the extent of the indemnification provided for in the affiliation agreement. For more information regarding the lawsuit described above, see Franklin Financial’s Annual Report on Form 10-K for the annual period ended December 31, 2003, which report is incorporated herein by reference. See “Where You Can Find More Information.”

Directors of Fifth Third Bank, N.A. Prior to the effective time of the merger, Fifth Third will appoint certain individuals who currently serve as Franklin Financial directors to serve as directors of Fifth Third Bank, N.A. Each individual will serve as a director for the term for which he was appointed, subject to the charter and bylaws of Fifth Third Bank, N.A. and in accordance with applicable law.

Real Estate Lease Agreements. Under the terms of the affiliation agreement, either Fifth Third will have entered into an assumption of lease agreement with Gordon Inman covering all of the buildings located in downtown Franklin, Tennessee presently leased by Mr. Inman to Franklin Financial or Mr. Inman and Fifth Third Bank, N.A. will have entered into a lease agreement for these properties for a term of ten years with two five-year options to renew at lease rates acceptable to Fifth Third and Mr. Inman;

No Excess Parachute Payments. In no event shall any of these individuals receive any payment pursuant to the terms of an employment or severance agreement that would be considered an “Excess Parachute Payment” pursuant to Section 280(G) of the Internal Revenue Code.

Effect on Franklin Financial’s Employees

Employment. Fifth Third shall consider employing as many of the employees of Franklin Financial and its subsidiaries who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third’s standard staffing levels and personnel policies.

Fifth Third Employee Benefit Plans. Fifth Third shall provide each of the full-time employees of Franklin Financial and its subsidiaries who become employees of Fifth Third, as a group, with employee benefit plans that in the aggregate are of comparable value to the benefit plans maintained by Fifth Third for similarly-situated employees. Former Franklin Financial employees shall be given credit for service with Franklin Financial and its subsidiaries for purposes of eligibility, vesting and accrual of benefits. No former Franklin Financial employee shall be entitled to participate in the Fifth Third Bancorp Master Retirement Plan (which has been frozen to new participants).

Severance. The affiliation agreement provides for the payment of severance amounts to employees of Franklin Financial who do not have an employment, change in control or severance agreement under certain conditions upon termination of employment. Those amounts will be equal to two weeks of pay for each year of service, with a maximum of up to 26 weeks of pay, plus any earned and unpaid vacation pay.

FIFTH THIRD BANCORP

Description of Business

Fifth Third, with its principal office located in Cincinnati, Ohio, is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act and subject to regulation by the Federal Reserve Board. Fifth Third has elected to become a financial holding company under that act. Fifth Third’s two wholly owned subsidiary depositary institutions have 952 offices in Ohio, Kentucky, Indiana, Illinois, Michigan, Florida, Tennessee and West Virginia. Those institutions are: Fifth Third Bank and Fifth Third Bank (Michigan).

At December 31, 2003, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of approximately $91.1 billion, consolidated total deposits of approximately $57.1 billion and consolidated total shareholders’ equity of approximately $8.5 billion.

Fifth Third, through its subsidiaries, engages primarily in commercial and retail banking, electronic payment processing services and investment advisory services. Significant non-depository subsidiaries of Fifth Third include: The Fifth Third Company; Fifth Third Leasing Company; Fifth Third International Company; Fifth Third Holdings, LLC; Fifth Third Securities, Inc.; Fifth Third Real Estate Capital Markets Company; Fifth Third Mortgage Company; Fifth Third Mortgage Insurance Reinsurance Company; Fifth Third Insurance Agency, Inc.; Old Kent Investment Corporation; Home Equity of America, Inc.; Fifth Third Asset Management, Inc.; Old Kent Mortgage Services, Inc. and GNB Management, LLC. Fifth Third’s subsidiaries provide a wide range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking subsidiaries has deposit insurance provided by the Federal Deposit Insurance Corporation through the Bank Insurance Fund and/or the Savings Association Insurance Fund.

Fifth Third Processing Solutions, Fifth Third’s electronic payment processing division, operates for itself and other financial institutions, a proprietary automated teller machine (“ATM”) and Point of Sale (“POS”) network, Jeanie® and provides electronic fund transfers, ATM processing, electronic personal banking, merchant transaction processing, electronic bill payment and electronic benefit transfer services for thousands of regional banks, bank holding companies, service retailers and other financial institutions throughout the United States. Fifth Third’s banking subsidiaries participate in several regional shared ATM networks including “NYCE®,” “Pulse®,” and “Star®.” Fifth Third’s banking subsidiaries also participate in “Cirrus®,” and “Plus System®,” which are international ATM networks. Fifth Third handled 9.0 billion ATM, POS and e-commerce transactions in 2003.

Fifth Third is a corporate entity legally separate and distinct from its subsidiaries. The principal source of Fifth Third’s income is dividends from its subsidiaries. There are certain regulatory restrictions as to the extent to which the subsidiaries can pay dividends or otherwise supply funds to Fifth Third. See “Description of Capital Stock and Comparative Rights of Shareholders—Dividends.”

Additional Information

For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K for the year ended December 31, 2003 Fifth Third’s Current Reports on Form 8-K filed with the SEC on January 15, 2004, February 19, 2004, March 10, 2004 and March 22, 2004, and Fifth Third’s Proxy Statement dated February 19, 2004, which are incorporated into this document by reference. See “Where You Can Find More Information.” More information about Fifth Third is also contained in its 2003 Annual Report to Shareholders which is available through Fifth Third’s website at http://www.53.com/investor/annual_report/index.htm.

FRANKLIN FINANCIAL CORPORATION

Description of Business

Franklin Financial is a registered financial holding company under the Bank Holding Company Act. Franklin Financial was incorporated under the laws of the State of Tennessee in 1988 as a mechanism to enhance Franklin National Bank’s ability to serve its future customers’ requirements for financial services.

At December 31, 2003, Franklin Financial and its subsidiaries had consolidated total assets of approximately $953.6 million, consolidated total deposits of approximately $801.4 million and consolidated total shareholders’ equity of approximately $57.0 million.

Franklin National Bank. Franklin National Bank, a national banking association, commenced business operations on December 1, 1989 in its main office located at 230 Public Square, Franklin, Tennessee. Franklin National Bank has eight full service branches: one located in the Williamson Square Shopping Center, which opened in April 1994; one located in Spring Hill, Tennessee, which opened in January 1995; one located in Brentwood, Tennessee, which opened in April 1995; one located in Fairview, Tennessee, which opened in May 1997; one located in the Cool Springs area of Franklin, which opened in May 2000; one located in the Fieldstone Farms area of Franklin, which opened in June 2000; one in the Green Hills area of Nashville, Tennessee, which opened in January 2001; and one in downtown Nashville, Tennessee, which opened in February 2001.

Franklin National Bank is a full service commercial bank, without trust powers. The bank offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, negotiable orders of withdrawal (“NOW”) accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, commercial and consumer lines of credit, letters of credit, mortgage loans, home equity loans and consumer/installment loans. In addition, Franklin National Bank provides such consumer services as travelers checks, cashiers checks, Mastercard and Visa accounts, safe deposit boxes, direct deposit services, wire transfer services, cash management services, debit cards, automatic teller machines, an Internet banking product and a 24-hour telephone inquiry system.

Securities Brokerage. In October 1997, Franklin Financial’s securities brokerage subsidiary, Franklin Financial Securities, commenced operations. The subsidiary offers financial planning and securities brokerage services through Fifth Third Securities, Inc. The securities subsidiary receives referrals from Franklin National Bank employees. The securities subsidiary currently has one licensed broker. The securities subsidiary was formed to respond to competition from other financial service companies that offer similar services.

Mortgage Company. Franklin Financial Mortgage, a subsidiary of Franklin National Bank, opened in December 1997 to originate and service mortgage loans. Since Franklin National Bank’s inception, management has focused on real estate lending. The mortgage subsidiary intends to capitalize on this lending expertise. The mortgage subsidiary primarily originates conforming residential mortgages that are then sold to certain other mortgage companies and government entities such as Freddie Mac on a service-retained basis. The mortgage subsidiary has offices in Williamson County in Tennessee.

Additional Information

For more detailed information about Franklin Financial, reference is made to the Franklin Financial Annual Report on Form 10-K for the year ended December 31, 2003 and Franklin Financial’s Current Report on Form 8-K filed with the SEC on February 2, 2004, which are incorporated into this document by reference. See “Where You Can Find More Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Fifth Third and Franklin Financial and has been prepared to illustrate the effects of the acquisition described below.

The unaudited pro forma condensed combined balance sheet as of December 31, 2003 assumes that the merger of Franklin Financial into Fifth Third Financial Corporation, accounted for as a purchase, had been consummated on December 31, 2003. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2003 give effect to the merger of Franklin Financial into Fifth Third Financial Corporation as if the merger had been effective at January 1, 2003.

The merger will be accounted for utilizing the purchase method of accounting. Under the purchase method of accounting, all the assets and liabilities of the acquired company are recorded at their respective fair values, as of the effective date of the transaction. The amount, if any, by which the purchase price paid by Fifth Third exceeds the fair value of the net tangible and identifiable intangible assets acquired by Fifth Third in the transaction is recorded as goodwill.

The unaudited pro forma condensed combined financial information reflects the merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to certain assets, liabilities and other items including identifiable intangibles, will be made on the basis of evaluations as of the effective time of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the merger had been consummated at the beginning of the period or as of the date for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

You should read the unaudited pro forma condensed combined financial information in conjunction with Fifth Third’s consolidated financial statements and notes thereto incorporated by reference in this document and Franklin Financial’s consolidated financial statements and notes thereto incorporated by reference in this document. See “Where You Can Find More Information” on page 68.

FIFTH THIRD BANCORP AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2003

($000’s)

	Fifth Third Bancorp and Subsidiaries	Franklin Financial Corporation	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and Due From Banks	$2,359,371	$51,026	$(25	)(2)	$2,410,372
Securities Available-for-Sale	28,999,168	307,996	—		29,307,164
Securities Held to Maturity	135,215	3,883	—		139,098
Trading Securities	55,393	—	—		55,393
Other Short-Term Investments	268,092	—	—		268,092
Loans Held for Sale	1,881,127	4,929	—		1,886,056

Loans and Leases	52,307,853	566,730	—		52,874,583
Reserve for Credit Losses	(770,394)	(5,827)	—		(776,221)

Net Loans and Leases	51,537,459	560,903	—		52,098,362

Bank Premises and Equipment	1,061,191	8,728	—		1,069,919
Operating Lease Equipment	766,762	—	—		766,762
Accrued Income Receivable	415,387	3,948	—		419,335
Goodwill	699,981	—	242,564	(2)	942,545
Servicing Rights	298,564	4,759	—		303,323
Intangible Assets	194,569	—	14,825	(2)	209,394
Other Assets	2,470,744	7,393	—		2,478,137

Total Assets	$91,143,023	$953,565	$257,364		$92,353,952

Liabilities
Total Deposits	$57,095,309	$801,444	$—		$57,896,753
Federal Funds Purchased	6,928,505	1,650	—		6,930,155
Other Short-Term Borrowings	6,242,202	16,300	—		6,258,502
Accrued Taxes, Interest and Expenses	2,303,948	1,311	5,189	(2)	2,310,448
Other Liabilities	985,640	1,826	—		987,466
Long-Term Debt	9,062,830	74,000	—		9,136,830

Total Liabilities	82,618,434	896,531	5,189		83,520,154

Shareholders’ Equity
Preferred Stock	9,250	—	—		9,250
Common Stock	1,295,263	16,350	(6,173	)(3)	1,305,440
Capital Surplus	1,293,259	—	299,032	(3)	1,592,291
Retained Earnings	7,010,249	41,060	(41,060	)(3)	7,010,249
Accumulated Nonowner Changes in Equity	(120,702)	(290)	290	(3)	(120,702)
Treasury Stock	(962,730)	—	—		(962,730)
Unearned Compensation Related to Outstanding Restricted Stock Awards	—	(86)	86	(3)	—

Total Shareholders’ Equity	8,524,589	57,034	252,175		8,833,798

Total Liabilities and Shareholders’ Equity	$91,143,023	$953,565	$257,364		$92,353,952

See accompanying notes to unaudited pro forma condensed combined financial information.

FIFTH THIRD BANCORP AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2003

($000’s, except share and per share data)

	Fifth Third Bancorp and Subsidiaries	Franklin Financial Corporation	Pro Forma Adjustments		Pro Forma Combined
Interest Income	$3,991,068	$46,534	$—		$4,037,602
Interest Expense	1,085,642	15,204	—		1,100,846

Net Interest Income	2,905,426	31,330	—		2,936,756
Provision for Credit Losses	399,429	3,122	—		402,551

Net Interest Differential	2,505,997	28,208	—		2,534,205

Other Operating Income:
Service Charges on Deposits	485,116	2,951	—		488,067
Electronic Payment Processing Revenue	575,025	—	—		575,025
Investment Advisory Revenue	332,166	126	—		332,292
Mortgage Banking Net Revenue	301,734	4,342	—		306,076
Operating Lease Revenue	123,709	—	—		123,709
Other Operating Income	665,078	3,755	—		668,833

Total Other Operating Income	2,482,828	11,174	—		2,494,002

Operating Expenses:
Salaries, Wages and Benefits	1,161,776	12,006	—		1,173,782
Equipment and Occupancy Expenses	241,074	3,283	—		244,357
Operating Lease Expenses	93,525	—	—		93,525
Other Operating Expenses	944,887	9,194	2,118	(4)	956,199

Total Operating Expenses	2,441,262	24,483	2,118		2,467,863

Income from Continuing Operations Before Income Taxes and Minority Interest	2,547,563	14,899	(2,118)		2,560,344
Applicable Income Taxes	805,495	5,101	(741	)(4)	809,855

Income from Continuing Operations Before Minority Interest	1,742,068	9,798	(1,377)		1,750,489
Minority Interest, Net of Tax	(20,458)	—	—		(20,458)

Income from Continuing Operations	1,721,610	9,798	(1,377)		1,730,031
Dividends on Preferred Stock	740	—	—		740

Income from Continuing Operations
Available to Common Shareholders	$1,720,870	$9,798	$(1,377)		$1,729,291

Average Shares Outstanding (000’s):
Basic	571,590	8,302			576,130
Diluted	580,003	9,038			584,945
Earnings Per Share:
Basic from continuing operations	$3.01	$1.18			$3.00
Diluted from continuing operations	$2.97	$1.08			$2.96

See accompanying notes to unaudited pro forma condensed combined financial information.

FIFTH THIRD BANCORP AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

($000’S, EXCEPT SHARE AND PER SHARE DATA)

Note 1 -

The merger of Franklin Financial into Fifth Third Financial Corporation will be accounted for utilizing the purchase method of accounting. Under the purchase method of accounting, all the assets and liabilities of the acquired company are recorded at their respective fair values, as of the effective date of the transaction. Each share of Franklin Financial common stock that is issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted, by virtue of the merger and without any further action, into the right to receive that number of shares (or cash in lieu of fractional shares, if any) equal to (1) the sum of (a) $31.00 and (b) any increase in the book value per share of Franklin Financial common stock, excluding certain items, from March 31, 2003 through the end of the fiscal quarter preceding the effective time of the merger divided by (2) the average closing price of Fifth Third common stock for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger.

The increase in the book value per share of Franklin Financial common stock shall be calculated as the amount equal to (i) the book value of Franklin Financial common stock as of the end of the fiscal quarter preceding the effective time of the merger divided by the number of shares of Franklin Financial common stock outstanding as of the end of such fiscal quarter minus (ii) the book value of Franklin Financial common stock as of March 31, 2003 divided by the number of shares of Franklin Financial common stock outstanding as of March 31, 2003. For purposes of the affiliation agreement, the book value of Franklin Financial common stock shall be calculated as the aggregate amount of consolidated shareholders’ equity (including common stock, additional paid-in capital and retained earnings and excluding treasury stock) of Franklin Financial as of the relevant fiscal quarter end, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principals, consistently applied, but excluding any expenses or accruals after March 31, 2003 relating to (i) the valuation reserve adjustments contemplated by the affiliation agreement, (ii) termination or funding of any benefit plans of Franklin Financial and its subsidiaries as contemplated by the affiliation agreement, (iii) expenses associated with the affiliation agreement and the transactions contemplated therein, and (iv) expenses and gains or losses associated with the mark to market value of Franklin Financial’s or any of its subsidiaries’ investments as required by generally accepted accounting principles (including SFAS 115).

The unaudited pro forma financial information includes estimated adjustments to record certain assets and liabilities of Franklin Financial at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Franklin Financial, principally loans and borrowings, will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Franklin Financial’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Franklin Financial will change the amount of the purchase price allocable to goodwill. Additionally, changes to Franklin Financial’s shareholders’ equity, including net income from January 1, 2004 through the date the merger is completed, will also change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

FIFTH THIRD BANCORP AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

($000’S, EXCEPT SHARE AND PER SHARE DATA)

Note 2 –

The pro forma adjustments reflect an exchange ratio of .5469 shares (assuming the merger closed on December 31, 2003) of Fifth Third common stock for every share of Franklin Financial that was outstanding at December 31, 2003. Upon completion of the merger, outstanding options to acquire Franklin Financial common stock will be exchanged for options to acquire Fifth Third common stock with the number of options and option price adjusted for the exchange ratio. Franklin Financial stock options exchanged for Fifth Third stock options are considered part of the purchase price, and accordingly, the purchase price includes the fair value of exchanged Franklin Financial stock options aggregating to $38,281. The fair value of stock options was determined using the market price of Fifth Third common stock at December 31, 2003.

The purchase accounting adjustments to record this merger used in the preparation of the unaudited pro forma condensed combined balance sheet are summarized below:

Outstanding shares of Franklin Financial as of 12/31/03		8,382,222
Exchange ratio of Fifth Third shares for Franklin Financial		0.5469

Fifth Third shares to be issued		4,584,237
Market price of Fifth Third shares as of 12/31/03		59.10

Total market value of shares to be issued		$270,928
Fair value of Franklin Financial outstanding employee stock options		38,281

Total purchase price		309,209

Franklin Financial’s carrying value of net assets acquired		57,034

Purchase price in excess of assets acquired		252,175
Non-compete payments		25

Est. adjustments to reflect net assets acquired at FMV:
Estimated core deposit intangible

Franklin Financial core deposits	$493,341

Premium rate	3.00%	(14,800)

Intangible assets related to non-compete agreements		(25)

Deferred Income Taxes:

Estimated core deposit and other intangibles	$14,825
Income tax rate	35%	5,189

Goodwill		$242,564

Transaction costs estimated to be incurred in connection with the Franklin Financial merger are not expected to be material and accordingly have not been included in the analysis above.

FIFTH THIRD BANCORP AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

($000’S, EXCEPT SHARE AND PER SHARE DATA)

Note 3 -

The pro forma adjustments impacting shareholders’ equity are as follows:

Shareholders’ Equity:

Common Stock Adjustment

Fifth Third shares of common stock to be issued	4,584,237

Fifth Third stated value	$2.22	10,177

Less: Franklin Financial common stock		(16,350)

Common Stock adjustment		(6,173)

Capital Surplus Adjustment:
Fifth Third common stock issued in excess of par		260,751
Fair value of Fifth Third employee stock options to be issued		38,281
Franklin Financial Paid in Capital		—

Capital Surplus Adjustment		299,032

Elimination of Franklin Financial Retained Earnings		(41,060)
Elimination of Franklin Financial unearned compensation—RSA’s		86
Elimination of Franklin Financial accum other comprehensive income		290

Shareholders’ Equity Adjustment		$252,175

Note 4 -

The expected life of the core deposit intangible has been estimated at 7 years and amortization of both the core deposit intangible and related deferred income tax balances is included in the pro forma condensed combined statements of income based on a straight-line amortization method. The non-competition agreement related intangibles will be amortized over the respective contractual life of three years. The goodwill of $242.6 million recognized as a result of this merger will not be amortized, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” However, as required by the standard, impairment of goodwill will be subject to an examination if certain indicators are encountered, in addition to an annual review.

SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

The following table sets forth certain historical financial data concerning Fifth Third as of and for the five years ended December 31, 2003. This data is based on information contained in Fifth Third’s 2003 Annual Report on Form 10-K, which is incorporated by reference into this document. Financial data for all periods has been restated to reflect the fourth quarter 1999 mergers with CNB Bancshares, Inc. and Peoples Bank Corporation of Indianapolis and the second quarter 2001 merger with Old Kent Financial Corporation. These mergers were accounted for as poolings-of-interest. All share and per share information has been retroactively adjusted to reflect the 3-for-2 stock split effected in the form of a stock dividend paid on July 14, 2000.

	Years Ended December 31,
	2003	2002	2001(1)	2000(2)	1999(3)
	($ in thousands, except per share data)
Summary of Operations:
Interest income	$3,991,068	$4,129,412	$4,708,825	$4,947,372	$4,199,445
Interest expense	1,085,642	1,430,360	2,278,295	2,697,348	2,025,665

Net interest income	2,905,426	2,699,052	2,430,530	2,250,024	2,173,780
Provision for credit losses	399,429	246,611	236,077	137,661	169,445

Net interest income after provision for credit losses	2,505,997	2,452,441	2,194,453	2,112,363	2,004,335
Other operating income	2,482,828	2,183,042	1,787,683	1,475,679	1,334,599
Operating expenses	2,441,262	2,209,954	2,335,601	1,916,044	1,889,012

Income from continuing operations before income taxes and minority interest	2,547,563	2,425,529	1,646,535	1,671,998	1,449,922
Applicable income taxes	805,495	757,115	547,748	536,161	505,775

Income from continuing operations before minority interest	1,742,068	1,668,414	1,098,787	1,135,837	944,147
Minority interest, net of tax	(20,458)	(37,680)	(2,490)	—	—

Income from continuing operations	1,721,610	1,630,734	1,096,297	1,135,837	944,147
Dividends on preferred stock	740	740	740	740	740

Income from continuing operations available to common shareholders	$1,720,870	$1,629,994	$1,095,557	$1,135,097	$943,407

Common Share Data:
Earnings per share:
Income from continuing operations	$3.01	$2.81	$1.90	$2.01	$1.68
Income from discontinued operations, net	.08	.01	.01	.01	—
Cumulative effect of change in accounting principle, net	(.02)	—	(.01)	—	—

Net income available to common shareholders	$3.07	$2.82	$1.90	$2.02	$1.68
Earnings per diluted share:
Income from continuing operations	$2.97	$2.75	$1.86	$1.97	$1.66
Income from discontinued operations, net	.08	.01	.01	.01	—
Cumulative effect of change in accounting principle, net	(.02)	—	(.01)	—	—

Net income available to common shareholders	$3.03	$2.76	$1.86	$1.98	$1.66
Cash dividends declared per share	1.13	.98	.83	.70	.59
Book value per share	15.04	14.76	13.11	11.71	9.84
Average shares outstanding (000’s)	571,590	580,327	575,254	565,686	562,041
Average diluted shares outstanding (000’s)	580,003	592,020	591,316	578,973	575,895

(1)	Provision for credit losses and operating expenses for 2001 include $35.4 million and $348.6 million of pre-tax merger charges ($293.6 million after tax, or $0.50 per diluted share).
(2)	Provision for credit losses and operating expenses for 2000 include $12.0 million and $87.0 million of pre-tax merger charges ($66.6 million after tax, or $0.12 per diluted share).
(3)	Provision for credit losses and operating expenses for 1999 include $26.2 million and $108.1 million of pre-tax merger charges ($101.4 million after tax, or $0.18 per diluted share).

	December 31,
	2003		2002		2001(1)		2000(2)		1999(3)
	($ in thousands, except per share amounts)
Financial Condition at Period End:
Securities	$29,189,776		$25,534,110		$20,523,066		$19,581,366		$16,663,764
Loans and leases	52,307,853		45,928,136		41,547,892		42,530,390		38,836,589
Assets	91,143,023		80,894,448		71,026,340		69,658,339		62,156,688
Deposits	57,095,309		52,208,427		45,854,090		48,359,441		41,855,805
Short-term borrowings	13,170,707		8,823,145		7,452,730		6,344,964		10,095,747
Long-term debt and convertible subordinated notes	9,062,830		8,178,704		7,029,926		6,238,143		3,278,692
Shareholders’ equity	8,524,589		8,475,017		7,639,277		6,662,412		5,562,795

Ratios:
Profitability Ratios:
Return on average assets	2.01%		2.18%		1.55%		1.71%		1.57%
Return on average shareholders’ equity	20.4%		19.9%		15.1%		19.1%		17.3%
Net interest margin	3.62%		3.96%		3.82%		3.73%		3.96%
Efficiency ratio(4)	45.0%		44.9%		54.8%		50.8%		53.3%
Other operating income to total income(5)	46.1%		44.7%		42.4%		39.6%		38.0%
Dividend payout	37.3%		35.5%		44.7%		38.2%		40.9%
Capital Ratios:
Average shareholders’ equity to average assets	9.85%		10.93%		10.28%		8.98%		9.07%
Tier 1 risk-adjusted capital	10.93%		11.70%		12.37%		11.29%		11.29%
Total risk-adjusted capital	13.37%		13.51%		14.42%		13.40%		13.13%
Tier 1 leverage	9.11%		9.73%		10.54%		9.40%		9.04%
Ratio of Earnings to Fixed Charges:(6)
Including deposit interest	3.32	x	2.68	x	1.72	x	1.62	x	1.71	x
Excluding deposit interest	5.97	x	5.73	x	3.23	x	2.87	x	3.29	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends: (6)

Including deposit interest	3.31	x	2.68	x	1.72	x	1.62	x	1.71	x

Excluding deposit interest	5.96	x	5.72	x	3.22	x	2.87	x	3.29	x

Credit Quality Ratios:
Reserve for credit losses to nonperforming assets	242.01%		250.62%		265.45%		303.85%		370.86%
Reserve for credit losses to loans and leases outstanding	1.47%		1.49%		1.50%		1.43%		1.48%
Net charge-offs to average loans and leases outstanding	0.63%		0.43%		0.54%		0.26%		0.39%
Nonperforming assets to loans, leases and other real estate owned	0.61%		0.59%		0.57%		0.47%		0.40%

(1)	Provision for credit losses and operating expenses for 2001 include $35.4 million and $348.6 million of pre-tax merger charges ($293.6 million after tax, or $0.50 per diluted share).
(2)	Provision for credit losses and operating expenses for 2000 include $12.0 million and $87.0 million of pre-tax merger charges ($66.6 million after tax, or $0.12 per diluted share).
(3)	Provision for credit losses and operating expenses for 1999 include $26.2 million and $108.1 million of pre-tax merger charges ($101.4 million after tax, or $0.18 per diluted share).
(4)	Operating expenses divided by the sum of taxable-equivalent net interest income and other operating income.
(5)	Other operating income as a percent of net interest income and other operating income.
(6)	Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

SELECTED HISTORICAL FINANCIAL DATA OF FRANKLIN FINANCIAL

The following table sets forth certain historical financial data concerning Franklin Financial as of and for the five years ended December 31, 2003. This data is based on information contained in Franklin Financial’s 2003 Annual Report on Form 10-K, which is incorporated by reference in this document. All references to per share data have been restated to reflect the one-for-four reverse stock split in August 2000.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	($ in thousands, except per share amounts)
Summary of Operations:
Interest income	$46,534	$50,623	$50,144	$43,224	$30,691
Interest expense	15,204	18,020	27,106	25,926	15,185

Net interest income	31,330	32,603	23,038	17,298	15,506
Provision for loan losses	3,122	2,665	1,575	687	351

Net interest income after provision for loan losses	28,208	29,938	21,463	16,611	15,155
Other income	11,174	10,613	8,432	4,935	4,665
Other expenses	24,483	22,869	19,062	14,457	13,006

Income before income taxes	14,899	17,682	10,833	7,089	6,814
Provision for income taxes	5,101	6,597	3,926	2,350	2,344

Net income	$9,798	$11,085	$6,907	$4,739	$4,470

Common Share Data:
Earnings per share	$1.18	$1.40	$0.88	$0.61	$0.58
Earnings per diluted share	1.08	1.27	0.83	0.57	0.54
Cash dividends declared per share	0.24	0.22	0.21	0.20	0.17
Book value per share	6.80	6.09	4.51	3.94	2.94
Average shares outstanding (000’s)	8,302	7,906	7,817	7,790	7,657
Average diluted shares outstanding (000’s)	9,038	8,754	8,352	8,357	8,322

December 31,
2003	2002	2001	2000	1999
($ in thousands, except per share amounts)
Financial Condition at Period End:
Securities	$311,878	$270,313	$250,441	$227,819	$132,146
Loans	566,730	538,263	422,058	321,946	259,763
Assets	953,565	891,233	735,851	604,946	430,400
Deposits	801,444	758,372	617,251	491,980	383,857
Short-term borrowings	17,950	2,581	5,088	3,131	14,751
Long-term debt	74,000	74,000	74,681	74,708	6,722
Shareholders’ equity	57,034	48,548	35,410	30,730	22,859
Ratios:
Profitability Ratios:
Return on average assets	1.11%	1.39%	1.06%	0.94%	1.20%
Return on average shareholders’ equity	18.39%	26.58%	20.6%	19.6%	19.2%
Net interest margin	3.74%	4.30%	3.72%	3.71%	4.48%
Efficiency ratio(1)	56.4%	52.2%	60.2%	64.3%	63.9%
Other income to total income(2)	26.3%	24.6%	26.8%	22.2%	23.1%
Dividend payout	21.8%	17.5%	25.6%	35.5%	31.5%

Capital Ratios:
Average shareholders’ equity to average assets	6.05%	5.25%	5.13%	4.80%	6.22%
Tier 1 risk-adjusted capital	11.5%	10.1%	9.7%	10.9%	9.2%
Total risk-adjusted capital	12.4%	11.1%	11.5%	13.4%	10.1%
Tier 1 leverage	8.1%	7.1%	6.7%	6.8%	6.5%
Ratio of Earnings to Fixed Charges: (3)
Including deposit interest	1.95	x	1.96	x	1.39	x	1.27	x	1.44	x
Excluding deposit interest	4.14	x	4.55	x	2.95	x	2.84	x	7.07	x
Credit Quality Ratios:
Reserve for credit losses to nonperforming assets	132.10%	85.06%	105.15%	43,214.29%	968.75%
Reserve for credit losses to loans and leases outstanding	1.02%	1.03%	0.96%	0.91%	0.92%
Net charge-offs to average loans and leases outstanding	0.56%	0.24%	0.09%	0.05%	0.02%
Nonperforming assets to loans, leases and other real estate owned	0.77%	1.21%	0.92%	0.00%	0.09%

(1)	Expenses divided by the sum of taxable-equivalent net interest income and other income.
(2)	Other income as a percent of net interest income and other income.
(3)	Earnings represent income before taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense. Franklin Financial had no preferred stock outstanding during any period presented. Accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equivalent to the ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE

RIGHTS OF SHAREHOLDERS

Fifth Third is a corporation organized under the laws of the State of Ohio. Franklin Financial is a corporation organized under the laws of the State of Tennessee.

Fifth Third is authorized to issue 1,300,000,000 shares of Fifth Third common stock, no par value, and 500,000 shares of preferred stock, no par value. As of January 31, 2004, Fifth Third had outstanding 564,924,633 shares of Fifth Third common stock, 7,250 shares of Fifth Third Series D perpetual preferred stock and 2,000 shares of Fifth Third Series E perpetual preferred stock. Pursuant to Fifth Third’s articles of incorporation, the board of directors of Fifth Third may, without further action of the shareholders: (1) divide into one or more new series the authorized shares of Fifth Third preferred stock which have not previously been designated, (2) fix the number of shares constituting any new series, and (3) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third preferred stock are not entitled to vote on any matter.

The Fifth Third Series D and Series E perpetual preferred stock is not redeemable at the option of either Fifth Third or the holder. The holder of Fifth Third Series D perpetual preferred stock has the option to convert his or her stock into Fifth Third common stock, subject to regulatory approval. If a change of control of Fifth Third occurs that is not approved by the holders of a majority of the outstanding shares of Fifth Third Series E perpetual preferred stock, the holders of Fifth Third Series E perpetual preferred stock have the right to convert those shares into the right to receive a cash payment. Fifth Third may not engage in a merger in which Fifth Third is not the surviving entity unless the surviving entity issues to the holders of Series D and Series E perpetual preferred stock other series of preferred stock with powers, preferences and special rights substantially identical to those of the Series D and Series E perpetual preferred stock.

Franklin Financial is authorized to issue 500,000,000 shares of Franklin Financial common stock, no par value. As of March 30, 2004, Franklin Financial had outstanding 8,450,517 shares of Franklin Financial common stock.

Set forth below is a description of Fifth Third common stock and Franklin Financial common stock. This description and analysis are brief summaries of relevant provisions of the articles of incorporation and code of regulations of Fifth Third and Ohio law and of the charter and bylaws of Franklin Financial and Tennessee law and are qualified in their entirety by reference to those documents.

Voting Rights

Holders of both Fifth Third common stock and Franklin Financial common stock are generally entitled to one vote per share on all matters submitted to a vote of shareholders.

Fifth Third Series D and Series E perpetual preferred stock do not carry any voting rights, except as required by Ohio law, but Fifth Third may not issue any securities ranking, as to dividends or rights upon liquidation, senior to or on parity with the Fifth Third Series D and Series E perpetual preferred stock, without the prior approval of holders of a majority of shares of Fifth Third Series D or Series E perpetual preferred stock, as the case may be.

Classification of Board of Directors. Fifth Third’s code of regulations provides for the division of its board of directors into three classes of approximately equal size. Directors of Fifth Third’s board of directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Fifth Third may make it more difficult for a shareholder to acquire immediate control of Fifth Third and remove management by means of a hostile takeover. Since the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

The Franklin Financial board is not classified.

Preferred Stock. As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third preferred stock, and its board of directors, without shareholder approval, may designate various characteristics and rights of Fifth Third preferred stock, including conversion rights. Fifth Third’s board of directors may also, without shareholder approval, authorize the conversion of shares of other classes of Fifth Third preferred stock into any number of shares of Fifth Third common stock and thus dilute the outstanding shares of Fifth Third common stock and adversely affect the voting power of the Fifth Third common stock. Subject to the board’s fiduciary duties, Fifth Third could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Fifth Third.

Franklin Financial is not authorized to issue any preferred stock.

Cumulative Voting. The holders of Fifth Third common stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation’s articles of incorporation are amended to provide that no shareholder of the corporation may cumulate his or her voting power, each shareholder has the right to vote cumulatively in the election of directors of the corporation if (1) written notice is given by any shareholder of the corporation to the president, a vice president or the secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that the shareholder desires that voting for the election of directors be cumulative, and (2) announcement of the giving of this notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving the notice. In this event, each shareholder will be entitled to cumulate the voting power he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute these votes on the same principle among two or more candidates, as each shareholder sees fit. The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the board of directors.

Franklin Financial shareholders do not have a right to vote cumulatively in the election of directors. Therefore, each share of Franklin Financial common stock is entitled to one vote in the election of any director.

Dividends

Holders of Fifth Third common stock are entitled to dividends as and when declared by the board of directors of Fifth Third out of funds legally available for the payment of dividends. Fifth Third has, in the past, declared and paid dividends on a quarterly basis, and intends to continue to do so in the immediate future in such amounts as the board of directors shall determine. Before the Fifth Third board of directors may declare and pay a dividend, however, Fifth Third must pay or declare full cumulative dividends on all shares having a priority over the Fifth Third common stock as to dividends; and Fifth Third must make all required sinking or retirement fund payments on all classes of preferred shares and on any other stock of Fifth Third ranking as to dividends or assets prior to the Fifth Third common stock. Fifth Third Series D and Series E preferred stock are entitled to dividends that are payable quarterly at the annual rate of 8%, based on their stated value of $1,000 per share. The obligation to pay dividends is cumulative. Fifth Third Series D perpetual preferred stock is senior as to dividends to the Fifth Third Series E perpetual preferred stock and Fifth Third common stock. Fifth Third Series E perpetual preferred stock is senior as to Fifth Third common stock.

Holders of Franklin Financial common stock have a right to dividends on the shares of common stock, but only if funds are legally available for the payment of dividends, and only when and as determined by the board of directors.

Most of the revenues of Fifth Third and Franklin Financial available for payment of dividends are derived from amounts paid to each corporation by its respective subsidiaries. Under applicable banking law, the total dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of the bank’s net profits and retained net profits for the preceding two years. No affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared. No affiliate of Franklin Financial has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company or savings association under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends which Fifth Third and Franklin Financial, and their respective affiliates, may pay in the future.

Preemptive Rights

Neither shareholders of Fifth Third nor shareholders of Franklin Financial have preemptive rights.

Rights Upon Liquidation

In the event of any liquidation, dissolution or winding up of Fifth Third, the holders of Fifth Third common stock would be entitled to receive, subject to the rights of holders of Fifth Third preferred stock and after payment or provision for payment of all debts and liabilities of Fifth Third (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Fifth Third available for distribution. Fifth Third’s Series D and Series E perpetual preferred stock have priority over the holders of Fifth Third common stock in the event of liquidation or dissolution. If other series of Fifth Third preferred stock are issued, the holders of such other series of preferred stock may also have priority over the holders of Fifth Third common stock in the event of liquidation or dissolution.

In the event of any liquidation, dissolution or winding up of Franklin Financial, the holders of Franklin Financial common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Franklin Financial (including the payment of all fees, taxes, penalties and other expenses incidental thereto), the remaining assets of Franklin Financial available for distribution.

Indemnification and Personal Liability of Directors and Officers

Fifth Third’s code of regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, subject to the limits of applicable federal law and regulation, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer.

Franklin Financial’s charter limits the liability of directors to Franklin Financial or its shareholders for breach of fiduciary duty to the fullest extent possible under Tennessee law, except for liability due to breach of the director’s duty of loyalty to Franklin Financial or its shareholders, acts or omissions not in good faith, involving intentional misconduct, or a knowing violation of the law, or breach of Tennessee law related to unlawful distributions. Franklin Financial’s bylaws provide for the indemnification of each current or former director, officer, employee, agent, or other person acting in such capacity, or as partner or trustee for another entity at Franklin Financial’s request, against all liabilities and reasonable expenses incurred by him in connection with any proceeding due to his position with Franklin Financial or such other entity, as long as the indemnification is authorized by Franklin Financial as specified by the bylaws. Indemnification shall be authorized if he conducted himself in good faith; he reasonably believed, in the case of conduct in his official capacity, that his conduct was in Franklin Financial’s best interest or, in all other cases, at least not opposed to its best interest; in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; and in connection with any proceeding charging improper personal benefit, he was not adjudged liable on the basis that personal benefit was improperly received by him. Franklin Financial may purchase insurance to protect any current or former director, officer, employee, agent, or person acting in such capacity, or as partner or trustee for another entity at Franklin Financial’s request, whether or not Franklin Financial would have the power to indemnify the person against the liability covered. No indemnification will be made to or on behalf of any current or former director, officer, employee or agent of Franklin Financial if a judgment or other final adjudication establishes his liability for breach of the duty of loyalty to Franklin Financial or its shareholders, acts or omissions not in good faith, intentional misconduct or a knowing violation of the law, or under Tennessee law related to unlawful distributions.

Neither Fifth Third nor Franklin Financial has any additional indemnification agreements with its officers or directors.

Shareholders’ Meetings; Quorum

Special meetings of Fifth Third’s shareholders may be called at any time by the board of directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. These applications must set forth the purpose or purposes of the meeting.

Special meetings of Franklin Financial’s shareholders may be called at any time by the President or the Chairman of the Board of Directors, if any. In addition, Franklin Financial’s President or Secretary must call a meeting when requested in writing by a majority of all directors, or when shareholders holding at least one-tenth of all voting shares make a written demand to the Secretary describing the purpose for the meeting.

The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under both Fifth Third’s code of regulations and Franklin Financial’s bylaws.

Removal of Directors

Ohio law provides that the directors may remove any director: (1) if by order of court he has been found to be of unsound mind, or if he is adjudicated a bankrupt; or (2) if within sixty days, or within such other period of time as is prescribed in the articles or the regulations, from the date of his election he does not qualify by accepting in writing his election to the office or by acting at a meeting of the directors, and by acquiring the qualifications specified in the articles or the regulations; or if, for such period as is prescribed in the articles or the regulations, he ceases to hold the required qualifications.

Where, as in the case of Fifth Third, the shareholders have a right to vote cumulatively in the election of directors, and the directors are classified, then, unless the articles or the regulations expressly provide that no director may be removed from office or that removal of directors requires a greater vote than that specified in this division, all the directors, all the directors of a particular class, or any individual director may be removed from office, only for cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed, except that, unless all the directors, or all the directors of a particular class, are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. Ohio law was recently amended to restrict a shareholder’s right to remove classified directors to removal for cause.

Fifth Third’s code of regulations provide that no director shall be removed without cause during his term of office and that any director may be removed for cause at any time by the action of the holders of record of a majority of the outstanding shares of Fifth Third common stock entitled to vote thereon at a meeting of the shareholders, and the vacancy in the board of directors caused by such removal may be filled by action of the shareholders at such meeting or any subsequent meeting.

Franklin Financial’s charter allows for any director to be removed with or without cause at any regular or special meeting of the shareholders called for that purpose. Only Franklin Financial shareholders can fill a vacant position caused by a director’s removal through an affirmative vote of at least 50% of the outstanding shares of each class of stock entitled to vote in a director election. Any other vacancy on Franklin Financial’s board may be filled by a majority vote of the directors then in office.

Tennessee law also provides for removal of directors by judicial proceedings in the Tennessee county where the corporation’s principal or registered office is located, through a proceeding by either the corporation or shareholders holding at least 10% of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, in regards to the corporation and removal of the director is in the corporation’s best interest. The court may bar the director from reelection.

Amendment to Charter Documents

Ohio law provides that except in certain circumstances, amendments to a corporation’s articles of incorporation must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal or, if the articles provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of this voting power, and by such affirmative vote of the holders of shares of any particular class as is required by the articles. Any amendment that would change or eliminate the classification of directors of an issuing public corporation such as Fifth Third whose directors are classified must be adopted by the shareholders only at a meeting expressly held for that purpose, by the affirmative shareholders’ vote required by law or the corporation’s articles of incorporation, and by an affirmative vote of the holders of at least a majority of the disinterested shares.

Except for amendments by the Fifth Third board of directors concerning the fixing of the terms of any series of Fifth Third preferred stock, Fifth Third’s articles of incorporation contain no other provisions concerning amendments.

Tennessee law provides that a corporation may amend its charter to add or change a required or permitted provision, or delete an optional provision. Under Tennessee law, unless the charter provides otherwise, the board of directors may make certain amendments to the charter without shareholder approval. If shareholder approval is required to make the amendment, the board must generally make a recommendation regarding the adoption of the amendment and, generally, the amendment will require the approval of a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights and otherwise, if a quorum exists with respect to a voting group, by majority vote of the shareholders voting. The charter may be restated by the board of directors any time, with or without shareholder action. If the restatement includes an amendment requiring shareholder approval, it must be adopted by the shareholders.

Unless otherwise stated, the Franklin Financial charter may be amended, altered, changed or repealed only by an affirmative vote of the holders of at least 50% of the shares of each class of stock entitled to vote in director elections. Certain sections of the Franklin Financial charter regarding covered transactions, business combinations and directors’ business judgment require an affirmative vote of the holders of 75% of the outstanding shares of each class of stock entitled to vote in director elections to be amended or repealed.

Ohio law provides that the code of regulations of a corporation may be amended, or new regulations may be adopted, by the shareholders at a meeting held for that purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation on the proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on the proposal, or if the articles or regulations so provide or permit, by the affirmative vote or written consent of the holders of shares entitling them to exercise a greater or lesser proportion but not less than a majority of the voting power. Any amendment that would change or eliminate the classification of directors of an issuing public corporation such as Fifth Third whose directors are classified must be adopted by the shareholders only at a meeting expressly held for that purpose, by the affirmative shareholders’ vote required by law or the corporation’s articles of incorporation, and by an affirmative vote of the holders of at least a majority of the disinterested shares.

Fifth Third’s code of regulations provide that, except for certain provisions regarding the election and removal of directors (which may only be amended by the vote or consent of two-thirds of the voting power of Fifth Third), the Fifth Third code of regulations may be altered, amended or repealed at a meeting held for this purpose by the affirmative vote of the holders of shares of Fifth Third common stock entitling them to exercise a majority of the voting power or may be adopted without a meeting by the written consent of the holders of shares of Fifth Third common stock entitling them to exercise two-thirds of the voting power.

Tennessee law generally provides both shareholders and the board of directors with the power to amend or repeal most of a corporation’s bylaws, unless the charter expressly reserves that power for the shareholders or the shareholders in amending or repealing a bylaw provide that the board may not amend or repeal that bylaw. However, only shareholders may adopt or amend a bylaw that requires a higher quorum or voting requirement for shareholders, which must be adopted by the greater of the quorum and voting requirement then in effect or the proposed quorum and voting requirement. Bylaws fixing a greater quorum or voting requirement for the board of directors may be adopted or amended only by the shareholders if the shareholders originally adopted the bylaw, and otherwise may be adopted by either the shareholders or the board of directors.

The Franklin Financial bylaws may be altered or amended and new bylaws adopted by an affirmative vote of a majority of the shareholders of each class of stock entitled to elect directors at any regular or special meeting as long as notice of the proposed change is contained in the notice of such meeting. The board of directors may alter, amend, or adopt new Franklin Financial bylaws at any regular or special meeting of the board by an affirmative vote of a majority of all directors then holding office.

Vacancies on the Board of Directors

Ohio law provides that, unless the articles or the regulations otherwise provide, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board for the unexpired term. A vacancy exists if the shareholders increase the authorized number of directors but fail at the meeting at which the increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any time to elect the whole authorized number of directors. In case of any removal of a director pursuant to the second paragraph in “—Removal of Directors” above, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed is deemed to create a vacancy in the board.

Fifth Third’s code of regulations provide that, except for vacancies created by the removal of a director (which is filled as stated above in “—Removal of Directors”), in the case of any increase in the number of directors, or any vacancy created by the death, resignation or otherwise of a director, the additional director or directors may be elected, or, as the case may be, the vacancy or vacancies may be filled either: (1) by the Fifth Third board of directors at any meeting by the affirmative vote of a majority of the remaining directors (though less than a quorum), or (2) by the holders of Fifth Third common stock entitled to vote thereon, either at an annual meeting of shareholders or at a special meeting called for that purpose.

Tennessee law allows board vacancies to be filled by the shareholders or a majority of the remaining directors, even if the remaining directors represent less than a quorum. If the vacant position was held by a director elected by a voting group, then only the voting group may vote to fill the vacancy if it is filled by the shareholders. Directors or shareholders may fill a vacancy that will occur at a specific later date before it occurs, but the new director cannot take office until the vacancy occurs.

Franklin Financial’s bylaws provide that vacancies in the board of directors resulting from resignation or death may be filled by the vote of the majority of the directors then in office, though less than a quorum, or, if not filled by the directors, by the shareholders at any meeting held during the vacancy. If the vacancy is due to the removal of a director, the vacancy will be filled by a vote of more than 50% of the outstanding shares of each class eligible to vote in a director election. The successor director will be elected for the remainder of his predecessor’s term.

Subscription, Conversion, Redemption Rights; Stock Nonassessable

Neither Fifth Third common stock nor Franklin Financial common stock have subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto. Shares of Fifth Third common stock issued to shareholders of Franklin Financial pursuant to the affiliation agreement and the plan of merger will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

Approval of Mergers, Consolidations or Sale of Assets

A merger, consolidation or disposition of all or substantially all of Fifth Third’s assets requires approval by a two-thirds vote of the outstanding voting shares of Fifth Third common stock. Except as described below, a merger, consolidation, or disposition of all or substantially all of Franklin Financial’s assets not in the regular course of business, requires approval of only a majority of the shares of Franklin Financial common stock entitled to vote on the matter.

Change-of-Control Provisions

The articles of incorporation and code of regulations of Fifth Third contain various provisions which could make more difficult a change-of-control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third preferred stock may have the effect of delaying, deferring or preventing a change-of-control of Fifth Third. Fifth Third’s classified board of directors may also make it more difficult for a shareholder to acquire immediate control of Fifth Third. Additionally, Ohio law contains provisions which would also make more difficult a change-of-control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

Ohio Control Share Acquisition Act. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any “control share acquisition” of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A “control share acquisition” is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%; more than 33%; and a majority.

The Ohio Control Share Acquisition Act also requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date.

The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Ohio Control Share Acquisition Act, the acquiring person may only acquire the shares of the Ohio issuing public corporation upon the affirmative vote of (1) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the separate special meeting, and (2) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the special meeting excluding those shares of the Ohio issuing public corporation common stock deemed to be “interested shares” for purposes of the Ohio Control Share Acquisition Act.

“Interested shares” are defined under the Ohio Control Share Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons: (1) an acquiring person; (2) any officer of the Ohio issuing public corporation; or (3) any employee who is also a director of the Ohio issuing public corporation. “Interested shares” also include shares of the Ohio issuing public corporation common stock that are acquired by any person after the date of the first public disclosure of the proposed merger and the date of the special meeting, if either: (a) the aggregate consideration paid by such person, and any person acting in concert with him for such shares of the Ohio issuing public corporation common stock exceeds $250,000, or (b) the number of shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of the Ohio issuing public corporation common stock.

Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code prohibits an issuing public corporation from engaging in certain transactions with an interested shareholder for a period of three years following the date on which the person became an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested shareholder. Fifth Third is an issuing public corporation for purposes of the statute. An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors.

The transactions restricted by Chapter 1704 include:

•	any merger, consolidation, combination, or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder;

•	certain transfers of property, dividends, and issuance or transfers of shares, from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with, or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

•	certain transactions which (1) increase the proportionate share ownership of an interested shareholder, (2) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs, or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder, or (3) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder.

After the initial three-year moratorium has expired, an issuing public corporation may engage in a transaction subject to Chapter 1704 if: (1) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (2) the transaction subject to Chapter 1704 is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of shares representing at least a majority of voting shares which are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or (3) the transaction subject to Chapter 1704 meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

Ohio Tender Offer Procedures. Ohio law also provides that an offeror may not make a tender offer or request an invitation for tenders that would result in the offeror beneficially owning more than 10% of any class of the target company’s equity securities unless such offeror files certain information with the Ohio Division of Securities and provides such information to the target company and the offerees within Ohio. The Ohio Division of Securities may suspend the continuation of the control bid if it determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity security of a target company within two years of the offeror’s previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval.

Dissenters’ Rights. Under Ohio law, shareholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures. Shareholders entitled to relief as dissenting shareholders under Ohio law are:

•	shareholders of an Ohio corporation dissenting from certain amendments to the corporation’s articles of incorporation;

•	shareholders of an Ohio corporation that is being merged or consolidated into a surviving or new entity;

•	shareholders of a surviving Ohio corporation to a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

•	shareholders, other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

•	shareholders of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote); and

•	shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged.

The charter of Franklin Financial also contains various provisions which could make a change-in-control of Franklin Financial more difficult, or discourage a tender offer or other plan to restructure Franklin Financial. While Franklin Financial does not have a classified board or the ability to issue preferred stock to delay a change in control, Franklin Financial’s charter requires a supermajority (two-thirds) vote of Franklin Financial shareholders to approve certain covered transactions, which could make a change in control, tender offer or restructuring of Franklin Financial more difficult or less likely. Additional voting and dividend requirements for a business combination between Franklin Financial and an interested person could also make a change in control, tender offer or restructuring of Franklin Financial more difficult or less likely. Additionally, Tennessee law contains provisions that could make a change-in-control of Franklin Financial more difficult, or discourage a tender offer or other plan to restructure Franklin Financial. The following discussion of some of these provisions is qualified in its entirety by reference to those particular charter, statutory and regulatory provisions.

Supermajority Vote for Covered Transactions. Under Franklin Financial’s charter, the affirmative vote of the holders of two-thirds of the shares of each class of stock entitled to vote is required, along with any other required board or shareholder consent, to authorize a covered transaction, unless the covered transaction is approved by three-fourths of the entire membership of the board of directors, in which case only a majority of the holders of each class of stock entitled to vote is required to authorize the transaction. A “covered transaction” is any merger or consolidation of Franklin Financial or any subsidiary with or into an “interested person”, any sale, lease or other disposition of all or any substantial part of the assets of Franklin Financial or any subsidiary to any interested person for cash, real or personal property or any combination of cash or real or personal property, any issuance or delivery of securities of Franklin Financial or any subsidiary to an interested person in consideration for any securities or other property, or the liquidation of Franklin Financial. “Interested person” is defined as any person who directly or indirectly beneficially owns 5% or more of the shares of stock of Franklin Financial entitled to vote in director elections.

Disinterested Vote for Business Combinations. Franklin Financial’s charter also requires “business combinations” with an interested person to be approved by the holders of a majority of the shares of each class of stock entitled to vote in elections of directors that are not directly or indirectly beneficially owned by the interested person. Franklin Financial’s charter, however, excludes business combinations meeting certain fair price, dividend, and consideration requirements from this disinterested vote provision. A “business combination” is any merger or consolidation of Franklin Financial or any subsidiary with or into an “interested person”, any sale, lease or other disposition of all or any substantial part of the assets of Franklin Financial or any subsidiary to any interested person for cash, real or personal property or any combination of cash or real or personal property, or any issuance or delivery of securities of Franklin Financial or any subsidiary to an interested person in consideration for any securities or other property.

Tennessee Investor Protection Act. The Tennessee Investor Protection Act regulates and limits tender offers. The Tennessee Investor Protection Act limits an offeror owning 5% or more of the target company’s stock from making a takeover offer, defined as the offer to acquire any equity security pursuant to a tender offer or request or invitation for tenders, if after completion, the offeror would be a beneficial owner of more than 10% of any class of outstanding securities of the company, within a year after any purchase of the company’s stock. No such offer may be made unless the offeror first makes a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, makes a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities and files with the Tennessee Commissioner of Commerce and Insurance and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the commissioner. The Tennessee Investor Protection Act also requires an offeror to make the takeover offer, and accept a shareholder’s tender, on substantially the same terms as all other shareholders, whether the shareholders reside in Tennessee or another state, and establishes time frames for the offer and its acceptance. In addition, the Tennessee Investor Protection Act requires certain information to be registered with the commissioner, including solicitation materials, and prohibits fraudulent, deceptive or manipulative acts in connection with the offer. The Tennessee Investor Protection Act does not apply to state banks, savings and loan associations, public utilities, public utility holding companies, domestic insurance companies, national banks, bank holding companies such as Fifth Third, or any offer involving a vote of shareholders of the offeree company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. The Tennessee Investor Protection Act does not apply to the merger because Franklin Financial’s board of directors has recommended acceptance of the merger to its shareholders, and any inducements to officers or directors not available to all shareholders have been disclosed to the shareholders. The merger therefore does not involve a “takeover offer” within the meaning of the Tennessee Investor Protection Act.

Tennessee Control Share Acquisition Act. Tennessee’s Control Share Acquisition Act requires the approval of a majority of shares entitled to vote in a director election to approve voting rights for control shares acquired in a control share acquisition in order for the control shares to be entitled to voting rights. A “control share acquisition” means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. “Control shares” are shares that when added to all the other shares either owned by a person, or over which the person exercises voting power, would allow that person to exercise or direct the voting power beyond one-fifth, one-third or a majority of the voting power of the corporation, for which approval has not already been granted.

To obtain voting rights, the Control Share Acquisition Act requires the acquiring person to deliver a control share acquisition statement to the issuing public corporation. If so requested, the issuing public corporation must then call and hold a special meeting of its shareholders to vote upon the voting rights of the control shares within 50 days after receipt of such control share acquisition statement, unless the acquiring person agrees to a later date. The acquiring person may also request such meeting to be held no sooner than 30 days after receipt of the acquiring person statement. If no request is made, consideration of the voting rights must occur at the next annual or special meeting of shareholders. The purchaser can demand such a meeting before acquiring a control share, but only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the control share acquisition.

Voting rights for control shares may only be given by an affirmative vote by the holders of a majority of all the shares, except “interested shares”, entitled to vote in a director election. “Interested shares” are shares held by the acquiring person in the control share acquisition, any officer of the subject corporation or any employee of the subject corporation who is also a director of that corporation. Charter or bylaw provisions effective prior to a control share acquisition may: (1) give dissenters’ rights to shareholders who do not vote in favor of the voting rights for the control shares, or (2) authorize the redemption of all the control shares for fair market value at any time during the period ending 60 days after the last acquisition of control shares if no control acquisition statement is filed, or the shares are not given voting rights by the shareholder vote.

The Control Share Acquisition Act is only applicable to corporations whose charter or bylaws expressly declare that control share acquisitions are governed by and subject to the Act. Neither Franklin Financial’s charter nor bylaws make any reference to the Tennessee Control Share Acquisition Act, and Franklin Financial is therefore not subject to the Control Share Acquisition Act.

Tennessee Business Combination Act. Tennessee’s Business Combination Act is a statutory scheme designed to help protect Tennessee’s public corporations and their shareholders from unwanted business combinations. The Tennessee Business Combination Act provides protection for Tennessee public corporations and their directors and officers who resist a merger, exchange, tender offer or significant disposition of assets if the directors have a good faith belief that the transaction would adversely affect the corporation’s employees, customers, suppliers, or surrounding communities.

The Tennessee Business Combination Act prohibits the business combination of an interested shareholder of a corporation and that corporation for five years following the interested shareholder’s acquisition of shares unless the business combination or acquisition of shares by the interested shareholder is approved by the board before the interested shareholder’s share acquisition date and meets any other requirements under the law and the corporation’s charter and bylaws, or the business combination is exempted under the Tennessee Business Combination Act. To effect the business combination after the expiration of the five year term, the proposed business combination must be either approved by a two-thirds vote of the non-interested shareholders, or satisfy certain fairness conditions specified by the Tennessee Business Combination Act relating to the price to be paid to the non-interested shareholders in such transaction.

“Interested shareholder” is defined by the Tennessee Business Combination Act as any person who is the beneficial owner directly or indirectly of 10% or more of the voting power of any class or series of the outstanding voting stock of the resident domestic corporation, or is an affiliate or associate of the corporation and was the direct or indirect beneficial owner of 10% or more of the voting power of any class or series of outstanding stock of the corporation at any time during the five year period prior to the date in question. Fifth Third is not an interested shareholder of Franklin Financial.

The Tennessee Business Combination Act defines “business combination” for a resident domestic corporation as:

•	any merger or consolidation of a corporation or its subsidiary with an interested shareholder, his affiliate or his associate, or any other corporation that would be an affiliate or associate of the interested shareholder after the merger or consolidation;

•	any exchange of shares or securities convertible into shares of the corporation with any interested shareholder, his affiliate or his associate, or any other corporation that would be an affiliate or associate of the interested shareholder after the exchange;

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the corporation’s assets to, with or proposed by or on behalf of the interested shareholder, his affiliate or his associate, if the assets have an aggregate market value of 10% or more of the corporation’s assets, have an aggregate market value of 10% or more of the market value of the outstanding shares of the corporation, or represent 10% or more of the consolidated net income of the corporation;

•	Any transaction that results in the issuance or transfer of the corporation’s shares or securities convertible to shares of the corporation to the interested shareholder, his affiliate or his associate, with the exception of certain warrants, rights or dividends;

•	The adoption of any plan or proposal for the liquation or dissolution of the corporation, or reincorporation of the domestic corporation in another jurisdiction pursuant to an agreement with an interested shareholder, his affiliate or his associate;

•	Any transaction in relation to an interested shareholder, his affiliate or his associate that has the direct or indirect effect of increasing the proportionate share of the corporation’s outstanding shares of any class or series of shares entitled to vote, or securities that could be converted into shares entitled to vote, which are directly or indirectly owned or controlled by the interested shareholder, his affiliate or his associate; or

•	Any loans, advances, guarantees, pledges, financial assistance, security arrangements, restrictive covenants, or any tax credits or other tax advantages in relation to the corporation which would directly or indirectly give the interested shareholder, his affiliate or his associate a disproportionate benefit.

The merger is not governed by the Tennessee Business Corporation Act because Franklin Financial’s board of directors approved the affiliation agreement and plan of merger before they were executed.

Tennessee Greenmail Act. The Tennessee Greenmail Act prohibits Franklin National from purchasing or agreeing to purchase any of its securities, at a price in excess of fair market value, from a holder of 3% or more of any class of such securities who has held such securities for less than two years, unless that purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Franklin Financial or it makes an offer of at least equal value per share to all holders of shares of that class.

Dissenters’ Rights. Under Tennessee law, a shareholder is entitled to dissent from and obtain the fair value payment of his shares, but may not challenge the action, in the event of any of the following corporate actions:

•	A merger of the corporation where shareholder approval is required for the merger and the shareholder is entitled to vote, or if the corporation is a subsidiary that is being merged with its parent;

•	A share exchange to which the corporation is a party and is the corporation whose shares will be acquired, if the shareholders are entitled to vote on the exchange;

•	A sale or exchange of all or substantially all of the corporation’s property not in the usual course of business, if the shareholder is entitled to vote on the sale or exchange;

•	An amendment to the corporation’s charter that materially and adversely affects the rights of a dissenter’s shares by altering or abolishing a preferential right, creating, altering or abolishing a redemption right, altering or abolishing a preemptive right, or excluding or limiting a voting right, or reduces the number of shares owned to a fraction of a share that is to be acquired for cash; or

•	Any corporate action taken by shareholder vote where the charter, bylaws or board resolution allows the shareholder to dissent and obtain payment for his shares.

Holders of shares of a security listed on an exchange registered under Section 6 of the Exchange Act or that is a national market system security such as Franklin Financial may not dissent. Dissenters’ rights are therefore not available to the Franklin Financial shareholders with respect to the merger.

Consideration of Non-Shareholder Interests

Ohio law provides that a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation’s shareholders and, in his discretion, may consider any of the following: (1) the interests of the corporation’s employees, suppliers, creditors, and customers; (2) the economy of the state and nation; (3) community and societal considerations; and (4) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

As stated above, the Tennessee Business Combination Act limits the liability of directors who resist a merger, exchange, tender offer or significant disposition of assets if the directors have a good faith belief that the transaction would adversely affect the corporation’s employees, customers, suppliers, or surrounding communities. In addition, Franklin Financial’s charter directs its directors to consider all relevant factors when evaluating a tender offer, exchange offer, merger, consolidation, or sale of all or substantially all of Franklin Financial’s assets. Those factors include, but are not limited to, the consideration being offered in relation to the market value of Franklin Financial’s stock, its value in a freely negotiated transaction and its value in the future as an independent entity, and the social and economic effects on the employees, customers, suppliers, other constituents, and surrounding communities of Franklin Financial, as well as the desirability of maintaining independence from any other business or entity.

REGULATION OF FINANCIAL INSTITUTIONS

Franklin Financial, Fifth Third and Fifth Third Financial Corporation are financial holding companies registered under the Bank Holding Company Act. Fifth Third has two state chartered banks organized under the laws of Ohio and Michigan, respectively. Franklin National Bank is a national banking association. In the merger, Fifth Third Financial Corporation will acquire the assets of Franklin Financial. Because each of these different types of banking organizations is governed under different regulatory schemes, the assets of Franklin Financial acquired by Fifth Third Financial Corporation in the merger will be subject to different regulations after the merger. The following is a discussion of some of the regulatory requirements applicable to bank holding companies, financial holding companies, banks and savings banks. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. In addition to being governed by federal and state laws specifically governing bank holding companies, financial holding companies, banks and savings banks, Fifth Third and each of its depository subsidiaries that are chartered under state law are also governed by the corporate law of their state of incorporation to the extent these laws do not conflict with the laws specifically governing bank holding companies, financial holding companies, banks and savings banks.

Holding Company Regulation

Bank Holding Companies in General. As a bank holding company, Fifth Third is registered with and subject to regulation by the Federal Reserve Board and the Ohio Division of Financial Institutions (the “Division”). Fifth Third is required to file annually a report of operations with, and is subject to examination by, the Federal Reserve Board and the Division. The Federal Reserve Board has the authority to issue orders to bank holding companies to cease and desist from unsound banking practices and violations of conditions imposed by, or violations of agreements with, the Federal Reserve Board. The Federal Reserve Board is also empowered to assess civil monetary penalties against companies or individuals who violate the Bank Holding Company Act or orders or regulations thereunder, to order termination of non-banking activities of non-banking subsidiaries of bank holding companies, and to order termination of ownership and control of a non-banking subsidiary by a bank holding company.

Financial Holding Companies. The Gramm-Leach-Bliley Act, which became law on November 12, 1999, establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system, such as Fifth Third, to engage in a full range of financial activities through a new entity known as a financial holding company. Fifth Third has elected to be treated as a financial holding company. “Financial Activities” are broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature. These activities are incidental to such financial activities or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system in general. In sum, the Gramm-Leach-Bliley Act is intended to permit bank holding companies that qualify and elect to be treated as a financial holding company to engage in a significantly broader range of activities described above.

In order to elect to become a financial holding company and engage in the new activities, a bank holding company must meet certain tests and file an election form with the Federal Reserve Board, which generally is acted on within thirty days. To qualify, all of a bank holding company’s subsidiary banks must be well-capitalized and well-managed, as measured by regulatory guidelines. In addition, to engage in the new activities each of the bank holding company’s banks must have been rated “satisfactory” or better in its most recent Federal Community Reinvestment Act evaluation. Furthermore a bank holding company that elects to be treated as a financial holding company may face significant consequences if its banks fail to maintain the required capital and management ratings including entering into an agreement with the Federal Reserve Board which imposes limitations on its operations and may even require divestitures. Such possible ramifications may limit the ability of a bank subsidiary to significantly expand or acquire less than well-capitalized and well-managed institutions.

Acquisitions by Bank Holding Companies. The Federal Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given at least 60 days to review the proposal. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company, with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any company, as that term is broadly defined in the statute, would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more or such lesser percentage of common stock as the Federal Reserve Board deems to constitute control.

The Bank Holding Company Act prohibits a bank holding company, without prior approval of the Federal Reserve Board, from acquiring substantially all the assets of a bank or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, or merging or consolidating with any bank holding company. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 generally authorizes bank holding companies to acquire banks located in any state, possibly subject to certain state-imposed age and deposit concentration limits, and also generally authorizes interstate mergers and to a lesser extent, interstate branching.

Capital Requirements

The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act. These capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets and off-balance sheet items (the “Total Risk-Based Capital Ratio”), with at least one-half of that amount consisting of Tier I or core capital and the remaining amount consisting of Tier II or supplementary capital. Tier I capital for bank holding companies generally consists of the sum of common shareholders’ equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stocks which may be included as Tier I capital), less goodwill and other non-qualifying intangible assets. Tier II capital generally consists of hybrid capital instruments; perpetual preferred stock, that is not eligible to be included as Tier I capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics.

In addition to the risk-based capital requirements, the Federal Reserve Board requires bank holding companies to maintain a minimum leverage capital ratio of Tier I capital (defined by reference to the risk-based capital guidelines) to total average assets (the “Leverage Ratio”) of 3.0%. Total average assets for this purpose does not include goodwill and any other intangible assets and investments that the Federal Reserve Board determines should be deducted from Tier I capital. The Federal Reserve Board has announced that the 3.0% Leverage Ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth.

Fifth Third is currently in compliance with both the Total Risk-Based Capital Ratio and the Leverage Ratio requirements. As of December 31, 2003, Fifth Third had a Tier I Risk-Based Capital Ratio and a Total Risk-Based Capital Ratio equal to 10.93% and 13.37%, respectively and a Leverage Ratio equal to 9.11%. U.S. bank regulatory authorities and international bank supervisory organizations, principally the Basel Committee on Banking Supervision, currently are considering changes to the risk-based capital adequacy framework which ultimately could affect the appropriate capital guidelines, including changes (such as those relating to lending to registered broker-dealers) that are of particular relevance to banks that engage in significant securities activities.

Ohio Law

Ohio law, the state law principally governing Fifth Third and its largest bank subsidiary, does not require bank holding companies to register with the Division. As a general matter, the Division does not rule upon or regulate the activities in which bank holding companies or their non-bank subsidiaries engage. A bank holding company, however, may not acquire control of an Ohio bank through purchase, assignment, transfer, pledge, or other disposition of voting securities without the prior consent of the Division. In examining the Ohio banks of a bank holding company, the bank holding company itself is subject to review by the Division. The Division has the authority to issue orders to bank holding companies to cease and desist from unsound banking practices and violations of law and of conditions imposed by, or violations of agreements with, the Division in connection with the operation of Ohio banks. The Division is also empowered to assess civil monetary penalties against bank holding companies and banks engaging in unsafe or unsound practices.

Regulation of Depository Institutions

The operations of the subsidiary depository institutions of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these subsidiary depository institutions.

National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks must be members of the Federal Reserve System and their deposits are insured by the Federal Deposit Insurance Corporation and, as such, are subject to regulation and examination by each agency. Federal Savings Banks are subject to the supervision and regulation of the Office of Thrift Supervision. State-chartered banking corporations are subject to federal and state regulation of their business and activities, including the Federal Reserve Board and: in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions an din the case of banks chartered in Michigan, by the Michigan Office of Financial and Insurance Services.

LEGAL MATTERS

Counsel employed by Fifth Third Bancorp has rendered his opinion that the shares of Fifth Third common stock to be issued to the shareholders of Franklin Financial in connection with the merger have been duly authorized and, if issued pursuant to the affiliation agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Graydon Head & Ritchey LLP, Cincinnati, Ohio, will render opinions to Fifth Third, and Smith, Gambrell & Russell, LLP, Atlanta, Georgia, will render opinions to Franklin Financial, with respect to certain federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of Fifth Third Bancorp incorporated in this document by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Franklin Financial Corporation incorporated in this document by reference from Franklin Financial’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Fifth Third and Franklin Financial file annual, quarterly and current reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third and Franklin Financial at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third’s and Franklin Financial’s reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov.

Fifth Third has filed a registration statement to register with the SEC the shares of Fifth Third common stock to be issued to Franklin Financial’s shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Fifth Third as well as a proxy statement of Franklin Financial for the special meeting.

As allowed by SEC rules, this document does not contain all the information that shareholders can find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.

The SEC allows Fifth Third and Franklin Financial to “incorporate by reference” information into this document, which means that they can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the other document.

This document incorporates by reference the documents set forth below except for information furnished in those filings, including but not limited to, Item 9 and 12 of Form 8-K, which information is not deemed filed and is not incorporated by reference herein:

Fifth Third SEC Filings:

•	Fifth Third’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	Fifth Third’s Current Reports on Form 8-K filed with the SEC on January 15, 2004, February 19, 2004, March 10, 2004 and March 22, 2004; and

•	Fifth Third’s Proxy Statement dated February 19, 2004.

Franklin Financial SEC Filings:

•	Franklin Financial’s Annual Report on Form 10-K for the year ended December 31, 2003; and

•	Franklin Financial’s Current Report on Form 8-K filed with the SEC on February 2, 2004.

Additional documents that Fifth Third and Franklin Financial may file with the SEC between the date of this document and the date of the special meeting of Franklin Financial’s shareholders are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Copies of any of the documents incorporated by reference into this document (excluding exhibits unless the exhibits are specifically incorporated into this document) are available without charge upon written or oral request from Paul L. Reynolds, Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number: (513) 579-5300), as relates to Fifth Third, and from Franklin Financial Corporation, P.O. Box 625, Franklin, Tennessee 37065, Attention: Susan S. Lowman (telephone number: (615) 790-2265) as relates to Franklin Financial. In order to ensure timely delivery of the documents, any request should be made by April 26, 2004.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. No one has been authorized to provide any information that is different from what is contained in this document. This document is dated March 31, 2004. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Fifth Third common stock in the merger will create any implication to the contrary.

ANNEX A

Affiliation Agreement dated as of July 23, 2002

by and between

Fifth Third Bancorp,

Fifth Third Financial Corporation

and

Franklin Financial Corporation

as amended as of September 9, 2002,

as of December 10, 2002

and as of March 27, 2003

A-1

ANNEX A

AFFILIATION AGREEMENT

This Affiliation Agreement (this “Agreement”) dated as of July 23, 2002 is entered into by and among FIFTH THIRD BANCORP, a corporation organized and existing under the General Corporation Law of the State of Ohio (the “OGCL”) with its principal office located in Cincinnati, Ohio (“Fifth Third”), FIFTH THIRD FINANCIAL CORPORATION, a corporation organized and existing under the OGCL and a wholly owned subsidiary of Fifth Third, with its principal office located in Cincinnati, Ohio (“Fifth Third Financial”), and FRANKLIN FINANCIAL CORPORATION, a corporation organized and existing under the Tennessee Business Corporation Act (the “TBCA”) with its principal office located in Franklin, Tennessee (“Franklin”).

WITNESSETH :

WHEREAS, each of Fifth Third and Franklin is a registered financial services holding company under the Bank Holding Company Act of 1956, as amended, and Fifth Third, Fifth Third Financial and Franklin desire to effect a merger under the authority and provisions of the OGCL and the TBCA pursuant to which at the Effective Time (as herein defined in Article IX) Franklin will be merged with and into Fifth Third’s wholly owned subsidiary, Fifth Third Financial, with Fifth Third Financial as the surviving corporation (the “Merger”);

WHEREAS, the Board of Directors of Franklin has determined that it is in the best interests of Franklin and its stockholders to consummate the Merger, subject to the terms and conditions set forth herein;

WHEREAS, the Executive Committee of the Board of Directors of Fifth Third has determined that it is in the best interests of Fifth Third and its stockholders to consummate the Merger, subject to the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Fifth Third Financial has determined that it is in the best interests of Fifth Third Financial and its stockholder to consummate the Merger, subject to the terms and conditions set forth herein;

WHEREAS, under the terms of this Agreement each share of Common Stock, no par value per share, of Franklin (the “Franklin Common Stock”), which is issued and outstanding (excluding any treasury shares) immediately prior to the Effective Time will at the Effective Time be canceled and extinguished and converted into shares of Common Stock, without par value, of Fifth Third (“Fifth Third Common Stock”), all as more fully provided in this Agreement;

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third, Fifth Third Financial and Franklin agree together as follows:

Article I. Mode of Effectuating Conversion of Shares; Effects of the Merger

A. The Merger. Upon the terms and conditions set forth in this Agreement, at the Effective Time, Franklin shall be merged with and into Fifth Third Financial.

B. Treatment of Fifth Third Stock. At the Effective Time, all of the shares of Fifth Third and Fifth Third Financial Capital Stock that are issued and outstanding or held by Fifth Third or Fifth Third Financial as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury

1

shares, as the case may be, of Fifth Third and the Surviving Corporation (as hereinafter defined), respectively. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

C. Treatment of Franklin Stock. 1. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Franklin Common Stock, subject to this Section I.C.1 and Section I.F., each share of Franklin Common Stock (excluding treasury shares) that is issued and outstanding immediately prior to the Effective Time will be converted into .4039 shares of Fifth Third Common Stock (or cash in lieu thereof for fractional shares, if any, as described in Section I.E. below) subject to adjustment as determined in accordance with the following (the “Exchange Ratio”):

(i) if the Average Closing Price (as defined in I.D.1 below) is less than or equal to $63.13, the Exchange Ratio will remain at .4039;

(ii) if the Average Closing Price is greater than $63.13 but is less than $66.55, the Exchange Ratio will be adjusted so that the Exchange Ratio will equal the quotient obtained by dividing $25.50 by the Average Closing Price; and

(iii) if the Average Closing Price is equal to or greater than $66.55, the Exchange Ratio will be adjusted so that the Exchange Ratio will equal .3832.

At the Effective Time, all shares of Franklin Common Stock held as treasury shares and all shares of Franklin Common Stock owned by Fifth Third or any of its wholly owned subsidiaries (other than in a fiduciary, custodial or similar capacity or owned as a result of a debt previously contracted) will be canceled and terminated and no shares of Fifth Third or other consideration will be issued in exchange therefor.

2. At the Effective Time, all of the issued and outstanding shares of Franklin Common Stock (excluding treasury shares), will be converted as provided in this Article I, canceled and extinguished and the holders of certificated or uncertificated shares thereof shall cease to have any rights as shareholders of Franklin, other than the right to receive any dividend or other distribution with respect to such Franklin Common Stock with a record date occurring prior to the Effective Time and the right to receive the consideration provided in this Article I. After the Effective Time, there shall be no transfers on the stock transfer books of Franklin of shares of Franklin Common Stock.

D. Treatment of Franklin Options. 1. At the Effective Time, each award, option, or other right to purchase or acquire shares of Franklin Common Stock pursuant to stock options (“Franklin Rights”) granted by Franklin under any stock option plan, agreement, or arrangement (“Stock Plans”), which are outstanding at the Effective Time, whether or not exercisable, shall automatically be converted into and become options with respect to Fifth Third Common Stock, and Fifth Third shall assume each Franklin Right, in accordance with the same terms and conditions of the Stock Plan and stock option agreement by which the Franklin Right is evidenced, except that, from and after the Effective Time, (i) Fifth Third and its Compensation Committee shall be substituted for the Committee of Franklin’s Board of Directors (including, if applicable, the entire Board of Directors of Franklin) administering such Stock Plan, (ii) each Franklin Right assumed by Fifth Third may be exercised solely for shares of Fifth Third Common Stock, (iii) the number of whole shares of Fifth Third Common Stock subject to such Franklin Right shall be equal to the number of shares of Franklin Common Stock subject to such Franklin Right immediately prior to the Effective Time multiplied by the Exchange Ratio (subject to adjustment pursuant to Section 1.F); and (iv) the per share exercise price under each such Franklin Right shall be adjusted by dividing the per share exercise price under each such Franklin Right by the Exchange Ratio (as so adjusted) and rounding to the nearest four decimal places. Notwithstanding the provisions of clause (iii) of the preceding sentence, Fifth

2

Third shall not be obligated to issue any fraction of a share of Fifth Third Common Stock upon exercise of Franklin Rights and any fraction of a share of Fifth Third Common Stock that otherwise would be subject to a converted Franklin Right (after taking into account all Franklin Rights then being exercised) shall represent the right to receive a cash payment equal to the product of such fraction and the excess, if any, of the Average Closing Price over the per share exercise price of such Franklin Right (as adjusted in accordance with subparagraph (iv) of this Section I.D.1.). In addition, notwithstanding the foregoing, each Franklin Right which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424 (h) of the Code. Fifth Third agrees to take all reasonable steps which are necessary to effectuate the foregoing provisions of this Section. The “Average Closing Price” means the average of the closing prices for a share of Fifth Third Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the ten (10) consecutive trading days ending on the fifth (5th ) trading day preceding the Effective Time.

2. At or prior to the Effective Time, Fifth Third shall take all corporate action necessary to reserve for issuance sufficient shares of Fifth Third Common Stock for delivery upon exercise of Franklin Rights assumed by Fifth Third in accordance with this Section.

3. As soon as practicable after the Effective Time, Fifth Third shall file with the SEC a registration statement on the appropriate form with respect to the shares of Fifth Third Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and to maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

E. Exchange Procedures. 1. After the Effective Time, each holder of a certificate or certificates for shares of Franklin Common Stock as of the Effective Time, upon surrender of the same duly transmitted to the Corporate Trust Department of Fifth Third Bank, an Ohio banking corporation, Cincinnati, Ohio, as exchange agent (the “Exchange Agent”) (or in lieu of surrendering such certificates, in the case of uncertificated shares or lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder’s shares of Franklin Common Stock shall have been converted by the Merger pursuant to the Exchange Ratio, plus a cash payment for any fraction of a share to which the holder is entitled (after taking into account all certificates for shares of Franklin Common Stock delivered by such holder), in lieu of such fraction of a share, without any interest thereon, equal in amount to the product resulting from multiplying such fraction by the Average Closing Price (such certificates and cash being hereinafter collectively referred to as the “Exchange Fund”). Within fifteen (15) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Franklin shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Franklin Common Stock in exchange for new certificates of Fifth Third Common Stock and cash in lieu of fractional shares, or for receiving certificates of Fifth Third Common Stock and cash in lieu of fractional shares with respect to uncertificated shares of Franklin Common Stock. Until so surrendered, as applicable, each uncertificated share and outstanding certificate that prior to the Effective Time represented shares of Franklin Common Stock shall be deemed for all corporate purposes to represent the right to receive the number of full shares of Fifth Third Common Stock and cash in lieu of fractional share interests into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Franklin Common Stock shall have been so converted shall be paid with respect to such shares only when the transmittal form shall have been validly executed and delivered (and, in the case of certificated shares, the certificate or certificates evidencing shares of Franklin Common Stock shall have been so surrendered, or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject, however, to the operation of any applicable escheat or similar laws relating to unclaimed funds.

3

2. Any portion of the Exchange Fund that remains unclaimed by the stockholders of Franklin for twelve months after the Effective Time shall be paid to Fifth Third. Any stockholders of Franklin who have not theretofore complied with this Section I.E. shall thereafter only look to Fifth Third for payment of the shares of Fifth Third Common Stock and cash in lieu of any fractional shares deliverable in respect of each share of Franklin Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Franklin Common Stock for any amount or security delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

F. Adjustments to Exchange Ratio. The Exchange Ratio referred to in Section I.C. shall be adjusted so as to give the Franklin shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, mergers, combinations or subdivisions of or affecting Fifth Third Common Stock (each, a “Share Adjustment”) effected between the date of this Agreement and the Effective Time. In particular, without limiting the foregoing, if, prior to the Effective Time, Fifth Third should effect a split, reclassification or combination of the Fifth Third Common Stock, or pay or declare a stock dividend or other stock distribution in Fifth Third Common Stock, as of a record date and with a payment date prior to the Effective Time, or engage in a merger, consolidation, combination or share exchange whereby Fifth Third Common Stock is exchanged for securities of another entity, appropriate and proportionate adjustments (rounded to the nearest one-ten-thousandth of a share) will be made to the Exchange Ratio and the total number of shares of Fifth Third Common Stock or other securities to be issued in the transaction so that each shareholder of Franklin shall be entitled to receive such number of shares of Fifth Third Common Stock or other securities as such shareholder would have received pursuant to such Share Adjustment had the record date and the payment date therefor been immediately following the Effective Time of the Merger. In the event of a Share Adjustment with a record date between the date of this Agreement and the Effective Time but a payment date subsequent to the Effective Time, Fifth Third shall take all actions necessary such that on such payment date, any holder of Franklin Common Stock as of the Effective Time shall be entitled to receive such number of shares of Fifth Third Common Stock or other securities as such shareholder would have received as a result of such Share Adjustment if the record date for such Share Adjustment had been immediately after the Effective Time.

G. Effectiveness of Merger; Surviving Corporation. After all necessary documents have been filed and received in accordance with the OGCL and the TBCA, at the Effective Time, the Merger shall become effective, the separate existence of Franklin shall cease and Franklin shall be merged into Fifth Third Financial (which will be the “Surviving Corporation”), which shall continue its corporate existence under the laws of the State of Ohio under the name “Fifth Third Financial Corporation”.

H. Articles of the Surviving Corporation. The Articles of Incorporation of Fifth Third Financial of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

I. Directors and Officers of the Surviving Corporation. 1. The Directors of Fifth Third Financial who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with applicable law.

2. The officers of Fifth Third Financial who are in office at the Effective Time shall continue as officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with applicable law.

J. Regulations of the Surviving Corporation. The Regulations of Fifth Third Financial at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with applicable law.

K. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided by the applicable provisions of the laws of Ohio and, to the extent applicable, Tennessee. Without limiting the

4

generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Franklin shall cease; Fifth Third Financial as the Surviving Corporation shall possess and have title to all assets and property (including all real estate) of every description, and every interest therein, wherever located, without reversion or impairment, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third Financial and Franklin, and all obligations owing by or due each of Fifth Third Financial and Franklin shall be vested in, and become the obligations of, Fifth Third Financial, without further act or deed; and all rights of creditors of each of Fifth Third Financial and Franklin shall be preserved unimpaired, and all liens upon the property of each of Fifth Third Financial and Franklin shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

L. Further Actions. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Franklin in office immediately prior to the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Franklin and otherwise to carry out the purposes of this Agreement.

M. Filing of Documents. A certificate of merger shall be filed and/or recorded in accordance with the requirements of each of the laws of the States of Ohio and Tennessee, as provided in Article IX. Such filing shall not be made until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully satisfied or effectively waived at the Closing contemplated by Article IX hereof.

N. Tax Treatment. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

O. No Dissenters’ Rights. No holder of Fifth Third Common Stock, Fifth Third Financial Capital Stock, or Franklin Common Stock shall be entitled to relief as a dissenting shareholder pursuant to the TBCA, the OGCL or otherwise.

P. Consolidation of Entities; Changes to Form of Merger. The parties agree to cooperate and take all reasonable requisite action prior to or following the Effective Time to merge or otherwise consolidate legal entities (effective at or after the Effective Time) to the extent desirable in Fifth Third’s good faith judgment for commercial, regulatory or other reasons, and further agree that Fifth Third may, at any time, change the legal method of effecting the Merger (including without limitation the provisions of Article I hereof) if and to the extent Fifth Third reasonably deems such change to be desirable, including, without limitation, to provide for the merger of Franklin with another wholly-owned subsidiary of Fifth Third or Fifth Third Financial or the merger of the Bank Subsidiary (as defined in Section II.B) with a bank subsidiary of Fifth Third; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration for the Merger to be received by the shareholders of Franklin in the Merger, (B) adversely affect the tax treatment to shareholders of Franklin, or (C) materially impede or delay receipt of any approvals referred to herein or the consummation of the transactions contemplated hereby. Franklin shall, if requested by Fifth Third, enter into one or more amendments to this Agreement prior to the Effective Time in order to effect such a change.

Q. Plan or Articles of Merger. At the request of Fifth Third, Franklin shall enter into a separate plan of merger or articles of merger reflecting the terms hereof (including Section I.P. hereof) for purposes of any filing required by any applicable law.

R. Disclosure Schedule. Franklin has delivered to Fifth Third a confidential schedule (the “Disclosure Schedule”), executed by Franklin and Fifth Third concurrently with the delivery and execution hereof, setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure

5

of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article II hereof. Franklin shall supplement or amend the Disclosure Schedule, and add additional references to the Disclosure Schedule to its representations and warranties contained in this Agreement, with respect to any matter arising after the date hereof or discovered between the date hereof and the date of the Closing; provided, however, that no such additional information so disclosed to Fifth Third shall be deemed an exception to any of the representations, warranties, covenants or agreements of Franklin or the conditions to the obligations of the parties under this Agreement unless Fifth Third, in its sole discretion, agrees in writing to accept such exception. A copy of the amended or supplemented Disclosure Schedule and the additional Disclosure Schedule references shall be promptly provided to Fifth Third.

Article II. Representations and Warranties of Franklin

Franklin represents and warrants to Fifth Third and Fifth Third Financial that:

A. Organization; Capitalization; Subsidiaries. 1. Franklin (i) is duly incorporated, validly existing and in good standing as a corporation under the TBCA and is a registered financial services holding company under the Bank Holding Company Act; (ii) is duly authorized, in all material respects, to conduct the business in which it is engaged in all material respects; (iii) has an authorized capital stock consisting entirely of 500,000,000 shares of Franklin Common Stock; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights, contracts, understandings or commitments entitling another person to acquire or to receive consideration based on the value of any securities of Franklin of any kind, other than (a) 7,906,731 shares of Franklin Common Stock, which are authorized, duly issued and outstanding as of June 1, 2002, all of which shares are fully paid and non-assessable, (b) options to purchase a total of not more than 2,278,075 shares of Franklin Common Stock as of June 30, 2002, which were granted to and are currently held by the present and former employees, officers, Directors and advisory directors of Franklin or the Franklin Subsidiaries (as defined below), and (c) a number of shares not to exceed 600 per calendar quarter issuable pursuant to Franklin’s 2000 Stock Purchase Plan. Since the date referred to in clause (iv) of the preceding sentence to the date hereof, Franklin has not issued any shares, except in connection with the exercise of the outstanding options referred to in clause (iv)(b). The Disclosure Schedule sets forth a correct and complete list of all options referred to in clause (iv)(b), together with the name of the holder, the date of issuance, the exercise price, and vesting information.

2. The Disclosure Schedule sets forth a complete and correct list of all of Franklin’s subsidiaries (the “Franklin Subsidiaries”) in addition to (a) a description of their businesses, (b) their respective states of incorporation, and (c) the location of the principal office of each Franklin Subsidiary. Except for the capital stock and securities referred to in the immediately following sentence, there are no outstanding shares of capital stock or other equity securities of any such Franklin Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of any such Franklin Subsidiary, or contracts, commitments, understandings or arrangements by which any such Franklin Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. Except as set forth on the Disclosure Schedule, all of the outstanding shares of capital stock or other securities evidencing ownership of the Franklin Subsidiaries are validly issued, fully paid and (except as otherwise required by law) non-assessable and such shares or other securities are owned by Franklin or its wholly-owned Franklin Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest with respect thereto. Other than as set forth on the Disclosure Schedule, Franklin does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, shares or equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind, other than shares, securities and interests as are not material.

B. Bank Subsidiary. Franklin National Bank (“Bank Subsidiary”) is duly incorporated, validly existing and in good standing as a national banking association, and has all the requisite power and authority to conduct the

6

banking business as now conducted by it. Each of the other Franklin Subsidiaries is duly incorporated, validly existing and in good standing in its jurisdiction of incorporation, and has all the requisite power and authority to conduct its business as now conducted.

C. Financial Statements; Regulatory Reports. 1. Franklin has previously furnished to Fifth Third its audited, consolidated balance sheet, statement of operations and statement of shareholders’ equity and cash flows as of December 31, 2001, and for the year then ended, together with the opinion of its independent certified public accountants associated therewith. Franklin has made available to Fifth Third the Call Reports as filed with the Office of the Comptroller of the Currency (the “OCC”) of the Bank Subsidiary as of December 31, 1999, 2000 and 2001. Franklin has also made available to Fifth Third (i) its unaudited, consolidated condensed financial statements as of and for the quarter ended March 31, 2002, and (ii) the Bank Call Report as filed with the OCC for the quarter ended March 31, 2002. Such audited and unaudited consolidated financial statements of Franklin fairly present the consolidated financial condition, results of operations and cash flows of Franklin as of the date thereof, and for the years or periods covered thereby, in conformity with generally accepted accounting principles (“GAAP”), consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for normal (in nature and amount) year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Franklin or any of the Franklin Subsidiaries required to be disclosed in the financial statements (or in the footnotes to the financial statements) so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Since March 31, 2002, Franklin and the Franklin Subsidiaries have not incurred any liabilities outside the ordinary course of business consistent with past practice.

2. The financial statements of Franklin to be provided to Fifth Third pursuant to Section V.D.3. hereof will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of Franklin as of the dates thereof and for the years or periods covered thereby, in conformity with GAAP, consistently applied (for quarterly financial statements only and except as stated therein and except for the omission of notes to unaudited statements and except for normal (in nature and amount) year-end adjustments to interim results).

3. Franklin has made available to Fifth Third an accurate and complete copy (including all exhibits and all documents incorporated by reference) of each of the following documents as filed by Franklin with the Securities and Exchange Commission (“SEC”): (a) each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2000 by Franklin or any Franklin Subsidiary with the SEC, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Franklin Reports”), and (b) each communication mailed by Franklin to its stockholders since January 1, 2000. Since January 1, 2000, Franklin has timely filed (and will timely file after the date of this Agreement) all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied (and, in the case of all reports and other documents filed after the date of this Agreement, will comply) in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of filing or mailing, as the case may be, no such registration statement, prospectus, report or proxy statement contained (and no registration statement, prospectus, report or proxy statement filed or mailed after the date of this Agreement will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but filed before the date hereof) shall be deemed to modify information as of an earlier date. No event has occurred subsequent to December 31, 2000 which Franklin is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Franklin to Fifth Third. None of the Franklin Subsidiaries has any class of securities registered, or is obligated to register any class of securities, under Section 12 of the Exchange Act.

4. Franklin and the Franklin Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1999 with any applicable industry self-regulatory organization or stock exchange (“SRO”) and any

7

other federal, state, local or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, “Regulatory Agencies”), and all material other reports, registrations and statements required to be filed by them since January 1, 1999, including, without limitation, any material report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Franklin and the Franklin Subsidiaries, or as set forth in the Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the Knowledge of Franklin, investigation into the business or operations of Franklin or the Franklin Subsidiaries since January 1, 1999. To the Knowledge of Franklin, there is no unresolved violation, or material criticism or exception, by any bank Regulatory Agency with respect to any report, registration or statement relating to any examinations of Franklin or the Franklin Subsidiaries.

As used herein, the term “Knowledge” as used with respect to an entity (including references to such entity being aware of a particular matter) shall mean the actual personal knowledge of each of the executive officers of such entity and such knowledge as such individual would reasonably be expected to obtain upon completion of a reasonable investigation of materials pertinent to such subject matter as would be available to such individual in the ordinary course of performing his or her duties for such entity.

D. Title to Properties. Franklin and the Franklin Subsidiaries have good and marketable title to all of the material properties and assets reflected in Franklin’s statement of financial condition as of December 31, 2001, other than properties and assets sold in the ordinary course of business since that date, and each has good and marketable title to all material properties and assets acquired by it after such date (other than properties and assets subsequently sold in the ordinary course of business), subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property. Notwithstanding the foregoing, certain assets located on Franklin’s premises or currently owned by Franklin as such are listed on the Disclosure Schedule are and will be deemed to be personal assets of Mr. Gordon Inman, or will be conveyed to him prior to the Effective Time and shall not be deemed to be assets of Franklin.

E. No Material Adverse Effect. To the Knowledge of Franklin, since December 31, 2001, no event has occurred and no fact or circumstance has come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article II or otherwise), has had, or is reasonably likely to have, a Material Adverse Effect with respect to Franklin. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Franklin or Fifth Third, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial condition, results of operations or business of Franklin and its subsidiaries taken as a whole, or Fifth Third and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Franklin or Fifth Third to perform its obligations under this Agreement or would otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any modifications or changes to valuation or reserve policies and practices in connection with or in anticipation of the Merger.

F. Litigation; Regulatory Action. 1. There are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the Knowledge of Franklin, threatened, against Franklin or any Franklin Subsidiary which reasonably can be expected to have a Material Adverse Effect on Franklin. The Disclosure Schedule lists all pending or, to the Knowledge of Franklin, threatened claims and proceedings which, in each case, seek, or would be reasonably likely to result in, damages or other amounts payable by Franklin or the Franklin Subsidiaries, in excess of $50,000.

8

2. Except as set forth in the Disclosure Schedule, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the Knowledge of Franklin, threatened against any of the Directors or officers of Franklin or any Franklin Subsidiary in their capacities as such, and no Director or officer of Franklin or any Franklin Subsidiary currently is being indemnified or seeking to be indemnified by either Franklin or any Franklin Subsidiary pursuant to applicable law or applicable articles of incorporation, bylaws or other constituent documents or any indemnity agreements.

3. Except as set forth in the Disclosure Schedule, neither Franklin nor any of the Franklin Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or, since January 1, 1999, has been a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other governmental entity, that restricts the conduct of its business or has resulted, or could reasonably be expected to result, in a liability or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each a “Franklin Regulatory Agreement”), nor has Franklin or any Franklin Subsidiary been advised since January 1, 1999 by any Regulatory Agency or other governmental entity that it is considering issuing or requesting any such Franklin Regulatory Agreement. To the Knowledge of Franklin, there is no pending or threatened regulatory investigation that is reasonably likely to result in a Franklin Regulatory Agreement.

G. Ordinary Course of Business. Except as disclosed in the Franklin Reports filed prior to the date hereof, since December 31, 2001, Franklin and the Franklin Subsidiaries have each been operated in the ordinary course of business, have not made any changes in their respective capital or corporate structures, nor any material changes in their methods of business operations and have not provided any increases in employee salaries or benefits other than increases in the ordinary course of business consistent with past practice, and have not instituted or made any announcements to institute or amend any existing employee benefit plan, policy or arrangement or any employment contract or policy. Except as disclosed in the Franklin Reports filed prior to the date hereof, since December 31, 2001 to the date hereof, Franklin has not declared or paid any dividends nor made any distributions of any other kind to its shareholders except for its regular quarterly cash dividends of $0.055 per share, which have been paid consistent with its past practice.

H. Taxes. 1. Franklin and each Franklin Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Franklin or any Franklin Subsidiary through the date hereof are complete and accurate in all material respects. Except as set forth on the Disclosure Schedule, none of Franklin, Bank Subsidiary, nor any of the other Franklin Subsidiaries is currently under audit nor have any of them been contacted for an audit by any taxing authority. None of Franklin, Bank Subsidiary, nor any of the Non-Bank Subsidiaries is engaged in any appeal proceeding in connection with any tax return.

2. Franklin has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3. Since December 31, 2001, except insofar as required by a change in GAAP, there has been no material change in any accounting methods, principles or practices of Franklin or the Bank Subsidiary.

I. Contracts. Except as set forth on the Disclosure Schedule, neither Franklin nor any of the Franklin Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (a) as of the date hereof, with respect to the employment, termination or compensation of any directors, executive officers, employees or material consultants (other than oral contracts of employment at will or engagement of consultants which may be terminated without material penalty), (b) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed with or incorporated by reference in the Franklin Reports, (c) which contains any material non-compete or exclusivity provisions with respect to any

9

business or geographic area in which business is conducted by Franklin or any of the Franklin Subsidiaries or which restricts the conduct of any business by Franklin or any of the Franklin Subsidiaries or any geographic area in which Franklin or any of the Franklin Subsidiaries may conduct business or requires exclusive referrals of any business, (d) except as contemplated by Article I or Section V.E.5., or as required by any Benefit Plan, any of the benefits of which will be increased, or the funding, vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or together with any other event), or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (e) which would prohibit or materially delay the consummation of the Merger. Franklin has previously made available to Fifth Third true and correct copies of all employment, termination, compensation, change of control, and similar agreements (including deferred compensation) with executive officers, key employees or material consultants which are in writing and to which Franklin or any of the Franklin Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section II.I., whether or not set forth in the Disclosure Schedule, is referred to herein as a “Franklin Contract”, and neither Franklin nor any of the Franklin Subsidiaries has Knowledge of, or has received notice of, any violation of any Franklin Contract by it or any of the other parties thereto.

J. Loan Losses. Since December 31, 2001, to the date hereof, except as disclosed in Franklin Reports filed prior to the date hereof, none of the Franklin Subsidiaries has incurred any unusual or extraordinary loan losses which could reasonably be expected to have a Material Adverse Effect on Franklin. To the Knowledge of Franklin and in light of each of the Bank Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, as December 31, 2001, its reserve for loan losses was, in the opinion of Franklin, adequate to absorb potential loan losses determined on the basis of management’s continuing review and evaluation of the loan portfolio and judgment as to the impact of economic conditions on the portfolio.

K. Broker. Other than Trident Securities, a division of McDonald Investments, Inc., neither Franklin nor any of the Franklin Subsidiaries has a direct or indirect commitment to any investment banker, broker, or finder in connection with this transaction and neither has incurred or will incur any obligation for any investment banker’s, broker’s or finder’s fee or commission in connection with the transactions provided for in this Agreement.

L. Board Approval; Corporate Authority; No Breach. 1. The Directors of Franklin, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement. The Directors of Franklin have recommended the Agreement to the shareholders of Franklin and have directed that the Agreement be submitted to a vote of Franklin’s shareholders at the annual or a special meeting of the shareholders to be called for that purpose.

2. Franklin has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to required regulatory approvals and, in the case of consummation of the Merger, subject to approval by the holders of a majority of the outstanding shares of Franklin Common Stock, which is the only approval of shareholders required. This Agreement has been duly authorized and constitutes the valid and binding obligation of Franklin, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity.

3. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with any other event), (i) conflicts with, results in a breach of, violates or constitutes a default under, (x) Franklin’s Charter or By-laws or, to the Knowledge of Franklin, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or (y) any material agreement, arrangement, or commitment, to which Franklin or the Franklin Subsidiaries is subject or bound; (ii) to the Knowledge of Franklin, results in the creation of or gives any person the right to create any material lien, charge, encumbrance,

10

or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Franklin or any Franklin Subsidiary; (iii) terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Franklin or any Franklin Subsidiary is a party or by which Franklin’s or any Franklin Subsidiary’s material rights, properties or assets are subject or bound; or (iv) to the Knowledge of Franklin, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Franklin or any Franklin Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of clauses (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude (without limitation) agreements, arrangements or commitments having a term expiring less than twelve (12) months from the date of this Agreement or which do not require the expenditure of more than $50,000 over the term of the agreement, arrangement or commitment (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by any Bank Subsidiary).

4. As of the date hereof, Franklin is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

M. Articles and By-laws. Complete and accurate copies of the (i) Charter and By-laws of Franklin and (ii) the charter and bylaws of each Franklin Subsidiary in force as of the date hereof have been delivered to Fifth Third.

N. Compliance with Law. To the Knowledge of Franklin, neither Franklin nor any of the Franklin Subsidiaries nor any employee, officer or Director of any of them acting in such capacity has engaged in any activity or omitted to take any action which, in any material way, has resulted or could reasonably be expected to result in the violation of, or material failure to comply with the regulatory requirements of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on Franklin, and neither Franklin nor any of the Franklin Subsidiaries has received notice of any violation of any of the above that is reasonably likely to have a Material Adverse Effect on Franklin. To the Knowledge of Franklin, Franklin and the Franklin Subsidiaries possess all material licenses, franchises, permits and other authorizations necessary to continue to conduct such businesses as they are presently conducted following the Effective Time without material interference or interruption.

O. Environmental Matters. 1. Franklin has no Knowledge of any actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Franklin or any Franklin Subsidiary in respect of, any “facility” owned, leased or operated by any of them (but excluding any “facility” as to which the sole interest of Franklin or any Franklin Subsidiary is that of a lienholder or mortgagee, but including any “facility” to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any “facility” in which Franklin or any Franklin Subsidiary ever participated in the financial management to a degree sufficient to influence, or have the ability to influence, the facility’s treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or “hazardous substance”, pollutant or contaminant into the “environment”, nor, to the Knowledge of Franklin, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Franklin or any Franklin Subsidiary is a plaintiff or complainant. Neither Franklin nor any Franklin Subsidiary has been determined by any court or Regulatory Agency to be, nor to the Knowledge of Franklin does there exist any facts or circumstances which could reasonably lead to Franklin or a Franklin Subsidiary being held, liable in any material respect under any applicable law for any release by any of

11

them or for any release by any other “person” of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor has Franklin or any Franklin Subsidiary been determined by any court or Regulatory Agency to be, nor to the Knowledge of Franklin does there exist any facts or circumstances which could reasonably lead to Franklin or a Franklin Subsidiary being held, liable for any material costs (as a result of the acts or omissions of Franklin or any Franklin Subsidiary or, to the Knowledge of Franklin, as a result of the acts or omissions of any other “person”) of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Franklin or any Franklin Subsidiary to prevent or minimize any actual or threatened release by Franklin or any Franklin Subsidiary of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

2. To the Knowledge of Franklin, each “facility” owned, leased or operated by Franklin or any Franklin Subsidiary (but excluding any “facility” as to which the sole interest of Franklin or the Franklin Subsidiary is that of a lienholder or mortgagee, but including any “facility” to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any “facility” in which Franklin or any Franklin Subsidiary ever participated in the financial management to a degree sufficient to influence, or have the ability to influence, the facility’s treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a Material Adverse Effect on Franklin and the Franklin Subsidiaries taken as a whole.

P. Employment Matters. 1. Benefit Plans. The Disclosure Schedule lists the name of each Benefit Plan (as herein defined), together with an indication of the type of plan (i.e., defined benefit, defined contribution, health and welfare, etc.) and funding status (e.g., funded trust, unfunded obligation or insurance policy). For purposes hereof, the term “Benefit Plan” shall mean any plan, program, policy, practice, arrangement, agreement or system, whether written or unwritten for the benefit of employees, former employees, directors or former directors, or independent contractors or former independent contractors which is or was contributed to or maintained presently or at any time in the last four (4) years by Franklin or any of the Franklin Subsidiaries in respect of which Franklin, or any of the Franklin Subsidiaries, are a party or have any liability (contingent or otherwise) and shall include, without limitation, (a) any retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan (“ESOP”), (b) any plan, program or arrangement providing deferred compensation, bonus deferral, stock option or other equity based compensation, change in control payments or benefits or incentive benefits, whether funded or unfunded, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees’ Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the number of employees covered under such Benefit Plan. The term “Benefit Plan” for all purposes of this Agreement shall include each Predecessor Plan (as hereinafter defined). For purposes hereof, “Predecessor Plan” shall mean any plan, program, policy, practice, arrangement, agreement or system as otherwise described herein which was maintained, contributed to or resulted in liability to any predecessor employer of Franklin or any Franklin Subsidiary since January 1, 1998. For purposes hereof, “predecessor employer” shall mean any employer, entity, or business operation acquired by Franklin or any Franklin Subsidiary in any type of acquisition (including without limitation, mergers, stock acquisitions and asset acquisitions). Through the date of this Agreement, neither Franklin nor any of the Franklin Subsidiaries have made or have committed to make any contributions to any Benefit Plan outside the ordinary course of business and inconsistent with past practice with regard to amounts. None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

12

2. Plan Documents, Reports and Filings. Either Franklin or a Franklin Subsidiary has provided to Fifth Third true, complete and correct copies of all plan documents comprising each Benefit Plan, or, if no plan document exists, a description of such Benefit Plan, together with, when applicable, (a) the most recent summary plan description and any material modifications thereto, (b) the trust agreement insurance contract or other documentation of any related funding arrangement, (c) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency, including without limitation all Forms 5500 and all schedules thereto, and (d) all Internal Revenue Service (“IRS”) or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans issued within five years of the date of this Agreement and any material communications to or from any governmental agency with respect to such Benefit Plans.

3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than any such plan that meets the “top-hat” exception under Section 201(1) of ERISA (a “Qualified Benefit Plan”): (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments other than the GUST amendment referred to below) satisfies the requirements of Section 401(a) of the Code, as amended by all the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in Sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) such Qualified Benefit Plan has been timely amended and submitted to the IRS with a timely application for determination letter to meet the requirements of “GUST” (i.e., all the legislation referred to in IRS Announcement 2001-77), and Franklin has taken or will take all actions necessary to obtain the favorable IRS determination letter; (c) except as listed in the Disclosure Schedule, such Qualified Benefit Plan has been maintained in accordance with and continues to be in material compliance with all qualification requirements of Section 401(a) of the Code; (d) such Qualified Benefit Plan has been maintained in accordance with and continues to be in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (e) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an “ESOP Qualified Benefit Plan”) is in material compliance with the applicable qualification requirements of Section 409 of the Code; (f) any Qualified Benefit Plan terminated within the last five years was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation (“PBGC”) were fully satisfied; and (g) any and all plan documents and amendments to the Qualified Benefit Plans not covered by an IRS determination letter should not adversely affect the qualified and tax exempt status of such plans and there are no amendments that are required to continue such tax exempt status.

4. General Plan Compliance. With respect to each Benefit Plan, except as noted on the Disclosure Schedule: (a) such Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been maintained and continues to be in material compliance with applicable Code provisions; and (b) such Benefit Plan has been and continues to be operated in substantial compliance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and to the extent such Benefit Plan is a group health plan subject to the requirements of Section 4980B of the Code (“COBRA”) and/or the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), has been and continues to be operated in substantial compliance with such COBRA and HIPAA requirements and (c) all payments due from Franklin or any of the Franklin Subsidiaries to date with respect to each Benefit Plan have been timely made.

5. Prohibited Transactions. No prohibited transaction under Section 406 of ERISA or 4975 of the Code and not exempt under Section 408 of ERISA or 4975 of the Code has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary or other liability under Section 409 or 502(i) of ERISA.

6. Lawsuits or Claims. No actions, suits or claims that would reasonably be expected to have a Material Adverse Effect on Franklin are pending or, to the Knowledge of Franklin, threatened against any Benefit Plan or against Franklin or any of the Franklin Subsidiaries with respect to any Benefit Plan.

13

7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities (as defined below) with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of Franklin and the Franklin Subsidiaries or, if not, in the Disclosure Schedule. For purposes hereof, the term “Unfunded Liabilities” shall mean any amounts properly accrued to date under GAAP in effect as of the date of this Agreement, or amounts not yet accrued for GAAP purposes but for which an obligation exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential liabilities relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year, owed by Controlled Group Members (as defined below), (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage, (g) unpaid premiums for contributions required under any group health plan to maintain such plan’s coverage through the Effective Time, (h) bonuses, (i) variable compensation, (j) contractual payments, (k) accruals and (l) any other off balance sheet items relating to payments to employees, former employees or directors.

8. Defined Benefit Pension Plan Liabilities. Franklin, the Franklin Subsidiaries and any entity treated as a single employer with Franklin and any of the Franklin Subsidiaries in accordance with Section 414(b), (c), (m) and (o) of the Code (hereinafter a “Controlled Group Member”) (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any employee pension plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in the Disclosure Schedule, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each such employee pension plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan and no such plan which is subject to section 302 of ERISA or section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code, respectively), whether or not waived. Neither Franklin, any of the Franklin Subsidiaries nor any Controlled Group Member participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA). No employee, former employee, plan participant or any other party (other than Franklin or the Franklin Subsidiaries) has any entitlement (under the terms of any plan document or otherwise) to any surplus assets in any Qualified Benefit Plan which is a defined benefit plan as defined in Section 414(j) of the Code.

9. Third Party Plans. Franklin and the Franklin Subsidiaries (a) have not breached any duties assumed in connection with acting as an independent trustee, custodian, agent, investment manager, investment advisor or otherwise with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) and have complied in all material respects with all applicable law, except for any breach or non-compliance that could not give rise to any material liability, (b) have not incurred any asserted or, to the Knowledge of Franklin, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee, custodian, agent, investment manager, investment advisor or otherwise with respect to any employee benefit plan (as defined in Section 3(3) of ERISA), (c) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA or Section 4975 of the Code not exempt under Section 408 of ERISA and (d) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the sponsor or any other fiduciary of any such plan or against Franklin or the Franklin Subsidiaries.

10. Retiree Benefits. Except as listed on the Disclosure Schedule and identified as “Retiree Liability”, Franklin and the Franklin Subsidiaries have no obligation to provide health benefits, or life insurance benefits to or with respect to retirees, former employees, individuals on disability or any of their relatives, except for any continuation coverage provided in accordance with COBRA.

14

11. Right to Amend and Terminate. Either Franklin or a Franklin Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in Section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

12. Consummation of Transactions. Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any benefit under any Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any person under any Plan or (iii) result in the payment of any “excess parachute payment” under Section 280G of the Code or any other payment that is not deductible for any reason by the Franklin or any of the Franklin Subsidiaries or their successors.

13. Labor. Neither Franklin nor any Franklin Subsidiary is a party to any collective bargaining agreements. There are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of Franklin or the Franklin Subsidiaries.

14. Independent Contractors. Neither Franklin nor any Franklin Subsidiary has any material liability, whether absolute or contingent, including any obligation under any employee benefit plans with respect to any misclassification of a person as an independent contractor rather than as an employee and no individual has been treated by the Company or any subsidiary of the Company as a “leased employee” (within the meaning of Section 414(n) of the Code).

Q. Investment Portfolio. The investment portfolios of Franklin and the Franklin Subsidiaries consist in all material respects of securities in marketable form. Since December 31, 2001 to the date hereof neither Franklin nor any Franklin Subsidiary has incurred any material and unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Franklin is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Franklin’s and the Franklin Subsidiaries’ investment portfolio on a consolidated basis.

R. Derivative Instruments. All swaps, caps, floors, futures, forward contracts, option agreements, and any other derivative financial instruments, contracts or arrangements, whether entered into for Franklin’s own account, or by Franklin for the account of one or more of the Franklin Subsidiaries or for their respective customers, were entered into (i) in the ordinary course of business, (ii) in accordance with prudent banking practices and all applicable laws, rules, regulations and regulatory policies and (iii) with counter-parties reasonably believed by Franklin to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Franklin or one of the Franklin Subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to Franklin. Franklin and each of the Franklin Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to Franklin’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

S. Fairness Opinion. On or before the date hereof, Trident Securities, a division of McDonald Investments, Inc., has delivered its opinion to Franklin’s Board of Directors that the consideration to be received by the shareholders of Franklin pursuant to this Agreement is fair, from a financial point of view, to the holders of the Franklin Common Stock, a true and correct form of which has been delivered to Fifth Third.

15

T. Transactions with Affiliates. Except as disclosed in the Franklin Reports filed prior to the date hereof, from January 1, 2001 through the date hereof there have been no transactions, agreements, arrangements or understandings between Franklin or any of the Franklin Subsidiaries, on the one hand, and Franklin’s affiliates (other than wholly-owned subsidiaries of Franklin) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

U. Expiration of Representations and Warranties. All representations and warranties contained in this Article II shall expire at the Effective Time, and, thereafter, Franklin shall have no further liability or obligations with respect thereto.

V. Anti-Takeover Provisions. No dissenters’ rights, control share acquisition or similar anti-takeover statute enacted under the laws of the State of Tennessee applies to the Merger or the transactions contemplated by this Agreement.

W. No Untrue Statements. Neither this Agreement nor any report, statement, list, certificate or other information furnished by Franklin or the Franklin Subsidiaries to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of material fact or omits or shall omit to state a material fact required to be stated therein and necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

X. Employment, Severance and Change in Control Agreements. The Disclosure Schedule sets forth (i) each employment or severance agreement to which Franklin or any Franklin Subsidiary is party and (ii) each other agreement pursuant to which Franklin, a Franklin Subsidiary or Fifth Third will be obligated to make any payment as a result of the change of control of Franklin effected by the Merger.

Article III. Representations and Warranties of Fifth Third and Fifth Third Financial

Fifth Third and Fifth Third Financial, each jointly and severally, represents and warrants to Franklin that as of the date hereof or as of the indicated date, as appropriate:

A. Organization. Each of Fifth Third and Fifth Third Financial is duly incorporated, validly existing and in good standing as a corporation under the OGCL, is a registered financial services holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged.

B. Capitalization. 1. Pursuant to Fifth Third’s Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock Fifth Third is authorized to have outstanding is 1,300,500,000, of which 1,300,000,000 shares are classified as Common Stock, without par value, and 500,000 shares are classified as Preferred Stock, without par value, of which 7,250 shares are designated, issued and outstanding as Series D Perpetual Preferred Stock $1,000 stated value per share, and 2000 shares are designated, issued and outstanding as Series E Perpetual Preferred Stock, $1,000 stated value per share. As of the close of business on June 30, 2002, 580,985,828 shares of Fifth Third Common Stock were issued and outstanding and 2,441,276 shares were held in its treasury. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans or shares to be issued or purchased by employees or shareholders under its deferred compensation, dividend reinvestment, and stock purchase plans. At June 30, 2002, 40,225,173 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under its stock option plans and 10,013,255 shares were reserved for issuance under options to be granted in the future.

2. The authorized capital stock of Fifth Third Financial consists of 800 shares of common stock, of which, as of the date of this Agreement, 100 shares were issued and outstanding and all such 100 shares were beneficially owned by Fifth Third.

16

C. Due Issuance. All shares of Fifth Third Common Stock to be received by the shareholders of Franklin as a result of the Merger pursuant to the terms of this Agreement shall be, upon transfer or issuance, duly and validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

D. Financial Statements. 1. Fifth Third has previously furnished to Franklin its audited, consolidated balance sheet, statement of operations and statement of shareholders’ equity and cash flows as of and at December 31, 2001, and for the year then ended, together with the opinion of its independent certified public accountants associated therewith. Fifth Third has also furnished to Franklin its unaudited, consolidated condensed financial statements as at March 31, 2002 and June 30, 2002, and for the periods then ended. Such audited and unaudited consolidated financial statements of Fifth Third fairly present the consolidated financial condition, results of operations and cash flows of Fifth Third as of the date thereof and for the year covered thereby, in conformity with GAAP, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for normal (in nature and amount) year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Fifth Third or any of its subsidiaries required to be disclosed in the financial statements (or in the footnotes to the financial statements) so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Since June 30, 2002, Fifth Third and its subsidiaries have not incurred any liabilities outside the ordinary course of business consistent with past practice.

2. The financial statements of Fifth Third to be provided to Franklin pursuant to Section V.D.4. hereof will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of Fifth Third as of the dates thereof, and for the periods covered thereby, in conformity with GAAP, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for normal (in nature and amount) year-end adjustments to interim results).

E. No Material Adverse Effect. Since June 30, 2002, no event has occurred and no fact or circumstance shall have come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article III or otherwise), has had, or is reasonably likely to have, a Material Adverse Effect with respect to Fifth Third.

F. Board Approval; Corporate Authority; No Breach. 1. The Executive Committee of the Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to Franklin shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. The Executive Committee of the Board of Directors of Fifth Third is empowered to act in these matters for the full Board of Directors of Fifth Third under Ohio law and the Articles of Incorporation and Code of Regulations of Fifth Third. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio law or under the Articles of Incorporation or Code of Regulations of Fifth Third. Approval and adoption of this Agreement by the shareholder of Fifth Third Financial is not required under Ohio law or under the Articles of Incorporation or Code of Regulations of Fifth Third Financial. The directors of Fifth Third Financial have duly and validly approved and adopted this Agreement.

2. Each of Fifth Third and Fifth Third Financial has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of each of Fifth Third and Fifth Third Financial, enforceable in accordance with its terms, except to the extent that (i) enforceability hereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity.

3. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, violate or constitute a default under, either Fifth Third’s or

17

Fifth Third Financial’s Articles of Incorporation, or Code of Regulations or, to the Knowledge of Fifth Third, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third or Fifth Third Financial is subject or bound; (ii) to the Knowledge of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third or Fifth Third Financial is a party or by which Fifth Third’s or Fifth Third Financial’s rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third or Fifth Third Financial is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

4. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

G. Articles and Regulations. Complete and accurate copies of (i) the Articles of Incorporation, and (ii) the Code of Regulations of each of Fifth Third and Fifth Third Financial in force as of the date hereof have been delivered to Franklin.

H. Compliance with Law. To the Knowledge of Fifth Third and except as disclosed by Fifth Third to Franklin, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a Material Adverse Effect on Fifth Third. To the Knowledge of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

I. SEC Filings; Regulatory Reports. 1. Fifth Third has made available to Franklin an accurate and complete copy (including all exhibits and all documents incorporated by reference) of each of the following documents as filed by Fifth Third with the SEC: (a) each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2000 by Fifth Third with the SEC, pursuant to the Securities Act or the Exchange Act, and (b) each communication mailed by Fifth Third to its stockholders since January 1, 2000. Since January 1, 2000, Fifth Third has timely filed (and will timely file after the date of this Agreement) all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied (and, in the case of all reports and other documents filed after the date of this Agreement, will comply) in all material respects with the published rules and regulations of the SEC. As of the date of filing or mailing, as the case may be, no such registration statement, prospectus, report, schedule, proxy statement or communication contained (and no registration statement, prospectus, report, schedule, proxy statement or communication filed or mailed after the date of this Agreement will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but filed before the date hereof) shall be deemed to modify information as of an earlier date, or omitted any material exhibit required to be filed therewith. No event has occurred subsequent to June 30, 2002 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Franklin.

18

2. Fifth Third and its subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with any SRO and any other Regulatory Agencies, and all other material reports, registrations and statements required to be filed by them since January 1, 2000, including, without limitation, any material report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Fifth Third and its subsidiaries, and except as disclosed by Fifth Third to Franklin, no Regulatory Agency has initiated any proceeding or, to the Knowledge of Fifth Third, investigation into the business or operations of Fifth Third or its subsidiaries since January 1, 2000. To the Knowledge of Fifth Third and except as disclosed by Fifth Third to Franklin, there is no unresolved violation, or material criticism or exception, by any bank Regulatory Agency with respect to any report, registration or statement relating to any examinations of Fifth Third or its subsidiaries.

J. Litigation. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the Knowledge of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third, or reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement.

K. Loan Losses. Since June 30, 2002 to the date hereof, none of Fifth Third’s banking subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the Knowledge of Fifth Third, and in the light of any banking subsidiary’s historical loan loss experience and their managements’ analysis of the quality and performance of their respective loan portfolios, as of June 30, 2002, their consolidated reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management’s continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

L. Tax Returns. Fifth Third and its subsidiaries have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Fifth Third and its subsidiaries are complete and accurate in all material respects.

M. Broker. Fifth Third has no direct or indirect commitment to any investment banker, broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any investment banker’s, broker’s or finder’s fee or commission in connection with the transactions provided for in this Agreement.

N. Investment Portfolio. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist in all material respects of securities in marketable form. Since June 30, 2002 to the date hereof Fifth Third and its subsidiaries, on a consolidated basis, have not incurred any material and unusual or extraordinary losses in their respective investment portfolios, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its subsidiaries on a consolidated basis.

O. Taxes. Fifth Third has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

P. Expiration of Representations and Warranties. All representations and warranties contained in this Article III shall expire at the Effective Time, and thereafter, neither Fifth Third nor Fifth Third Financial shall have any further liability or obligation with respect thereto.

19

Q. No Untrue Statements. Neither this Agreement nor any report, statement, list, certificate or other information furnished by Fifth Third or its subsidiaries to Franklin or its agents in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of material fact or omits or shall omit to state a material fact required to be stated therein and necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Article IV. Obligations of Franklin Between the Date of this Agreement and the Effective Time.

A. Shareholders’ Meeting. Franklin, in consultation with Fifth Third, will take all actions necessary to call and hold an annual or a special meeting of Franklin’s shareholders as soon as practicable after the Fifth Third registration statement relating to the shares of Fifth Third Common Stock to be issued in the Merger has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving the Merger (and any other documents or actions necessary to the consummation of the Merger) pursuant to law. Franklin shall state in the proxy materials relating to the annual or special meeting that all Directors of Franklin have indicated their intent to vote all shares of Franklin Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and shall include the recommendation of the Board of Directors of Franklin that the Franklin shareholders vote in favor of approving this Agreement and any other necessary documents or actions, except as provided in the next sentence. The Board of Directors of Franklin shall be permitted to withdraw or modify in a manner adverse to Fifth Third (or not to continue to make) its recommendation to its shareholders if, but only if, (a) in the reasonable opinion of the Board of Directors of Franklin upon the advice of its outside counsel, such action is required in order for the Board of Directors of Franklin to comply with duties applicable to directors under applicable law, (b) Franklin has given Fifth Third five business days’ prior notice of its intention to withdraw or modify such recommendation and Franklin’s Board of Directors has considered any proposed changes to this Agreement (if any) proposed by Fifth Third prior to the end of such five day period, and (c) Franklin has fully and completely complied with Section IV.B. Without limiting the generality of the foregoing, Franklin agrees that its obligations pursuant to the first sentence of this Section IV.A. shall not be altered by the commencement, public proposal, public disclosure or communication to Franklin of any Acquisition Proposal (as defined below) or a decision by the Board of Directors of Franklin to withdraw or modify in a manner adverse to Fifth Third (or not to continue to make) its recommendation to its stockholders to approve the Merger and the plan of merger contained in this Agreement.

B. No Solicitation. Franklin and its subsidiaries, and the officers, directors, financial or legal advisors of Franklin and its subsidiaries, will not, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal or (b) engage in negotiations with, or disclose any nonpublic information relating to Franklin or any of its subsidiaries or afford access to the properties, books or records of Franklin or any of its subsidiaries to, any person that may be considering making, or has made, an Acquisition Proposal; provided that Franklin may receive and, only to the extent necessary to become adequately informed of the terms thereof, engage in discussions (but not disclose information or engage in negotiations) regarding an unsolicited written proposal from a third party with respect to an Acquisition Proposal if (i) in the reasonable opinion of the Board of Directors of Franklin upon the advice of its outside counsel, such action is required for the Board of Directors of Franklin to comply with the duties applicable to directors under applicable law and (ii) Franklin has received from such third party an executed confidentiality agreement with terms not materially less favorable to Franklin than those contained in the confidentiality agreement entered into between Franklin and Fifth Third dated June 15, 2002. Franklin will immediately notify Fifth Third orally and will promptly (and in no event later than 24 hours after the relevant event) notify Fifth Third in writing (which oral and written notices shall identify the person making the Acquisition Proposal or request for information and set forth the material terms thereof) after having received any Acquisition Proposal or request or inquiry relating to a prospective Acquisition Proposal. Franklin will keep Fifth Third fully and currently informed of the status and details of any such Acquisition Proposal, request or inquiry and any related discussions or negotiations. Franklin shall, and shall cause the Franklin Subsidiaries and its and their directors, officers and financial and legal advisors to, cease immediately

20

and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted heretofore with respect to any Acquisition Proposal. Nothing in this Section IV.B. shall prohibit Franklin or its Board of Directors from taking and disclosing to the stockholders of Franklin a position with respect to an Acquisition Proposal by a third party to the extent required under the Exchange Act or from making such disclosure to the stockholders of Franklin which, in the reasonable opinion of the Board of Directors of Franklin upon the advice of its outside counsel, is required under applicable law; provided that nothing in this sentence shall affect the obligations of Franklin and its Board of Directors under any other provision of this Agreement. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in (a) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 10% or more of the voting power of Franklin or more than 25% of any Significant Subsidiary of Franklin, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Franklin or all or a substantial portion of the assets or deposits of any Significant Subsidiary of Franklin, (c) a merger or consolidation, or any similar transaction, involving Franklin or any Significant Subsidiary of Franklin, or (d) any substantially similar transaction.

C. Valuation Reserve Adjustment. Consistent with GAAP, Franklin agrees that on or before the Effective Time based on a review of the Franklin Subsidiaries’ loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, Franklin will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to Franklin as is necessary in conforming to such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time.

D. Operations in the Ordinary Course; Forbearances. From the date of this Agreement until the Effective Time, Franklin and the Franklin Subsidiaries will be operated in the ordinary course of business, and none of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld or unreasonably delayed: make any changes in its Charter, By-laws, or corporate structures; issue any additional shares of Franklin Common Stock, share appreciation rights, restricted stock, options or other equity securities other than pursuant to the exercise of options granted prior to June 30, 2002, in the form of permissible stock dividends (as described below) or as set forth in Section II.A.1. with respect to Franklin’s 2000 Stock Purchase Plan; or issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; repurchase any equity securities, other than (subject to Section VII.H.) the repurchase of shares of Franklin Common Stock in accordance with past practice (as to timing and amount) and in compliance with applicable law and the safe harbor requirements of Rule 10b-18 of the Exchange Act; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $50,000 (except as set forth in the Disclosure Schedule); make, enter into or renew any agreement for services to be provided to Franklin or the Franklin Subsidiaries or permit the automatic renewal of any such agreement, other than the agreements identified in the Disclosure Schedule which are specifically identified on such Schedule as agreements which Franklin intends to renew, except any agreement for services having a term of not more than twelve months and requiring the expenditure of not more than $50,000 (for this purpose the phrase “permit the automatic renewal” includes the failure to send a notice of termination of such contract if such failure would constitute a renewal); acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies or any material assets or liabilities outside the ordinary course of business, other than such agreements existing on the date hereof and previously publicly announced or disclosed in the Disclosure Schedule; make, declare, pay or set aside for payment any cash dividends on its own stock other than normal and customary cash dividends per quarter paid in such amounts and at such times as Franklin historically has done on its Common Stock and which shall not exceed $0.055 per share, or be paid more frequently than once per calendar quarter,

21

provided this covenant shall only apply to Franklin; make any other distributions on its stock; except as set forth in the Disclosure Schedule, change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein (including but not limited to Section V.E.5. hereof); provide any increases in employee salaries or benefits other than in the ordinary course of business or as set forth in the Disclosure Schedule; or take any intentional action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement; or engage in any transaction with any employee or shareholder, except, in every case, as required by applicable law, regulation or safe and sound banking practices. Franklin agrees that it will not sell, transfer, mortgage or otherwise dispose of or encumber any of the shares of the capital stock of the Franklin Subsidiaries which are now owned by it, and neither Franklin nor any of the Franklin Subsidiaries shall sell, transfer, mortgage or otherwise dispose of or encumber any other assets, except in the ordinary course of business consistent with past practice. Franklin agrees that neither it nor the Franklin Subsidiaries will agree to, or make any commitment to, take any of the actions prohibited by this Section IV.D.

E. Filings. Franklin will timely file after the date of this Agreement all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports will comply in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of filing or mailing, as the case may be, no such registration statement, prospectus, report, schedule, proxy statement or communication filed or mailed after the date of this Agreement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date, or omitted any material exhibit required to be filed therewith. Franklin shall furnish Fifth Third in a timely manner with copies of all reports filed by Franklin with the SEC subsequent to the date of this Agreement and until the Closing Date.

Article V. Cooperation and Other Obligations and Other Covenants

A. Registration Statement and Proxy Statement. 1. Each of Fifth Third, Fifth Third Financial and Franklin agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Fifth Third with the SEC in connection with the issuance of Fifth Third Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Franklin constituting a part thereof (the “Proxy Statement”) and all related documents). The Registration Statement and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Fifth Third, Fifth Third Financial and Franklin agree to each use their best efforts to enable Fifth Third to file the Registration Statement with the SEC within sixty (60) days of the date hereof and Fifth Third and Fifth Third Financial agree to furnish the Registration Statement in draft form for comments to Franklin at least ten calendar days prior to the anticipated filing. Each party hereto shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Registration Statement to the other party hereto, and advise the other party hereto of any oral comments with respect to the Registration Statement received from the SEC. Each of Fifth Third, Fifth Third Financial and Franklin agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. As promptly as possible after the Registration Statement is declared effective, Franklin agrees to mail the Proxy Statement to its shareholders in accordance with the directions and under the supervision of Fifth Third. Fifth Third also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Agreement. Franklin agrees to furnish to Fifth Third all information concerning Franklin, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

2. Each of Fifth Third, Fifth Third Financial and Franklin agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the

22

Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Franklin shareholder meeting to approve the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

3. Fifth Third agrees to advise Franklin, promptly after Fifth Third receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Fifth Third Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Franklin agrees to advise Fifth Third of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information.

B. Regulatory Approvals. 1. Fifth Third will prepare and cause to be filed, at the expense of Fifth Third, such notices, applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions, the OCC, and any other Regulatory Agencies or stock exchanges as are required to secure the requisite approvals for the consummation of the transactions provided for in this Agreement. Fifth Third shall use its reasonable best efforts to file all such applications within sixty (60) days of the date of this Agreement and to use all reasonable efforts to secure all such approvals. Franklin agrees that it will cooperate with Fifth Third and, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning Franklin and the Franklin Subsidiaries, as shall be required in connection with preparing such notices, applications and other documents and in connection with securing such approvals.

2. Fifth Third and Franklin shall promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

C. Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies; provided that nothing in this Agreement shall obligate Fifth Third or Fifth Third Financial to agree to any conditions, restraints or requirements that would materially adversely reduce the anticipated economic or business benefits of the Merger to Fifth Third or Fifth Third Financial or could reasonably be expected to have a Material Adverse Effect on Franklin (a “Burdensome Condition”).

D. Access to Information. 1. Franklin agrees to permit Fifth Third, Fifth Third Financial, and each of their officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Franklin, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of its respective subsidiaries as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Franklin and the Franklin Subsidiaries or Fifth Third and its subsidiaries, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in Section V.D.2. hereof); provided, however, no investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other party set forth herein.

2. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries’) business operations, and will hold in confidence any non-public, confidential information disclosed to it by Franklin

23

concerning Franklin or the Franklin Subsidiaries. Franklin will not disclose to others, shall not use in respect of its (or any of its subsidiaries’) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Franklin or Fifth Third, as the case may be, and shall not be used by Fifth Third or Franklin, as the case may be, in any way detrimental to Franklin or Fifth Third.

3. As soon as they are available, Franklin will provide to Fifth Third Franklin’s unaudited, consolidated balance sheets, statements of operations and statements of stockholders’ equity and cash flows for monthly and quarterly periods until the Closing Date.

4. As soon as they are available, Fifth Third will provide to Franklin Fifth Third’s unaudited, consolidated balance sheets, statements of operations and statements of stockholders’ equity and cash flows for monthly and quarterly periods until the Closing Date. Fifth Third timely shall furnish Franklin with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

E. Employee Benefit Matters. 1. If Fifth Third so requests, Franklin or the Franklin Subsidiaries shall develop a plan and timetable for terminating any or all of the Qualified Benefit Plans, and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable; provided that such terminations of any Qualified Benefit Plans will not adversely affect qualification of such Qualified Benefit Plans under the Code.

2. Franklin or the Franklin Subsidiaries shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 401(a)(4), 404, 410(b), 411, 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit Plans for the 1998, 1999, 2000 and 2001 plan years.

3. Franklin or the Franklin Subsidiaries shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third with respect to any Benefit Plan (including any Predecessor Plan) that was merged, terminated or frozen since January 1, 1998, demonstrating that all legal requirements pertaining to such merger, termination or freeze have been satisfied.

4. If Fifth Third so requests, Franklin or the Franklin Subsidiaries shall take all actions necessary to file an application for determination letter with the Internal Revenue Service prior to the Effective Time, for any Qualified Benefit Plan requested by Fifth Third.

5. With respect to any Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third’s consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided, however, that notwithstanding anything to the contrary in this Agreement, Franklin may in its sole discretion accelerate the exercisability of any or all options to acquire Franklin Common Stock issued and outstanding as of June 1, 2002, with such acceleration to be effective, if at all, immediately prior to the Effective Time.

6. If Fifth Third so requests, Franklin or any of the Franklin Subsidiaries shall take all actions necessary to freeze any or all Qualified Benefit Plans as of a date not earlier than one day prior to the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made and no further benefits shall accrue under such Qualified Benefit Plans after such freeze date.

7. Except as provided otherwise pursuant hereto, Franklin and any of the Franklin Subsidiaries, without the advance written consent of Fifth Third, which shall not be unreasonably withheld or delayed, shall not (a) adopt any amendments to the Qualified Benefit Plans after the date of this Agreement; or (b) make any distributions from the Qualified Benefit Plans after the date of this Agreement other than in the ordinary course of operations of such Qualified Benefit Plans; or (c) make any contributions to the defined benefit plans maintained by

24

Franklin or discretionary contributions to any of the Qualified Benefit Plans after the date of this Agreement; or (d) take any action which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) under any defined benefit plan as defined in Section 414(j) of the Code.

8. Franklin shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that it has all power and authority necessary to amend and/or terminate any plan providing retiree medical or life insurance coverage, thereby reducing or eliminating future liability.

F. State Takeover Statutes. Franklin will take all steps within its reasonable control necessary to exempt (or continue the exemption of) the Merger, this Agreement and the transactions contemplated hereby) from any applicable state takeover law, as now or hereafter in effect.

G. Affiliates. Not later than the 15th day prior to the mailing of Franklin’s Proxy Statement with respect to the Merger, Franklin shall deliver to Fifth Third a list of each person that, to Franklin’s Knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an “affiliate” of it as that term is used in Rule 145 under the Securities Act, or SEC Accounting Series Releases 130 and 135 (the “Franklin Affiliates”). Franklin shall use its best efforts to cause each Franklin Affiliate to execute and deliver to Fifth Third on or before the mailing of such Proxy Statement an agreement in the form of Appendix A hereto.

H. Forbearances of Fifth Third. From the date of this Agreement until the Effective Time, Fifth Third will not, without the prior written consent of Franklin, which consent shall not be unreasonably withheld or unreasonably delayed: make any changes in its Second Amended Articles of Incorporation or Code of Regulations in a manner adverse to the shareholders of Franklin; make, declare, pay or set aside for payment any extraordinary cash dividends on its own stock; or agree to, or make any commitment to, take any of the actions prohibited by this Section V. H.

I. Coordination of Dividends. Fifth Third and Franklin shall coordinate the timing of the declaration and payment of dividends payable after the date hereof so that Fifth Third and Franklin shareholders will receive during each quarter fair dividends and in no event shall Fifth Third or Franklin shareholders fail to receive a fair dividend, or receive more than one fair dividend, during any quarter up to and including the quarter immediately following the quarter during which the Effective Time occurs.

J. Exemption From Liability Under Section 16(b). Assuming that Franklin delivers to Fifth Third the Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Fifth Third, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution, expressly relying on Franklin’s representation that any such options or other grants were upon their issuance exempt from liability pursuant to Section 16(b) under the Exchange Act, providing that the receipt by the Franklin Insiders of Fifth Third Common Stock in exchange for shares of Franklin Common Stock, and of options to purchase shares of Fifth Third Common Stock upon conversion of options to purchase shares of Franklin Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act; provided, however, that the Board of Directors of Fifth Third will be under no obligation to adopt such a resolution unless it may expressly rely on a written representation by Franklin that any such options or other grants were, upon their issuance, exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all respects regarding the Franklin Insiders, the number of shares of Franklin Common Stock held by each such Franklin Insider and expected to be exchanged for Fifth Third Common Stock in the Merger, and the number and description of the options to purchase shares of Franklin Common Stock held by each such Franklin Insider and expected to be converted into options to purchase shares of Fifth Third Common Stock in connection with the Merger. “Franklin Insiders” shall mean those officers and directors of Franklin who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

25

K. Directors of Bank Subsidiary. Prior to the Effective Time, Fifth Third shall determine and communicate to Franklin those individuals who shall be appointed to serve as Directors of the Bank Subsidiary following the Effective Time, each of whom shall serve as a Director for the term for which he was appointed, subject to the Charter and Bylaws of Bank Subsidiary and in accordance with applicable law.

Article VI. Conditions Precedent to Closing

A. Conditions to the Obligations of Each of the Parties.

The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

1. The shareholders of Franklin shall have duly approved the Merger and the plan of merger contained within this Agreement in accordance with and as required by law and in accordance with Franklin’s Charter and Bylaws.

2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Financial Institutions, the OCC and the Federal Deposit Insurance Corporation to the extent required and, in the case of Fifth Third’s obligation, none of such orders, consents, clearances and approvals and requirements shall be subject to a Burdensome Condition.

3. Any waiting period mandated by law in respect of the final requisite approval by any applicable Regulatory Agency of the transaction contemplated herein shall have expired.

4. No order or injunction of any federal or state agency or court shall be in effect preventing, prohibiting or enjoining the transactions contemplated by this Agreement.

5. Fifth Third shall have registered its shares of Fifth Third Common Stock to be issued to the Franklin shareholders hereunder with the SEC pursuant to the Securities Act, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued and be continuing. The shares of Fifth Third Common Stock to be issued to the Franklin shareholders hereunder shall have been authorized for trading on the Nasdaq National Market upon official notice of issuance.

B. Additional Conditions to the Obligations of Fifth Third and Fifth Third Financial.

The obligation of Fifth Third and Fifth Third Financial to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions unless waived by Fifth Third in a writing delivered to Franklin which specifically refers to the condition or conditions being waived:

1. The representations and warranties of Franklin contained herein shall be true and correct both as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

2. Franklin shall have performed all of the obligations required of it under the terms of this Agreement in all material respects.

3. Fifth Third shall have received a certificate from Franklin, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to each of such officers’ best knowledge and belief that the conditions set forth in Section VI.B.1. and VI.B.2. have been satisfied.

4. No investigation or action by any state or federal agency shall have been threatened in writing or instituted seeking to enjoin or prohibit or unwind the transactions contemplated hereby and no governmental

26

action or proceeding shall have been threatened or instituted before any court or governmental body or authority, seeking to enjoin or prohibit or unwind, the transactions contemplated hereby or seeking to impose material sanctions or penalties as a result thereof (other than investigations, actions and proceedings which have been withdrawn prior to the Closing without a Material Adverse Effect on Fifth Third or Franklin, and other than regularly scheduled regulatory examinations).

5. At or prior to the Effective Time, Fifth Third shall have entered into written employment, severance and/or non-competition agreements with each of (a) Gordon Inman, (b) Myers Jones, (c) Richard Herrington, (d) George J. Regg, Jr., and (e) Lisa Musgrove on terms satisfactory to Fifth Third and each of the foregoing individuals.

6. (a) In consideration of the consummation of the Merger, each of the Directors of Franklin and Bank Subsidiary (except those persons who enter into an agreement as required by VI.B.5 above) shall receive a cash payment from Fifth Third in the amount of $5,000, and each Director of Franklin (except those persons who enter into an agreement as required by VI.B.5 above) shall have executed and delivered to Fifth Third an agreement by which such Directors shall agree for a period of three years after the Effective Time to refrain from directly or indirectly, whether for his or her own account or for the account of any other person, firm, corporation, or other business organization, (i) in the states of Kentucky or Tennessee, engage in providing Banking Services (as defined below) as an employee, officer, director, or consultant on behalf of any other business organization who is a competitor of Fifth Third, (ii) provide Banking Services to any Client (as defined below), (iii) make any statement or take any actions that may interfere with Fifth Third’s or any Affiliate’s business relationships with any Client, (iv) contact either directly or indirectly any Client or otherwise induce or attempt to induce any Client to enter into any business relationship with any person or firm other than Fifth Third or an Affiliate relating to Banking Services of any type, (v) endeavor or entice away from Franklin or Fifth Third any person who the Director has actual knowledge that such person is, or was at any time during the period the Director was employed by Franklin or Fifth Third or during the Restricted Period, employed by or associated with Fifth Third or Franklin as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent, or (vi) take any actions that may interfere with Fifth Third’s property rights in lists of Clients or otherwise diminish the value of such lists to Fifth Third. Notwithstanding any provision contained in this Section 6, the restrictions contained herein shall not be applicable to any activity of the Director or any activity of his or her spouse which existed at the time of this Agreement and which was disclosed by the Director to Fifth Third, and may be waived by Fifth Third with respect to one or more Directors in writing at any time and from time to time in Fifth Third’s sole discretion after receipt of a written request from any Director.

(b) The term “Restricted Period” shall mean the period beginning on the Effective Time and ending three years thereafter.

(c) The term “Banking Services” shall mean retail or commercial deposit or lending business, including mortgage lending, trust services, securities brokerage, asset management, data processing, merchant processing and all other services which are customarily provided by banks or which are otherwise provided by Fifth Third or its affiliates.

(d) For all purposes of this Agreement, the term “Client” shall mean all persons or entities who are or were clients of Franklin or Fifth Third at the Effective Time or at any time during the three-year period ending at the Effective Time, and any potential clients who to the Director’s actual knowledge, have been identified and contacted by a representative of Fifth Third. The term “Client” shall not include any member of the Employee’s immediate family, as defined under Rule 16a-1 of the Exchange Act or any trust of which the Director or any member of his immediate family (as defined in Rule 16a-1 of the Exchange Act) is a trustee or beneficiary.

7. The aggregate amount of consolidated shareholders’ equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Franklin immediately prior to the

27

Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, consistently applied, shall not be less than $37,000,000. For purposes of this subparagraph, (A) any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by Section IV.C. (i) herein, (ii) termination or funding of any of Benefit Plans of Franklin, and the Franklin Subsidiaries as contemplated herein, (iii) expenses associated with this Agreement and the transactions contemplated herein, and (iv) expenses and losses associated with valuing of Franklin’s or any of the Franklin Subsidiaries’ investments at current market value as required by GAAP (including SFAS 115) shall be excluded for purposes of calculation of Franklin’s shareholders’ equity as contemplated herein prior to the Effective Time.

8. Fifth Third’s independent certified public accountants shall have reviewed the unaudited consolidated financial statements of Franklin as at the end of the month immediately preceding the Effective Time (the “Preceding Month”) if such Preceding Month ended at least six days before the Effective Time or as at the end of the month immediately preceding the Preceding Month if the Preceding Month ended less than six days before the Effective Time, as well as the unaudited separate financial statements of Franklin and the Franklin Subsidiaries as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported in good faith that they are not aware of any material modifications which would have a Material Adverse Effect on Franklin that should be made in order for such financial statements to (i) be in conformity with GAAP, consistently applied, excluding the presentation of footnotes, and (ii) accurately state the financial condition and results of operations of Franklin and the Franklin Subsidiaries.

9. The total number of issued and outstanding shares of Franklin Common Stock and shares of Franklin Common Stock issuable upon the exercise of outstanding options shall not exceed the sum of 10,184,806 and the number of shares issued between the date hereof and the Closing Date pursuant to the Franklin 2000 Stock Purchase Plan (which shall not exceed 600 shares per calendar quarter).

10. George J. Regg, Jr., Executive Vice President, Secretary and General Counsel for Franklin, shall have delivered an opinion addressed to Fifth Third and Fifth Third Financial in substantially the form attached hereto as Appendix C.

11. Either (i) Fifth Third shall have entered into an assumption of lease agreement with Gordon Inman covering all of the buildings presently leased by Gordon Inman to Franklin that are located in downtown Franklin, Tennessee (collectively, the “Headquarters”), or (ii) Gordon Inman and Bank Subsidiary shall have entered into a real estate lease agreement concerning the Headquarters for a 10-year term with two 5-year options to renew, at lease rates acceptable to Fifth Third and Gordon Inman.

12. At or prior to the Effective Time, any and all liens, claims, charges, options, encumbrances, mortgages, pledges or security interests on any capital stock or other securities evidencing ownership of any Franklin Subsidiary shall have been satisfied and removed and Franklin or a Franklin Subsidiary shall own all of the outstanding capital stock or other securities evidencing ownership of the Franklin Subsidiaries in each case free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest.

13. Fifth Third shall have received an opinion of Graydon Head & Ritchey LLP, counsel to Fifth Third, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, counsel to Fifth Third may require and rely upon representations contained in letters from Franklin and Fifth Third.

14. On the date of the execution of this Agreement, Gordon Inman shall have executed and delivered to Fifth Third a Shareholder Support Agreement in the form of Appendix F Attached hereto, which Shareholder Support Agreement shall be in full force and effect and which all parties thereto shall be in compliance at and as of the Closing Date.

28

C. Additional Conditions to the Obligations of Franklin.

The obligation of Franklin to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions unless waived by Franklin in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

1. The representations and warranties of Fifth Third and Fifth Third Financial contained herein shall be true and correct both as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

2. Fifth Third and Fifth Third Financial shall have each performed all of the obligations required of it under the terms of this Agreement in all material respects.

3. Franklin shall have received a certificate from each of Fifth Third and Fifth Third Financial, executed by its respective chief executive officer and chief financial officer, dated the Closing Date, certifying to each of such officers’ best knowledge and belief that the conditions set forth in Section VI.C.1. and VI.C.2. have been satisfied.

4. Paul L. Reynolds, General Counsel for Fifth Third shall have delivered an opinion addressed to Franklin in substantially the form attached hereto as Appendix D.

5. Franklin shall have received an opinion of Smith, Gambrell & Russell, LLP, counsel to Franklin, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (ii) the exchange in the Merger of Franklin Common Stock for Fifth Third Common Stock will not give rise to gain or loss to the shareholders of Franklin with respect to such exchange (except to the extent of any cash received). In rendering its opinion, counsel to Franklin may require and rely upon representations contained in letters from Franklin and Fifth Third.

Article VII. Additional Covenants

A. Employment Arrangements. 1. Fifth Third shall consider employing at Fifth Third Financial or other Fifth Third subsidiaries or affiliates as many of the employees of Franklin and all of the Franklin Subsidiaries who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third’s standard staffing levels and personnel policies. As promptly as practicable following the Effective Time as Fifth Third shall reasonably determine, Fifth Third shall provide the full-time employees (in the aggregate and not individually) of Franklin and all subsidiaries of Franklin (“Transferred Employees”) who become employees of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger as a group with employee benefit plans that in the aggregate are of comparable value to the benefit plans provided to similarly situated employees of Fifth Third (excluding from consideration the Fifth Third Master Retirement Plan which has been frozen to new participants). Under each employee benefit plan sponsored or maintained by Fifth Third or its subsidiaries or affiliates in which Transferred Employees participate, prior service with Franklin and any of the subsidiaries of Franklin (including service prior to acquisition by Franklin to the extent Franklin takes such service into account) shall be treated as prior service with Fifth Third for purposes of eligibility and vesting. Notwithstanding the preceding sentence, with respect to any payroll practice (such as accrued vacation) where service is utilized to determine the amount of benefit under such practice, prior service with Franklin and any subsidiaries of Franklin (including service prior to acquisition by Franklin to the extent Franklin takes such service into account) shall be treated as prior service with Fifth Third.

2. Those employees of Franklin and the Franklin Subsidiaries (other than temporary and/or co-operative employees) who do not have an employment, change in control or severance agreements and who are not employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of

29

employment, such employee must work at a location more than thirty (30) miles from such employee’s former location of employment or that such employee’s salary will be materially decreased, in any case and in both cases, within ninety (90) days after the Effective Time, and who sign and deliver a termination and release agreement in a form attached hereto as Appendix E, shall be entitled to severance pay equal to, in the case of Franklin or subsidiaries of Franklin, two (2) weeks of pay for each completed year of service up to a maximum of twenty-six (26) weeks of pay, plus any earned but not paid vacation pay. The severance payment referred to above shall be under Franklin’s current severance pay plan, if any, or a new severance pay plan but in no event shall there be any duplication of severance pay. Fifth Third shall provide sufficient notification to Franklin of those employees it will not be hiring in order that such employees terminated by Franklin can be given appropriate notice of termination in advance of the effectiveness thereof. Franklin shall cooperate with Fifth Third to effectuate the foregoing and to comply with, and provide notices regarding, the Workers Adjustment and Retraining Act or any similar state or local law, including without limitation, providing notices to employees and government representatives. Nothing contained in this Section VII.A.2. shall be construed or interpreted to limit or modify in any way Fifth Third’s at will employment policy. In no event shall severance pay or any severance period be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any pension plan). If, by reason of the controlling plan document, controlling law or otherwise, severance pay or any severance period is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay or period.

3. Notwithstanding anything herein to the contrary, in lieu of any severance benefits provided in Section VII.A.2. above, Fifth Third shall acknowledge and assume, upon consummation of the Merger, the obligations of Franklin under all existing change in control, severance and employment agreements. Franklin has specifically identified such agreements in Section II.X of the Disclosure Schedule.

B. Director, Officer and Employee Indemnification. 1. From and after the Effective Time, Fifth Third shall assume the obligations of Franklin and the Franklin Subsidiaries arising under applicable law in existence as of the date hereof or as amended prior to the Effective Time and under Franklin’s Charter and By-laws or the Franklin Subsidiaries’ respective charters and bylaws as in effect on the date hereof, to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes, prior to the Effective Time, an officer or director of Franklin, any Franklin Subsidiary, or any of their predecessors (the “Indemnified Parties”) against losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Franklin or any Franklin Subsidiary if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under Franklin’s Charter or By-laws or the Franklin Subsidiaries’ respective charters or bylaws. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this Section VII.B. except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this Section VII.B. unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified Parties.

2. From and after the Effective Time, the directors, officers and employees of Franklin and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnification rights set forth in Section VII.B.1., shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees

30

of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

3. The obligations of Fifth Third provided under this Section VII.B. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified Parties, and shall be binding on all respective successors of Fifth Third.

4. Fifth Third shall also purchase and keep in force for a three-year period, a policy of directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type currently covered by Franklin’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 150% per annum of the costs currently paid per annum for such coverage by Franklin.

5. The rights set forth in this Section VII.B. are in addition to and not in substitution of other indemnification and related rights that such Indemnified Parties may otherwise be entitled to receive under Franklin’s Charter and By-laws or applicable law.

6. Notwithstanding anything in this Section VII.B to the contrary, Fifth Third shall not be required to provide any indemnity hereunder or may make or agree to make any indemnification payment unless that payment is reasonable and all of the following conditions are met: (1) Fifth Third’s Board of Directors determines in writing that the Indemnified Party acted in good faith and the best interests of Franklin or the Franklin Subsidiary as the case may be; (2) the Fifth Third Board of Directors determines that the payment will not materially affect Fifth Third’s or any subsidiary of Fifth Third’s safety and soundness; (3) the payment does not fall within the definition of a “prohibited indemnification payment”; and (4) the Indemnified Party agrees in writing to reimburse Fifth Third, to the extent not covered by permissible insurance, for payments made in the event that an administrative action results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is removed or prohibited from banking, or is required, under a final order, to cease an action or take any affirmative action. For purposes hereof, a “prohibited indemnification payment” is defined to include any payment or agreement to make a payment by a bank or a bank holding company to an institution-affiliated party to pay or reimburse such person for any liability or legal expense in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the institution-affiliated party is assessed a civil money penalty, is removed or prohibited from banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to the bank or bank holding company.

C. Notices. All notices, requests, consents, and demands under this Agreement shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid, or by confirmed air courier, and addressed, if to Franklin to Franklin Financial Corporation, 230 Public Square, Franklin, Tennessee 37064 with a copy of Robert C. Schwartz, Esq., Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309-3592 and if to Fifth Third and Fifth Third Financial to Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, Attention: George A. Schaefer, Jr., with a copy to Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, Attention: Paul, L. Reynolds, Executive Vice President and General Counsel Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be sent by certified mail, postage pre-paid, return receipt requested.

31

D. Entire Agreement. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third, Fifth Third Financial or Franklin to each other pursuant hereto, constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Article X hereof.

E. Press Releases. Fifth Third and Franklin shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its outside counsel deems required by law; and provided, further, however, that Fifth Third shall not be required to incorporate any comments from Franklin into such releases or public filings unless determined to be appropriate by Fifth Third in good faith.

F. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses for the Proxy Statement shall be shared equally between Fifth Third and Franklin and the SEC filing and registration fees for the Registration Statement shall be paid by Fifth Third.

G. Advice of Changes. 1. Between the date hereof and the Closing Date, Franklin shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent; provided, that no such disclosure shall affect or modify any representation or warranty of Franklin contained herein or made pursuant hereto.

2. Between the date hereof and the Closing Date, each of Fifth Third and Fifth Third Financial shall promptly advise Franklin in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent; provided, that no such disclosure shall affect or modify any representation or warranty of Fifth Third and Fifth Third Financial contained herein or made pursuant hereto.

3. Each party hereto will promptly notify the other party in writing of the occurrence of any event which will or may result in the failure to satisfy any material condition precedent set forth in this Agreement. Between the date of this Agreement and the Closing Date, each party hereto will notify the other of the satisfaction of such material conditions precedent as they occur.

H. Tax Treatment. Neither Fifth Third nor Franklin will take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

I. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

J. MPS. Upon the request of Fifth Third and at the sole option of Fifth Third, Franklin and Bank Subsidiary shall execute and deliver to Midwest Payment Systems, Inc. (“MPS”) an agreement to convert all electronic funds transfer (“EFT”) related services to MPS and the Jeanie® system. Such Agreement shall provide that MPS will be the exclusive provider of such services to Franklin and Bank Subsidiary for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of Franklin and

32

Bank Subsidiary to EFT provided by MPS and conversion to the Jeanie® system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to Franklin and Bank Subsidiary for the Jeanie® service shall not exceed those charged by the current EFT service provider of Franklin and Bank Subsidiary, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Agreement is terminated pursuant to Article VIII hereof for any reason except a material breach or default by Franklin, and if, in such instance, Franklin desires to convert to another provider of EFT services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall Franklin or Bank Subsidiary be required to take any actions pursuant to this Paragraph J or otherwise under this Agreement or the Agreement of merger that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of Franklin or Bank Subsidiary.

Article VIII. Termination

A. Basis for Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Franklin, or by Franklin to Fifth Third in the following instances:

1. By Fifth Third or Franklin, if there has been to the extent contemplated in Section VI.B.1. or VI.B.2. or Section VI.C.1. or VI.C.2. herein, as the case may be, a breach of a representation or warranty (subject to the standard in Section I.R.) or a material breach of any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such breach has not been cured within thirty (30) days after receipt of written notice or is not capable of being cured; provided, the party in breach or default shall have no right to terminate for its own breach or default. For purposes hereof, a breach of Sections IV.A. or IV.B. will be deemed not capable of being cured.

2. By Fifth Third or Franklin, if the merger transaction contemplated herein has not been consummated by January 31, 2003, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained herein on the date of such termination.

3. By Fifth Third or Franklin, if the business or assets or financial condition of the other party, in each case taken as a whole, shall have materially and adversely changed from that in existence December 31, 2001, other than any such change attributable to or resulting from any change in law or regulation or GAAP, changes in interest rates, economic, financial or market conditions affecting the banking industry generally or changes that occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement.

4. By the mutual written consent of Fifth Third, Fifth Third Financial and Franklin.

5. By Fifth Third if any event occurs which renders impossible of satisfaction one or more of the conditions to the obligations of Fifth Third and Fifth Third Financial to effect the Merger set forth in Sections VI.A. and VI.B. herein and non-compliance is not waived by Fifth Third and Fifth Third Financial.

6. By Franklin if any event occurs which renders impossible of satisfaction one or more of the conditions of the obligations of Franklin to effect the Merger as set forth in Sections VI.A. and VI.C. herein and non-compliance is not waived by Franklin.

7. By Fifth Third if the Board of Directors of Franklin shall have publicly announced its withdrawal or modification in a manner adverse to Fifth Third and Fifth Third Financial of its favorable recommendation of the Merger.

8. By Fifth Third or Franklin if Franklin shareholders, acting at a meeting held for the purpose of voting upon the Merger, vote not to approve the Merger in the manner required by law.

33

B. Effect of Termination. Upon termination as provided in this Article VIII, this Agreement, except for the provisions of Sections V.D.2., VII.F. or VII.J. hereof, shall be void and of no further force or effect, and no party hereto (nor any of their respective officers, directors or subsidiaries) shall have any liability of any kind to any other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination, but in no event shall any party be liable for punitive or exemplary damages.

Article IX. Closing and Effective Time

The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday selected by Fifth Third which is not more than 15 days after the satisfaction or waiver of all of the conditions precedent to consummation of the Merger set forth in Article VI hereof (other than those conditions which by their nature cannot be satisfied until the Closing), including the expiration of all regulatory waiting periods, have been fully met or effectively waived (the “Closing Date”). Pursuant to the filing of a certificate of merger (which shall be prepared by Fifth Third and reasonably satisfactory to Franklin) with the Secretary of State of each of the State of Ohio and the State of Tennessee, respectively, in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the “Effective Time”). By mutual agreement of the parties, the Closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

Article X. Amendment

This Agreement may be amended, modified or supplemented by the written agreement of Franklin and Fifth Third Financial and Fifth Third upon the authorization of each company’s respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of Franklin, but after any such approval by the shareholders of Franklin no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement.

Article XI. General

Except to the extent that provisions of the TBCA are applicable to the Merger, this Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but, with the exception of Section I.C., Section I.D. and Section VII.B., none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third or Fifth Third Financial shall not be deemed an assignment hereunder as long as the provisions of Section I.F. are complied with. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

34

Article XII. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove set forth.

FIFTH THIRD BANCORP

(SEAL)	By:	/s/ GERALD WISSEL
	Name:	Gerald Wissel
	Title:	Executive Vice President

	Attest:	/s/ PAUL L. REYNOLDS
	Name:	Paul L. Reynolds
	Title:	Executive Vice President and Secretary

FIFTH THIRD FINANCIAL CORPORATION

(SEAL)	By:	/s/ GERALD WISSEL
	Name:	Gerald Wissel
	Title:	Executive Vice President

	Attest:	/s/ PAUL L. REYNOLDS
	Name:	Paul L. Reynolds
	Title:	Executive Vice President and Secretary

FRANKLIN FINANCIAL CORPORATION

(SEAL)	By:	/s/ GORDON E. INMAN
	Name:	Gordon E. Inman
	Title:	Chairman

	Attest:	/s/ GEORGE J. REGG, JR.
	Name:	George J. Regg, Jr.
	Title:	Secretary

35

AMENDMENT NO. 1

TO

AFFILIATION AGREEMENT

by and among

FRANKLIN FINANCIAL CORPORATION,

FIFTH THIRD BANCORP

and

FIFTH THIRD FINANCIAL CORPORATION

This AMENDMENT NO. 1 dated as of this 9th day of September, 2002 to that certain Affiliation Agreement dated as of July 23, 2002 (the “Agreement”) by and among Franklin Financial Corporation (“Franklin”), Fifth Third Bancorp (“Fifth Third”) and Fifth Third Financial Corporation (“Fifth Third Financial”).

WITNESSETH:

WHEREAS, each of Franklin, Fifth Third and Fifth Third Financial agree that it is in their mutual best interests to enter into this Amendment No. 1 to facilitate the orderly consummation of the transactions contemplated by the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Defined Terms. Except for capitalized terms, which are expressly defined in this Amendment No. 1, all capitalized terms shall have the meanings set forth in the Agreement.

2. Amendment to Sections V.A.1 and V.B.1. The parties hereby agree that each of the third sentence of Section V.A.1 and the second sentence of Section V.B.1 of the Agreement are hereby amended to replace the words “sixty (60) days” with the words “one hundred and twenty (120) days”.

3. Amendment to Section VIII.A.2. The parties hereby agree that Section VIII.A.2 of the Agreement is hereby amended to replace the date “January 31, 2003” with the date “April 1, 2003”.

4. Reaffirmation. Except as expressly modified by this Amendment No. 1, the parties hereby ratify and confirm each and every provision of the Agreement. The parties further agree that neither the extensions of the time periods as set forth above nor any fact or circumstance which may have necessitated such extensions constitute any breach or default of any provision of the Agreement.

5. Entire Agreement. The terms and provisions of the Agreement (including the documents and instruments referred to therein), together with this Amendment No. 1, constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6. Counterparts. This Amendment No. 1 may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

7. Governing Law. This Amendment No. 1 shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

36

IN WITNESS WHEREOF, Franklin Financial Corporation, Fifth Third Bancorp and Fifth Third Financial Corporation have caused this Amendment No. 1 to be executed by their respective officers thereunto duly authorized as of the date first above written.

FRANKLIN FINANCIAL CORPORATION

By:	/s/ GORDON E. INMAN

Name:	Gordon E. Inman
Title:	Chairman

FIFTH THIRD BANCORP

By:	GERALD WISSEL

Name:	Gerald Wissel
Title:	Executive Vice President

FIFTH THIRD FINANCIAL CORPORATION

By:	GERALD WISSEL

Name:	Gerald Wissel
Title:	Executive Vice President

37

AMENDMENT NO. 2

TO

AFFILIATION AGREEMENT

by and among

FRANKLIN FINANCIAL CORPORATION,

FIFTH THIRD BANCORP

and

FIFTH THIRD FINANCIAL CORPORATION

This AMENDMENT NO. 2 dated as of this 10th day of December, 2002 to that certain Affiliation Agreement dated as of July 23, 2002, as amended by Amendment No. 1 dated as of September 9, 2002 (the “Agreement”) by and among Franklin Financial Corporation (“Franklin”), Fifth Third Bancorp (“Fifth Third”) and Fifth Third Financial Corporation (“Fifth Third Financial”).

WITNESSETH:

WHEREAS, each of Franklin, Fifth Third and Fifth Third Financial agree that it is in their mutual best interests to enter into this Amendment No. 2 to further facilitate the orderly consummation of the transactions contemplated by the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Defined Terms. Except for capitalized terms, which are expressly defined in this Amendment No. 2, all capitalized terms shall have the meanings set forth in the Agreement.

2. Amendment to Sections V.A.1 and V.B.1. The parties hereby agree that each of the third sentence of Section V.A.1 and the second sentence of Section V.B.1 of the Agreement are hereby further amended to replace the words “within sixty (60) days of the date” which were amended in Amendment No. 1 to read “within one hundred and twenty (120) days of the date” with the words “in a timely fashion in order to consummate the Merger within the time frame required by Section VIII.A.2”.

3. Reaffirmation. Except as expressly modified by this Amendment No. 2, the parties hereby ratify and confirm each and every provision of the Agreement. The parties further agree that neither the extensions of the time periods as set forth above nor any fact or circumstance which may have necessitated such extensions constitute any breach or default of any provision of the Agreement.

4. Entire Agreement. The terms and provisions of the Agreement (including the documents and instruments referred to therein), together with this Amendment No. 2, constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5. Counterparts. This Amendment No. 2 may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

6. Governing Law. This Amendment No. 2 shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

38

IN WITNESS WHEREOF, Franklin Financial Corporation, Fifth Third Bancorp and Fifth Third Financial Corporation have caused this Amendment No. 2 to be executed by their respective officers thereunto duly authorized as of the date first above written.

FRANKLIN FINANCIAL COPORATION

By:	/s/ GORDON E. INMAN

Name:	Gordon E. Inman
Title:	Chairman

FIFTH THIRD BANCORP

By:	/s/ GERALD WISSEL

Name:	Gerald Wissel
Title:	Executive Vice President

FIFTH THIRD FINANCIAL CORPORATION

By:	/s/ GERALD WISSEL

Name:	Gerald Wissel
Title:	Executive Vice President

39

AMENDMENT NO. 3

TO

AFFILIATION AGREEMENT

by and among

FRANKLIN FINANCIAL CORPORATION,

FIFTH THIRD BANCORP

and

FIFTH THIRD FINANCIAL CORPORATION

This AMENDMENT NO. 3 dated as of this 27th day of March, 2003 to that certain Affiliation Agreement dated as of July 23, 2002, as amended by Amendment No. 1 dated as of September 9, 2002 and Amendment No. 2 dated as of December 10, 2002 (the “Agreement”) by and among Franklin Financial Corporation (“Franklin”), Fifth Third Bancorp (“Fifth Third”) and Fifth Third Financial Corporation (“Fifth Third Financial”).

WITNESSETH:

WHEREAS, each of Franklin, Fifth Third and Fifth Third Financial agree that it is in their mutual best interests to enter into this Amendment No. 3 to further facilitate the orderly consummation of the transactions contemplated by the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Defined Terms. Except for capitalized terms, which are expressly defined in this Amendment No. 3, all capitalized terms shall have the meanings set forth in the Agreement.

2. Amendment to Section I.C.1. The parties hereby agree that Section I.C.1 of the Agreement is hereby deleted in its entirety and the following new Section I.C.1 is hereby inserted in place thereof:

“C. Treatment of Franklin Stock. 1. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Franklin Common Stock, subject to this Section I.C.1 and Section I.F., each share of Franklin Common Stock (excluding treasury shares) that is issued and outstanding immediately prior to the Effective Time will be converted into that number of shares of Fifth Third Common Stock (or cash in lieu thereof for fractional shares, if any, as described in Section I.E. below) (the “Exchange Ratio”) equal to (i) the sum of $31.00 plus the Franklin Book Value Per Share Adjustment (as defined below in this Section I.C.1), divided by (ii) the Average Closing Price (as defined in Section I.D.1 below).

“Franklin Book Value Per Share Adjustment” shall be calculated as the amount equal to (i) the Franklin Book Value as of the end of the fiscal quarter preceding the Effective Time divided by the number of shares of Franklin Common Stock outstanding as of the end of such fiscal quarter minus (ii) the Franklin Book Value as of March 31, 2003 divided by the number of shares of Franklin Common Stock outstanding as of March 31, 2003. “Franklin Book Value” shall be calculated as the aggregate amount of consolidated shareholders’ equity (including common stock, additional paid-in capital and retained earnings and excluding treasury stock) of Franklin as of the relevant fiscal quarter end, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, consistently applied, but excluding any expenses or accruals after March 31, 2003 relating to (i) the adjustments contemplated by Section IV.C. herein, (ii) termination or funding of any Benefit Plans of Franklin and the Franklin Subsidiaries as contemplated herein, (iii) expenses associated with this Agreement and the transactions contemplated herein, and (iv) expenses and gains or losses associated with the mark to market value of Franklin’s or any of the Franklin Subsidiaries’ investments as required by GAAP (including SFAS 115).

40

The parties agree that Deloitte & Touche LLP, or such other firm of independent certified public accountants as the parties may mutually agree upon, shall review and confirm the calculation of the Franklin Book Value as of each of the relevant calculation dates and the calculation of the Franklin Book Value Per Share Adjustment, including the conformity of such calculations with GAAP, consistently applied. The parties further agree that they shall act in good faith to promptly resolve any disagreements as to such calculations so as not to delay the Closing.

At the Effective Time, all shares of Franklin Common Stock held as treasury shares and all shares of Franklin Common Stock owned by Fifth Third or any of its wholly owned subsidiaries (other than in a fiduciary, custodial or similar capacity or owned as a result of a debt previously contracted) will be canceled and terminated and no shares of Fifth Third or other consideration will be issued in exchange therefor.”

4. Amendment to Section VIII.A.2. The parties hereby agree that Section VIII.A.2 is hereby amended to replace the date “April 1, 2003” with the date “June 30, 2004”.

5. Amendment to Section VIII.A.5. The parties hereby agree that Section VIII.A.5 of the Agreement is hereby deleted in its entirety and the following new Section VIII.A.5 is hereby inserted in place thereof:

“5. By Fifth Third if any event occurs which renders impossible of satisfaction one or more of the conditions to the obligations of Fifth Third and Fifth Third Financial to effect the Merger set forth in Sections VI.A and VI.B herein and non-compliance is not waived by Fifth Third and Fifth Third Financial, provided, however, that neither Fifth Third nor Fifth Third Financial may terminate this Agreement on or before May 31, 2004 based upon any alleged impossibility of satisfying the condition that all approvals required to be obtained from the Board of Governors of the Federal Reserve System as are necessary to consummate the Merger have been obtained.”

6. Insertion of New Section VIII.A. 9. The parties hereby agree that the following new Section VIII.A.9 shall be, and hereby is, added to the Agreement immediately following Section VIII.A.8.:

“9. By Franklin, if the Board of Governors of the Federal Reserve System has not granted, on or before May 31, 2004, to Fifth Third and Franklin all approvals required to be obtained from such Board of Governors as are necessary to consummate the Merger, provided that Franklin shall not be in material breach or default of any representation, warranty or covenant contained herein on the date of such termination.”

7. Amendment to Section VIII.B The parties hereby agree that Section VIII.B. is hereby deleted in its entirety and the following new Section VIII.B. is hereby inserted in place thereof:

“B. Effect of Termination. Upon termination as provided in this Article VIII, this Agreement, except for the provisions of Sections V.D.2., VII.F., VII.J. or VIII.C. hereof, shall be void and of no further force or effect, and except as set forth in Section VIII.C. below, no party hereto (nor any of their respective officers, directors or subsidiaries) shall have any liability of any kind to any other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination, but in no event shall any party be liable for punitive or exemplary damages.”

8. Insertion of New Section VIII.C The parties hereby agree that the following new Section VIII.C. shall be, and hereby is, added to the Agreement immediately following Section VIII.B.:

“C. Termination Fee. In the event that Franklin validly terminates the Agreement pursuant to Section VIII.A.9, then Fifth Third shall pay Franklin the amount of Twenty Seven Million Dollars ($27,000,000) (the “Termination Fee”) by wire transfer of immediately available funds within five business days following Fifth Third’s receipt of written notice of such termination. The payment by Fifth Third of the Termination Fee pursuant to the preceding sentence shall be Franklin’s exclusive remedy against Fifth Third and Fifth

41

Third Financial upon such termination event. The parties further agree that simultaneously with the payment and receipt of the Termination Fee they shall execute a full release and waiver of all claims that they may have against each other.”

9. Reaffirmation. Except as expressly modified by this Amendment No. 3, the parties hereby ratify and confirm each and every provision of the Agreement. The parties further agree that neither the extensions of the time periods as set forth above nor any fact or circumstance which may have necessitated such extensions constitute any breach or default of any provision of the Agreement.

10. Entire Agreement. The terms and provisions of the Agreement (including the documents and instruments referred to therein and Amendments No. 1 and Amendment No. 2), together with this Amendment No. 3, constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11. Counterparts. This Amendment No. 3 may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

12. Governing Law. This Amendment No. 3 shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

IN WITNESS WHEREOF, Franklin Financial Corporation, Fifth Third Bancorp and Fifth Third Financial Corporation have caused this Amendment No. 3 to be executed by their respective officers thereunto duly authorized as of the date first above written.

FRANKLIN FINANCIAL CORPORATION

By:	/s/ GORDON E. INMAN

Name:	Gordon E. Inman
Title:	Chairman

FIFTH THIRD BANCORP

By:	/s/ PAUL L. REYNOLDS

Paul L. Reynolds
Executive Vice President

FIFTH THIRD FINANCIAL CORPORATION

By:	/s/ PAUL L. REYNOLDS

Paul L. Reynolds
Executive Vice President

42

ANNEX B

Plan of Merger

B-1

ANNEX B

PLAN OF MERGER

This Plan of Merger (the “Plan”) dated as of March 27, 2003, is adopted and made by and among FIFTH THIRD BANCORP, a corporation having its principal place of business at 38 Fountain Square Plaza, Cincinnati, Ohio 45263 (“Fifth Third”), FIFTH THIRD FINANCIAL CORPORATION, a corporation having its principal place of business at 38 Fountain Square Plaza, Cincinnati, Ohio 45263 (“Fifth Third Financial”), which shall be the surviving corporation, and FRANKLIN FINANCIAL CORPORATION, a corporation having its principal place of business at 230 Public Square, Franklin, Tennessee 37064 (“Franklin Financial”), which is the merging corporation.

PRELIMINARY STATEMENTS:

A. Franklin Financial is a corporation organized and existing under the laws of the State of Tennessee, the authorized capital stock of which consists of five hundred million (500,000,000) shares of common stock, no par value per share (“Franklin Common Stock”); and

B. Franklin Financial owns all of the outstanding capital stock of Franklin National Bank, N.A., a national banking association with its principal place of business located in Franklin, Tennessee (the “Bank Subsidiary”); and

C. Fifth Third is a corporation organized and existing under the laws of the State of Ohio, the authorized capital stock of which consists of one billion three hundred million five hundred thousand (1,300,500,000) shares of which one billion three hundred million (1,300,000,000) shares are classified as common stock, without par value (“Fifth Third Common Stock”) and five hundred thousand (500,000) shares are classified as preferred stock without par value, of which 7,250 shares are designated as Series D perpetual preferred stock and 2,000 shares are designated as Series E perpetual preferred stock; and

D. Fifth Third Financial is a corporation organized and existing under the laws of the State of Ohio, the authorized capital stock of which consists of 800 shares of common stock, of which 100 shares are issued and outstanding and all such shares are owned by Fifth Third.

E. The parties hereto desire to enter into a merger transaction pursuant to the provisions of the Tennessee Business Corporation Act (the “TBCA”) and the General Corporation Law of the State of Ohio (the “OGCL”) whereby Franklin Financial shall merge into Fifth Third Financial, which shall be the surviving corporation (the “Merger”); and

F. The Boards of Directors of each of Franklin Financial and Fifth Third Financial and the Executive Committee of the Board of Directors of Fifth Third have adopted and approved the merger upon the terms and conditions set forth in an Affiliation Agreement dated as of July 23, 2002 and amended as of September 9, 2002 and as of December 10, 2002 and as of March 27, 2003 (the “Affiliation Agreement”) and this Plan (the Affiliation Agreement and the Plan are sometimes referred to herein together as the “Agreement”).

G. The parties intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a) and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements of the parties contained herein and in the Affiliation Agreement, the parties hereto do hereby adopt the following Plan:

Article I. Mode of Effectuating Conversion of Shares; Effects of the Merger

A. The Merger. Upon the terms and conditions set forth in the Agreement, at the Effective Time (as defined below), Franklin Financial shall be merged with and into Fifth Third Financial.

1

B. Treatment of Fifth Third Stock. At the Effective Time, all of the shares of Fifth Third and Fifth Third Financial capital stock that are issued and outstanding or held by Fifth Third or Fifth Third Financial as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of Fifth Third and the Surviving Corporation (as hereinafter defined), respectively. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

C. Treatment of Franklin Financial Stock. Treatment of Franklin Stock. 1. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Franklin Common Stock, subject to this Section I.C.1 and Section I.F., each share of Franklin Common Stock (excluding treasury shares) that is issued and outstanding immediately prior to the Effective Time will be converted into that number of shares of Fifth Third Common Stock (or cash in lieu thereof for fractional shares, if any, as described in Section I.E. below) (the “Exchange Ratio”) equal to (i) the sum of $31.00 plus the Franklin Book Value Per Share Adjustment (as defined below in this Section I.C.1), divided by (ii) the Average Closing Price (as defined in Section I.D.1 below).

“Franklin Book Value Per Share Adjustment” shall be calculated as the amount equal to (i) the Franklin Book Value as of the end of the fiscal quarter preceding the Effective Time divided by the number of shares of Franklin Common Stock outstanding as of the end of such fiscal quarter minus (ii) the Franklin Book Value as of March 31, 2003 divided by the number of shares of Franklin Common Stock outstanding as of March 31, 2003. “Franklin Book Value” shall be calculated as the aggregate amount of consolidated shareholders’ equity (including common stock, additional paid-in capital and retained earnings and excluding treasury stock) of Franklin as of the relevant fiscal quarter end, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, consistently applied, but excluding any expenses or accruals after March 31, 2003 relating to (i) the adjustments contemplated by Section IV.C. of the Affiliation Agreement, (ii) termination or funding of any Benefit Plans of Franklin and the Franklin Subsidiaries as contemplated in the Affiliation Agreement, (iii) expenses associated with this Agreement and the transactions contemplated in the Affiliation Agreement, and (iv) expenses and gains or losses associated with the mark to market value of Franklin’s or any of the Franklin Subsidiaries’ investments as required by GAAP (including SFAS 115).

The parties agree that Deloitte & Touche LLP, or such other firm of independent certified public accountants as the parties may mutually agree upon, shall review and confirm the calculation of the Franklin Book Value as of each of the relevant calculation dates and the calculation of the Franklin Book Value Per Share Adjustment, including the conformity of such calculations with GAAP, consistently applied. The parties further agree that they shall act in good faith to promptly resolve any disagreements as to such calculations so as not to delay the Closing.

At the Effective Time, all shares of Franklin Common Stock held as treasury shares and all shares of Franklin Common Stock owned by Fifth Third or any of its wholly owned subsidiaries (other than in a fiduciary, custodial or similar capacity or owned as a result of a debt previously contracted) will be canceled and terminated and no shares of Fifth Third or other consideration will be issued in exchange therefor.

2. At the Effective Time, all of the issued and outstanding shares of Franklin Common Stock (excluding treasury shares), will be converted as provided in this Article I, canceled and extinguished and the holders of certificated or uncertificated shares thereof shall cease to have any rights as shareholders of Franklin Financial, other than the right to receive any dividend or other distribution with respect to such Franklin Common Stock with a record date occurring prior to the Effective Time and the right to receive the consideration provided in this Article I. After the Effective Time, there shall be no transfers on the stock transfer books of Franklin Financial of shares of Franklin Common Stock.

2

D. Treatment of Franklin Financial Options. 1. At the Effective Time, each award, option, or other right to purchase or acquire shares of Franklin Common Stock pursuant to stock options (“Franklin Rights”) granted by Franklin Financial under any stock option plan, agreement, or arrangement (“Stock Plans”), which are outstanding at the Effective Time, whether or not exercisable, shall automatically be converted into and become options with respect to Fifth Third Common Stock, and Fifth Third shall assume each Franklin Right, in accordance with the same terms and conditions of the Stock Plan and stock option agreement by which the Franklin Right is evidenced, except that, from and after the Effective Time, (i) Fifth Third and its Compensation Committee shall be substituted for the Committee of Franklin Financial’s Board of Directors (including, if applicable, the entire Board of Directors of Franklin Financial) administering such Stock Plan, (ii) each Franklin Right assumed by Fifth Third may be exercised solely for shares of Fifth Third Common Stock, (iii) the number of whole shares of Fifth Third Common Stock subject to such Franklin Right shall be equal to the number of shares of Franklin Common Stock subject to such Franklin Right immediately prior to the Effective Time multiplied by the Exchange Ratio (subject to adjustment pursuant to Section 1.F); and (iv) the per share exercise price under each such Franklin Right shall be adjusted by dividing the per share exercise price under each such Franklin Right by the Exchange Ratio (as so adjusted) and rounding to the nearest four decimal places. Notwithstanding the provisions of clause (iii) of the preceding sentence, Fifth Third shall not be obligated to issue any fraction of a share of Fifth Third Common Stock upon exercise of Franklin Rights and any fraction of a share of Fifth Third Common Stock that otherwise would be subject to a converted Franklin Right (after taking into account all Franklin Rights then being exercised) shall represent the right to receive a cash payment equal to the product of such fraction and the excess, if any, of the Average Closing Price over the per share exercise price of such Franklin Right (as adjusted in accordance with subparagraph (iv) of this Section I.D.1.). In addition, notwithstanding the foregoing, each Franklin Right which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424 (h) of the Code. Fifth Third agrees to take all reasonable steps which are necessary to effectuate the foregoing provisions of this Section. The “Average Closing Price” means the average of the closing prices for a share of Fifth Third Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the ten (10) consecutive trading days ending on the fifth (5th ) trading day preceding the Effective Time.

2. At or prior to the Effective Time, Fifth Third shall take all corporate action necessary to reserve for issuance sufficient shares of Fifth Third Common Stock for delivery upon exercise of Franklin Rights assumed by Fifth Third in accordance with this Section.

3. As soon as practicable after the Effective Time, Fifth Third shall file with the SEC a registration statement on the appropriate form with respect to the shares of Fifth Third Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and to maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

E. Exchange Procedures. 1. After the Effective Time, each holder of a certificate or certificates for shares of Franklin Common Stock as of the Effective Time, upon surrender of the same duly transmitted to Computershare Investors Services LLC, a Delaware limited liability company, as exchange agent (the “Exchange Agent”) (or in lieu of surrendering such certificates, in the case of uncertificated shares or lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder’s shares of Franklin Common Stock shall have been converted by the Merger pursuant to the Exchange Ratio, plus a cash payment for any fraction of a share to which the holder is entitled (after taking into account all certificates for shares of Franklin Common Stock delivered by such holder), in lieu of such fraction of a share, without any interest thereon, equal in amount to the product resulting from multiplying such fraction by the Average Closing Price (such certificates and cash being hereinafter collectively referred to as the “Exchange Fund”). Within fifteen (15) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Franklin Financial shareholder of

3

record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Franklin Common Stock in exchange for new certificates of Fifth Third Common Stock and cash in lieu of fractional shares, or for receiving certificates of Fifth Third Common Stock and cash in lieu of fractional shares with respect to uncertificated shares of Franklin Common Stock. Until so surrendered, as applicable, each uncertificated share and outstanding certificate that prior to the Effective Time represented shares of Franklin Common Stock shall be deemed for all corporate purposes to represent the right to receive the number of full shares of Fifth Third Common Stock and cash in lieu of fractional share interests into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Franklin Common Stock shall have been so converted shall be paid with respect to such shares only when the transmittal form shall have been validly executed and delivered (and, in the case of certificated shares, the certificate or certificates evidencing shares of Franklin Common Stock shall have been so surrendered, or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject, however, to the operation of any applicable escheat or similar laws relating to unclaimed funds.

2. Any portion of the Exchange Fund that remains unclaimed by the stockholders of Franklin Financial for twelve months after the Effective Time shall be paid to Fifth Third. Any stockholders of Franklin Financial who have not theretofore complied with this Section I.E. shall thereafter only look to Fifth Third for payment of the shares of Fifth Third Common Stock and cash in lieu of any fractional shares deliverable in respect of each share of Franklin Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Franklin Common Stock for any amount or security delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

F. Adjustments to Exchange Ratio. The Exchange Ratio referred to in Section I.C. shall be adjusted so as to give the Franklin Financial shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, mergers, combinations or subdivisions of or affecting Fifth Third Common Stock (each, a “Share Adjustment”) effected between the date of the Affiliation Agreement and the Effective Time. In particular, without limiting the foregoing, if, prior to the Effective Time, Fifth Third should effect a split, reclassification or combination of the Fifth Third Common Stock, or pay or declare a stock dividend or other stock distribution in Fifth Third Common Stock, as of a record date and with a payment date prior to the Effective Time, or engage in a merger, consolidation, combination or share exchange whereby Fifth Third Common Stock is exchanged for securities of another entity, appropriate and proportionate adjustments (rounded to the nearest one-ten-thousandth of a share) will be made to the Exchange Ratio and the total number of shares of Fifth Third Common Stock or other securities to be issued in the transaction so that each shareholder of Franklin Financial shall be entitled to receive such number of shares of Fifth Third Common Stock or other securities as such shareholder would have received pursuant to such Share Adjustment had the record date and the payment date therefor been immediately following the Effective Time of the Merger. In the event of a Share Adjustment with a record date between the date of the Affiliation Agreement and the Effective Time but a payment date subsequent to the Effective Time, Fifth Third shall take all actions necessary such that on such payment date, any holder of Franklin Common Stock as of the Effective Time shall be entitled to receive such number of shares of Fifth Third Common Stock or other securities as such shareholder would have received as a result of such Share Adjustment if the record date for such Share Adjustment had been immediately after the Effective Time.

G. Effectiveness of Merger; Surviving Corporation. After all necessary documents have been filed and received in accordance with the OGCL and the TBCA, at the Effective Time, the Merger shall become effective, the separate existence of Franklin Financial shall cease and Franklin Financial shall be merged into Fifth Third Financial (which will be the “Surviving Corporation”), which shall continue its corporate existence under the laws of the State of Ohio under the name “Fifth Third Financial Corporation”.

4

H. Articles of the Surviving Corporation. The Articles of Incorporation of Fifth Third Financial of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

I. Directors and Officers of the Surviving Corporation. 1. The Directors of Fifth Third Financial who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with applicable law.

2. The officers of Fifth Third Financial who are in office at the Effective Time shall continue as officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with applicable law.

J. Regulations of the Surviving Corporation. The Regulations of Fifth Third Financial at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with applicable law.

K. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided by the applicable provisions of the laws of Ohio and, to the extent applicable, Tennessee. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Franklin Financial shall cease; Fifth Third Financial as the Surviving Corporation shall possess and have title to all assets and property (including all real estate) of every description, and every interest therein, wherever located, without reversion or impairment, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third Financial and Franklin Financial, and all obligations owing by or due each of Fifth Third Financial and Franklin Financial shall be vested in, and become the obligations of, Fifth Third Financial, without further act or deed; and all rights of creditors of each of Fifth Third Financial and Franklin Financial shall be preserved unimpaired, and all liens upon the property of each of Fifth Third Financial and Franklin Financial shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

L. Further Actions. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Franklin Financial in office immediately prior to the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Franklin and otherwise to carry out the purposes of this Agreement.

M. Filing of Documents. A certificate of merger and articles of merger, respectively, shall be filed and/or recorded in accordance with the requirements of each of the laws of the States of Ohio and Tennessee. Such filing shall not be made until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of the Affiliation Agreement shall have been fully satisfied or effectively waived.

N. Tax Treatment. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

O. Consolidation of Entities; Changes to Form of Merger. The parties agree to cooperate and take all reasonable requisite action prior to or following the Effective Time to merge or otherwise consolidate legal entities (effective at or after the Effective Time) to the extent desirable in Fifth Third’s good faith judgment for commercial, regulatory or other reasons, and further agree that Fifth Third may, at any time, change the legal method of effecting the Merger (including without limitation the provisions of Article I hereof) if and to the extent Fifth Third reasonably deems such change to be desirable, including, without limitation, to provide for the

5

merger of Franklin Financial with another wholly-owned subsidiary of Fifth Third or Fifth Third Financial or the merger of the Bank Subsidiary with a bank subsidiary of Fifth Third; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration for the Merger to be received by the shareholders of Franklin Financial in the Merger, (B) adversely affect the tax treatment to shareholders of Franklin Financial, or (C) materially impede or delay receipt of any approvals referred to herein or the consummation of the transactions contemplated hereby. Franklin Financial shall, if requested by Fifth Third, enter into one or more amendments to the Affiliation Agreement and this Plan prior to the Effective Time in order to effect such a change.

Article II. Conditions Precedent to Closing

A. Conditions to the Obligations of Each of the Parties.

The obligation of each of the parties hereto to consummate the transactions provided for in the Agreement is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

1. The shareholders of Franklin Financial shall have duly approved the Merger, the Affiliation Agreement and this Plan in accordance with and as required by law and in accordance with Franklin Financial’s Charter and Bylaws.

2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Financial Institutions, the OCC and the Federal Deposit Insurance Corporation to the extent required and, in the case of Fifth Third’s obligation, none of such orders, consents, clearances and approvals and requirements shall be subject to any Conditions, restraints or requirements that would materially adversely reduce the anticipated economic or business benefits of the Merger to Fifth Third or Fifth Third Financial or could reasonably be expected to have a Material Adverse Effect (as defined below) on Franklin Financial.

3. Any waiting period mandated by law in respect of the final requisite approval by any applicable industry self-regulatory organization or stock exchange (“SRO”) and any other federal, state, local or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, “Regulatory Agencies”) of the transaction contemplated in the Agreement shall have expired.

4. No order or injunction of any federal or state agency or court shall be in effect preventing, prohibiting or enjoining the transactions contemplated by the Agreement.

5. Fifth Third shall have registered its shares of Fifth Third Common Stock to be issued to the Franklin Financial shareholders hereunder with the SEC pursuant to the Securities Act, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued and be continuing. The shares of Fifth Third Common Stock to be issued to the Franklin Financial shareholders hereunder shall have been authorized for trading on the Nasdaq National Market upon official notice of issuance.

B. Additional Conditions to the Obligations of Fifth Third and Fifth Third Financial.

The obligation of Fifth Third and Fifth Third Financial to consummate the transactions provided for in the Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions unless waived by Fifth Third in a writing delivered to Franklin Financial which specifically refers to the condition or conditions being waived:

1. The representations and warranties of Franklin Financial contained in the Affiliation Agreement shall be true and correct both as of the date of the Affiliation Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

6

2. Franklin Financial shall have performed all of the obligations required of it under the terms of the Affiliation Agreement in all material respects.

3. Fifth Third shall have received a certificate from Franklin Financial, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to each of such officers’ best knowledge and belief that the conditions set forth in Section II.B.1. and II.B.2. hereof have been satisfied.

4. No investigation or action by any state or federal agency shall have been threatened in writing or instituted seeking to enjoin or prohibit or unwind the transactions contemplated by the Agreement and no governmental action or proceeding shall have been threatened or instituted before any court or governmental body or authority, seeking to enjoin or prohibit or unwind, the transactions contemplated by the Agreement or seeking to impose material sanctions or penalties as a result thereof (other than investigations, actions and proceedings which have been withdrawn prior to the Closing without a Material Adverse Effect on Fifth Third or Franklin Financial, and other than regularly scheduled regulatory examinations). “Material Adverse Effect” means, with respect to Franklin Financial or Fifth Third, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial condition, results of operations or business of Franklin Financial and its subsidiaries taken as a whole, or Fifth Third and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Franklin Financial or Fifth Third to perform its obligations under the Agreement or would otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated by the Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any modifications or changes to valuation or reserve policies and practices in connection with or in anticipation of the Merger.

5. At or prior to the Effective Time, Fifth Third shall have entered into written employment, severance and/or non-competition agreements with each of (a) Gordon Inman, (b) Myers Jones, (c) Richard Herrington, (d) George J. Regg, Jr., and (e) Lisa Musgrove on terms satisfactory to Fifth Third and each of the foregoing individuals.

6. (a) In consideration of the consummation of the Merger, each of the Directors of Franklin Financial and Bank Subsidiary (except those persons who enter into an agreement as required by II.B.5 above) shall receive a cash payment from Fifth Third in the amount of $5,000, and each Director of Franklin Financial (except those persons who enter into an agreement as required by II.B.5 above) shall have executed and delivered to Fifth Third an agreement by which such Directors shall agree for a period of three years after the Effective Time to refrain from directly or indirectly, whether for his or her own account or for the account of any other person, firm, corporation, or other business organization, (i) in the states of Kentucky or Tennessee, engage in providing Banking Services (as defined below) as an employee, officer, director, or consultant on behalf of any other business organization who is a competitor of Fifth Third, (ii) provide Banking Services to any Client (as defined below), (iii) make any statement or take any actions that may interfere with Fifth Third’s or any Affiliate’s business relationships with any Client, (iv) contact either directly or indirectly any Client or otherwise induce or attempt to induce any Client to enter into any business relationship with any person or firm other than Fifth Third or an Affiliate relating to Banking Services of any type, (v) endeavor or entice away from Franklin Financial or Fifth Third any person who the Director has actual knowledge that such person is, or was at any time during the period the Director was employed by Franklin Financial or Fifth Third or during the Restricted Period, employed by or associated with Fifth Third or Franklin Financial as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent, or (vi) take any actions that may interfere with Fifth Third’s property rights in lists of Clients or otherwise diminish the value of such lists to Fifth Third. Notwithstanding any provision contained in this Section 6, the restrictions contained herein shall not be applicable to any activity of the Director or any activity of his or her spouse which existed at the time of the Affiliation Agreement and which was disclosed by the Director to Fifth Third, and may be waived by Fifth Third with respect to one or more Directors in writing at any time and from time to time in Fifth Third’s sole discretion after receipt of a written request from any Director.

7

(b) The term “Restricted Period” shall mean the period beginning on the Effective Time and ending three years thereafter.

(c) The term “Banking Services” shall mean retail or commercial deposit or lending business, including mortgage lending, trust services, securities brokerage, asset management, data processing, merchant processing and all other services which are customarily provided by banks or which are otherwise provided by Fifth Third or its affiliates.

(d) For all purposes of this Agreement, the term “Client” shall mean all persons or entities who are or were clients of Franklin Financial or Fifth Third at the Effective Time or at any time during the three-year period ending at the Effective Time, and any potential clients who to the Director’s actual knowledge, have been identified and contacted by a representative of Fifth Third. The term “Client” shall not include any member of the Employee’s immediate family, as defined under Rule 16a-1 of the Exchange Act or any trust of which the Director or any member of his immediate family (as defined in Rule 16a-1 of the Exchange Act) is a trustee or beneficiary.

7. The aggregate amount of consolidated shareholders’ equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Franklin Financial immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, consistently applied, shall not be less than $37,000,000. For purposes of this subparagraph, (A) any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by Section IV.C. of the Affiliation Agreement, (ii) termination or funding of any of Benefit Plans of Franklin Financial, and the Franklin Financial Subsidiaries as contemplated herein, (iii) expenses associated with the Affiliation Agreement and the transactions contemplated therein and herein, and (iv) expenses and losses associated with valuing of Franklin Financial’s or any of the Franklin Financial Subsidiaries’ investments at current market value as required by GAAP (including SFAS 115) shall be excluded for purposes of calculation of Franklin Financial’s shareholders’ equity as contemplated herein prior to the Effective Time.

8. Fifth Third’s independent certified public accountants shall have reviewed the unaudited consolidated financial statements of Franklin Financial as at the end of the month immediately preceding the Effective Time (the “Preceding Month”) if such Preceding Month ended at least six days before the Effective Time or as at the end of the month immediately preceding the Preceding Month if the Preceding Month ended less than six days before the Effective Time, as well as the unaudited separate financial statements of Franklin Financial and the Franklin Financial Subsidiaries as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported in good faith that they are not aware of any material modifications which would have a Material Adverse Effect on Franklin Financial that should be made in order for such financial statements to (i) be in conformity with GAAP, consistently applied, excluding the presentation of footnotes, and (ii) accurately state the financial condition and results of operations of Franklin Financial and the Franklin Financial Subsidiaries.

9. The total number of issued and outstanding shares of Franklin Common Stock and shares of Franklin Common Stock issuable upon the exercise of outstanding options shall not exceed the sum of 10,184,806 and the number of shares issued between the date of the Affiliation Agreement and the Closing Date pursuant to the Franklin Financial 2000 Financial Stock Purchase Plan (which shall not exceed 600 shares per calendar quarter).

10. George J. Regg, Jr., Executive Vice President, Secretary and General Counsel for Franklin Financial, shall have delivered an opinion addressed to Fifth Third and Fifth Third Financial in substantially the form attached to the Affiliation Agreement as Appendix C.

11. Either (i) Fifth Third shall have entered into an assumption of lease agreement with Gordon Inman covering all of the buildings presently leased by Gordon Inman to Franklin Financial that are located in downtown Franklin, Tennessee (collectively, the “Headquarters”), or (ii) Gordon Inman and Bank Subsidiary shall have entered into a real estate lease agreement concerning the Headquarters for a 10-year term with two 5-year options to renew, at lease rates acceptable to Fifth Third and Gordon Inman.

8

12. At or prior to the Effective Time, any and all liens, claims, charges, options, encumbrances, mortgages, pledges or security interests on any capital stock or other securities evidencing ownership of any Franklin Financial Subsidiary shall have been satisfied and removed and Franklin Financial or a Franklin Financial Subsidiary shall own all of the outstanding capital stock or other securities evidencing ownership of the Franklin Financial Subsidiaries in each case free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest.

13. Fifth Third shall have received an opinion of Graydon Head & Ritchey LLP, counsel to Fifth Third, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, counsel to Fifth Third may require and rely upon representations contained in letters from Franklin Financial and Fifth Third.

14. On the date of the execution of the Affiliation Agreement, Gordon Inman shall have executed and delivered to Fifth Third a Shareholder Support Agreement in the form of Appendix F attached to the Affiliation Agreement, which Shareholder Support Agreement shall be in full force and effect and which all parties thereto shall be in compliance at and as of the Closing Date.

C. Additional Conditions to the Obligations of Franklin Financial.

The obligation of Franklin Financial to consummate the transactions provided for in the Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions unless waived by Franklin Financial in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

1. The representations and warranties of Fifth Third and Fifth Third Financial contained in the Affiliation Agreement shall be true and correct both as of the date of the Affiliation Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

2. Fifth Third and Fifth Third Financial shall have each performed all of the obligations required of it under the terms of the Affiliation Agreement in all material respects.

3. Franklin Financial shall have received a certificate from each of Fifth Third and Fifth Third Financial, executed by its respective chief executive officer and chief financial officer, dated the Closing Date, certifying to each of such officers’ best knowledge and belief that the conditions set forth in Section II.C.1. and II.C.2. hereof have been satisfied.

4. Paul L. Reynolds, General Counsel for Fifth Third shall have delivered an opinion addressed to Franklin Financial in substantially the form attached to the Affiliation Agreement as Appendix D.

5. Franklin Financial shall have received an opinion of Smith, Gambrell & Russell, LLP, counsel to Franklin Financial, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (ii) the exchange in the Merger of Franklin Common Stock for Fifth Third Common Stock will not give rise to gain or loss to the shareholders of Franklin Financial with respect to such exchange (except to the extent of any cash received). In rendering its opinion, counsel to Franklin Financial may require and rely upon representations contained in letters from Franklin Financial and Fifth Third.

Article III. Termination

A. Basis for Termination. The Affiliation Agreement and this Plan may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Franklin Financial, or by Franklin Financial to Fifth Third in the following instances:

1. By Fifth Third or Franklin Financial, if there has been to the extent contemplated in Section VI.B.1. or VI.B.2. or Section VI.C.1. or VI.C.2. of the Affiliation Agreement, as the case may be, a breach of a

9

representation or warranty (subject to the standard in Section I.R. of the Affiliation Agreement) or a material breach of any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth in the Affiliation Agreement and such breach has not been cured within thirty (30) days after receipt of written notice or is not capable of being cured; provided, the party in breach or default shall have no right to terminate for its own breach or default. For purposes hereof, a breach of Sections IV.A. or IV.B. of the Affiliation Agreement will be deemed not capable of being cured.

2. By Fifth Third or Franklin Financial, if the merger transaction contemplated in the Affiliation Agreement has not been consummated by June 30, 2004, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the Affiliation Agreement on the date of such termination.

3. By Fifth Third or Franklin Financial, if the business or assets or financial condition of the other party, in each case taken as a whole, shall have materially and adversely changed from that in existence December 31, 2001, other than any such change attributable to or resulting from any change in law or regulation or GAAP, changes in interest rates, economic, financial or market conditions affecting the banking industry generally or changes that occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under the Affiliation Agreement.

4. By the mutual written consent of Fifth Third, Fifth Third Financial and Franklin Financial.

5. By Fifth Third if any event occurs which renders impossible of satisfaction one or more of the conditions to the obligations of Fifth Third and Fifth Third Financial to effect the Merger set forth in Sections VI.A and VI.B herein and non-compliance is not waived by Fifth Third and Fifth Third Financial, provided, however, that neither Fifth Third nor Fifth Third Financial may terminate the Affiliation Agreement on or before May 31, 2004 based upon any alleged impossibility of satisfying the condition that all approvals required to be obtained from the Board of Governors of the Federal Reserve System as are necessary to consummate the Merger have been obtained.

6. By Franklin Financial if any event occurs which renders impossible of satisfaction one or more of the conditions of the obligations of Franklin Financial to effect the Merger as set forth in Sections VI.A. and VI.C. of the Affiliation Agreement and non-compliance is not waived by Franklin Financial.

7. By Fifth Third if the Board of Directors of Franklin Financial shall have publicly announced its withdrawal or modification in a manner adverse to Fifth Third and Fifth Third Financial of its favorable recommendation of the Merger.

8. By Fifth Third or Franklin Financial if Franklin Financial shareholders, acting at a meeting held for the purpose of voting upon the Merger, vote not to approve the Merger in the manner required by law.

9. By Franklin, if the Board of Governors of the Federal Reserve System has not granted, on or before May 31, 2004, to Fifth Third and Franklin all approvals required to be obtained from such Board of Governors as are necessary to consummate the Merger, provided that Franklin shall not be in material breach or default of any representation, warranty or covenant contained in the Affiliation Agreement on the date of such termination.

B. Effect of Termination. Upon termination as provided in this Article III, the Affiliation Agreement and this Plan, except for the provisions of Sections V.D.2., VII.F., VII.J. or VIII.C. of the Affiliation Agreement, shall be void and of no further force or effect, and except as set forth in Section C of this Article III below, no party hereto (nor any of their respective officers, directors or subsidiaries) shall have any liability of any kind to any other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination, but in no event shall any party be liable for punitive or exemplary damages.

10

C. Termination Fee. In the event that Franklin validly terminates the Affiliation Agreement pursuant to Section VIII.A.9 of the Affiliation Agreement, then Fifth Third shall pay Franklin the amount of Twenty Seven Million Dollars ($27,000,000) (the “Termination Fee”) by wire transfer of immediately available funds within five business days following Fifth Third’s receipt of written notice of such termination. The payment by Fifth Third of the Termination Fee pursuant to the preceding sentence shall be Franklin’s exclusive remedy against Fifth Third and Fifth Third Financial upon such termination event. The parties further agree that simultaneously with the payment and receipt of the Termination Fee they shall execute a full release and waiver of all claims that they may have against each other.

Article IV. Closing and Effective Time

The consummation of the transactions contemplated by the Agreement shall take place at a closing (the “Closing”) to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday selected by Fifth Third which is not more than 15 days after the satisfaction or waiver of all of the conditions precedent to consummation of the Merger set forth in Article II hereof (other than those conditions which by their nature cannot be satisfied until the Closing), including the expiration of all regulatory waiting periods, have been fully met or effectively waived (the “Closing Date”). Pursuant to the filing of a certificate of merger and articles of merger, respectively (which shall be prepared by Fifth Third and reasonably satisfactory to Franklin Financial) with the Secretary of State of each of the State of Ohio and the State of Tennessee, respectively, in accordance with law and this Plan, the Merger provided for in the Agreement shall become effective at the close of business on said day (the “Effective Time”). By mutual agreement of the parties, the Closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement.

Article V. Amendment

This Plan may be amended, modified or supplemented by the written agreement of Franklin Financial and Fifth Third Financial and Fifth Third upon the authorization of each company’s respective Board of Directors at any time before or after approval of the Merger, the Affiliation Agreement and this Plan by the shareholders of Franklin Financial, but after any such approval by the shareholders of Franklin Financial no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to the Agreement.

11

IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date hereinabove set forth.

FIFTH THIRD BANCORP

(SEAL)	By:	/s/ PAUL L. REYNOLDS
	Name:	Paul L. Reynolds
	Title:	Executive Vice President, Secretary and
General Counsel

	Attest:	/s/ ROBERT P. NIEHAUS
	Name:	Robert P. Niehaus
	Title:	Executive Vice President

FIFTH THIRD FINANCIAL CORPORATION

(SEAL)	By:	/s/ PAUL L. REYNOLDS
	Name:	Paul L. Reynolds
	Title:	Executive Vice President, Secretary and
General Counsel

	Attest:	/s/ ROBERT P. NIEHAUS
	Name:	Robert P. Niehaus
	Title:	Executive Vice President

FRANKLIN FINANCIAL CORPORATION

(SEAL)	By:	/s/ GORDON E. INMAN
	Name:	Gordon E. Inman
	Title:	Chairman

	Attest:	/s/ GEORGE J. REGG, JR.
	Name:	George J. Regg, Jr.
	Title:	Executive Vice President,
Secretary and General Counsel

12

ANNEX C

Fairness Opinion of

Trident Securities

C-1

ANNEX C

TRIDENT SECURITIES

A DIVISION OF MCDONALD INVESTMENTS INC.

INVESTMENT BANKING

THE PINNACLE, SUITE 620

3455 PEACHTREE ROAD, N.E.

ATLANTA, GEORGIA 30326

TELEPHONE (404) 495-2011

FACSIMILE (404) 495-2008

March 10, 2004

Board of Directors

Franklin Financial Corporation

230 Public Square

Franklin, TN 37064

Members of the Board:

You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, no par value per share (“Common Stock”), of Franklin Financial Corporation (“Franklin”), of the Exchange Ratio (as defined below) set forth in the Affiliation Agreement among Franklin, Fifth Third Bancorp (“Fifth Third”) and Fifth Third Financial Corporation, a wholly-owned subsidiary of Fifth Third (“Fifth Third Financial”) dated as of July 23, 2002 and amended as of September 9, 2002, December 10, 2002 and March 27, 2003 (as amended, the “Amended Agreement”).

Under the terms of the Amended Agreement, at the Effective Time (as defined in the Amended Agreement) Franklin will be merged with and into Fifth Third Financial (the “Merger”), the separate corporate existence of Franklin will cease, and each outstanding share of Franklin Common Stock (other than shares held in treasury and certain shares owned by Fifth Third or any of its wholly-owned subsidiaries) will be converted into the right to receive a number of shares of common stock, without par value, of Fifth Third (“Fifth Third Common Stock”), based on dividing $31 per share of Franklin Common Stock plus the increase in book value per share (excluding certain items) from March 31, 2003 to the quarter ended immediately prior to the closing of the merger by the average closing price of Fifth Third Common Stock for the 10 trading days prior to the fifth day prior to closing (“Fifth Third Price”), herein called the Merger Consideration. The terms and conditions of the Merger are more fully set forth in the Amended Agreement.

Trident Securities, a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

We have acted as Franklin’s financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement and the Amended Agreement. In connection with our engagement as financial advisor, Trident was asked by management to contact specific parties regarding a potential merger, including among others, Fifth Third. Additionally, in rendering our opinion set forth herein, we have among other things:

(i) Reviewed Franklin’s Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 2002, and December 31, 2001, including the audited financial statements contained therein and Form 10-Q for the period ended September 30, 2003;

(ii) Reviewed Fifth Third’s Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2003, December 31, 2002, and December 31, 2001, including the audited financial statements contained therein;

Board of Directors

March 10, 2004

(iii) Reviewed certain other information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Franklin and Fifth Third provided to us or publicly available;

(iv) Participated in meetings and telephone conferences with members of senior management of Franklin and Fifth Third concerning the financial condition, business, assets, and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

(v) Reviewed certain stock market information for Franklin Common Stock and Fifth Third Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

(vi) Compared the results of operations and financial condition of Franklin and Fifth Third with that of certain companies which we deemed to be relevant for purposes of this opinion;

(vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

(viii) Reviewed the Amended Agreement and certain related documents; and

(ix) Performed such other reviews and analyses as we have deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Franklin and Fifth Third contained in the Amended Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Franklin or Fifth Third, nor have we made or obtained or been furnished with any independent valuation or appraisal of any such assets, properties or facilities or any of the liabilities of either Franklin or Fifth Third. With respect to financial forecasts used in our analysis, we have assumed that such forecasts reflect the best currently available estimates and judgements of the management of Franklin and Fifth Third, as to the future performance of Franklin, Fifth Third, and Franklin and Fifth Third combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Amended Agreement, including the tax-free treatment of the Merger to the holders of Franklin Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Amended Agreement.

We will receive a fee for our services as financial advisor to Franklin and for rendering this opinion, a substantial portion of which is contingent upon closing of the Merger.

In the ordinary course of business, we may actively trade securities of Franklin and Fifth Third for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration and does not address the underlying business decision of Franklin’s Board of Directors to effect the Merger, does not compare or discuss the relative merits of any other terms of the Merger, and does not constitute a recommendation to any Franklin shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Franklin Common Stock or Fifth Third Common Stock may be at the Effective

Board of Directors

March 10, 2004

Time of the Merger, as to the effect of fluctuations in value of either Fifth Third or Franklin’s Common Stock subsequent to the date hereof on the opinion expressed herein, or as to the prospects of Franklin’s business or Fifth Third’s business. In addition, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

This opinion is directed to the Board of Directors of Franklin and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement/prospectus to be mailed to the holders of Franklin Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement/prospectus in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement/prospectus, will be in form reasonably acceptable to us and our counsel.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Franklin Common Stock from a financial point of view.

Very truly yours,

/s/ TRIDENT SECURITIES

TRIDENT SECURITIES

A Division of McDonald Investments Inc.

ANNEX D

Shareholder Support Agreement

D-1

ANNEX D

SHAREHOLDER SUPPORT AGREEMENT

FIFTH THIRD BANCORP

38 Fountain Square Plaza

Cincinnati, Ohio 45263

July 23, 2002

Mr. Gordon Inman

c/o Franklin Financial Corporation

230 Public Square

Franklin, Tennessee 37064

Dear Mr. Inman:

As you know, Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), Fifth Third Financial Corporation, an Ohio corporation (“Fifth Third Financial”), and Franklin Financial Corporation, a Tennessee corporation (“Franklin”), are concurrently entering into an Affiliation Agreement (the “Affiliation Agreement”), pursuant to which Franklin will merge (the “Merger”) with and into Fifth Third Financial with Fifth Third Financial as the surviving corporation in the Merger.

As a shareholder of Franklin, you believe it is in the best interests of Franklin and all Franklin shareholders for the Merger to be consummated on the terms set forth in the Affiliation Agreement. As a condition and inducement to Fifth Third’s willingness to enter in the Affiliation Agreement:

1. You represent that you have: sole voting and dispositive power over 3,305,960 shares of common stock, no par value per share, of Franklin (the “Franklin Common Stock”).

2. You agree that any additional shares of Franklin Common Stock acquired or controlled directly or indirectly by you in the future shall also be subject to the provisions of this Agreement.

3. At such time as Franklin conducts a meeting of or otherwise seeks a vote of its shareholders for the purpose of approving and adopting the Affiliation Agreement and the Merger (the “Franklin Meeting”), you agree to vote or cause to be voted all shares of Franklin Common Stock then held or controlled by you in favor of the Affiliation Agreement and the Merger.

4. You will use all reasonable efforts to cooperate with Fifth Third in connection with the Merger, promptly take such actions as are necessary or appropriate to consummate the Merger, and provide any information reasonably requested by Fifth Third for any registration of the shares of Fifth Third issued in the Merger, any regulatory application or filing made or approval sought for the transactions contemplated by the Affiliation Agreement.

5. You hereby waive all rights, if any, available to you under the Tennessee Business Corporation Act to dissent from the Merger and/or demand payment of fair value with respect to Franklin Common Stock held or controlled by you.

6. From the date hereof until the Effective Time or earlier termination of this Agreement as provided in Paragraph 10 (the “Voting Term”) you agree not to sell or allow to be sold the Franklin Common Stock held or controlled by you or otherwise transfer your voting rights with respect thereto (exclusive of your right to designate a proxy to vote your shares in accordance with this Agreement).

7. You agree that during the Voting Term, you will not, and you will not permit your affiliates (as that term is defined in Rule 405 of the Securities Act of 1933 (the “Securities Act”)), to:

(i) acquire, offer to acquire or agree to acquire (directly or indirectly, beneficially or of record, by purchase or otherwise, alone or in concert with others) a majority of the outstanding Franklin Common Stock;

(ii) undertake any merger, consolidation, asset acquisition or disposition or tender offer or other takeover action involving Franklin or any of its affiliates or any of its assets, except the Merger;

(iii) other than as a director of Franklin make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as a such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting or acquisition of any securities of Franklin;

(iv) other than as a director of Franklin, directly or indirectly, whether through any employees, agents, affiliates or otherwise, encourage, initiate, solicit or participate in, any inquiries or proposals or engage in any discussions or negotiations, concerning any of the foregoing; or

(v) agree to do any of the foregoing.

8. The voting obligations set forth in this Agreement only extend to the matters set forth herein and do not extend to the voting on other matters and questions on which you have the right to vote under the charter of Franklin, its bylaws, or the Tennessee Business Corporation Act.

9. You are an “accredited investor” as such term is defined in Rule 501 under the Securities Act. You have such knowledge and experience in factual and business matters that you are capable of evaluating the merits and risks of the investment in the shares of Fifth Third Common Stock and are able to bear the economic risk of investment in the shares of Fifth Third Common Stock. You acknowledge that Fifth Third has made available to you prior to the date hereof and prior to the purchase of any of the shares of Fifth Third Common Stock, the opportunity to ask questions of, and receive answers from, the representatives of Fifth Third concerning Fifth Third and the terms and conditions of the Merger.

10. This Agreement shall terminate upon the termination of the Affiliation Agreement in accordance with its terms.

11. This Agreement shall not affect your obligations, to the extent you serve in such capacity, as a director of Franklin.

12. This Agreement shall bind and benefit the successors, assigns, executors, trustees and heirs of the parties hereto. You agree that damages are inadequate for breach by you of any term of this Agreement and that Fifth Third shall be entitled to preliminary and permanent injunctive relief and specific performance to enforce this Agreement. This Agreement shall be governed by and construed under the laws of the State of Ohio (without giving effect to the choice of law provisions thereof). Any term hereof which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the remaining terms or their validity or enforceability in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same instrument.

Please confirm that the foregoing correctly states the understanding between us by signing and returning to Fifth Third a counterpart hereof.

Very truly yours,

FIFTH THIRD BANCORP

By:	/s/ PAUL L. REYNOLDS

Accepted and agreed as of the date first above written:

Gordon Inman

/s/ GORDON INMAN
(signature)

2

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Exhibits and Financial Statement Schedules

Document	Exhibit	Reference
Affiliation Agreement (excluding exhibits) dated as of July 23, 2002 by and between Fifth Third Bancorp, Fifth Third Financial Corporation and Franklin Financial Corporation, as amended as of September 9, 2002, as of December 10, 2002 and as of March 27, 2003	2.1	Included in Annex A

Plan of Merger dated as of March 27, 2003 by and among Fifth Third Bancorp, Fifth Third Financial Corporation and Franklin Financial Corporation	2.2	Included in Annex B

Shareholder Support Agreement dated July 23, 2002 between Fifth Third Bancorp and Mr. Gordon Inman	2.3	Included in Annex D

Second Amended Articles of Incorporation of Fifth Third Bancorp, as amended	3.1	Incorporated by Reference (1)

Code of Regulations of Fifth Third Bancorp, as amended	3.2	Incorporated by Reference (2)

Opinion of counsel employed by Fifth Third Bancorp as to the legality of the securities being issued	5.1*

Opinion of Graydon Head & Ritchey LLP to Fifth Third as to tax matters	8.1*

Opinion of Smith, Gambrell & Russell, LLP to Franklin Financial as to tax matters	8.2*

2003 Annual Report to Shareholders of Fifth Third Bancorp	13.1	Incorporated by Reference (3)

Consent of Deloitte & Touche LLP	23.1

Consent of Deloitte & Touche LLP	23.2

Consent of Trident Securities	23.3	Included in Annex C

Consent of counsel employed by Fifth Third Bancorp	23.4	Included in Exhibit 5.1

Consent of Graydon Head & Ritchey LLP	23.5	Included in Exhibit 8.1

Consent of Smith, Gambrell & Russell, LLP	23.6	Included in Exhibit 8.2

A power of attorney where various individuals authorize the signing of their names to any and all amendments to this registration statement and other documents submitted in connection herewith was contained on the first page of the signature pages following Part II of this registration statement	24.1*

Document	Exhibit	Reference

Fairness Opinion of Trident Securities (set forth in Annex C to the proxy statement/prospectus included in this registration statement)	99.1	Included in Annex C

Form of Proxy Card for Special Meeting	99.2

Form of Notice of Special Meeting of Franklin Financial Shareholders	99.3

(1)	Incorporated by reference to Fifth Third’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.
(2)	Incorporated by reference to Fifth Third’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
(3)	Incorporated by reference to Fifth Third’s Annual Report on Form 10-K filed for the year ended December 31, 2003.
*	Previously Filed

Undertakings

(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Fifth Third’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) Fifth Third undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Fifth Third pursuant to the foregoing provisions, or otherwise, Fifth Third has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Fifth Third of expenses incurred or paid by a director, officer or controlling person of Fifth Third in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Fifth Third will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (7)(a)(i) and (7)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Fifth Third pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fifth Third has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on March 31, 2004.

FIFTH THIRD BANCORP

By:	/s/ GEORGE A. SCHAEFER, JR.

George A. Schaefer, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ GEORGE A. SCHAEFER, JR. George A. Schaefer, Jr. President and Chief Executive Officer	Date: March 31, 2004

Principal Financial Officer:

/s/ NEAL E. ARNOLD* Neal E. Arnold Chief Financial Officer and Executive Vice President	Date: March 31, 2004

Principal Accounting Officer:

/s/ DAVID J. DEBRUNNER* David J. DeBrunner Controller	Date: March 31, 2004

Directors of the Company:

/s/ DARRYL F. ALLEN* Darryl F. Allen	Date: March 31, 2004

/s/ JOHN F. BARRETT* John F. Barrett	Date: March 31, 2004

/s/ RICHARD T. FARMER* Richard T. Farmer	Date: March 31, 2004

/s/ JAMES P. HACKETT* James P. Hackett	Date: March 31, 2004

/s/ JOAN R. HERSCHEDE* Joan R. Herschede	Date: March 31, 2004

/s/ ALLEN M. HILL* Allen M. Hill	Date: March 31, 2004

/s/ ROBERT L. KOCH, II* Robert L. Koch, II	Date: March 31, 2004

/s/ MITCHEL D. LIVINGSTON, PH.D.* Mitchel D. Livingston, Ph.D.	Date: March 31, 2004

/s/ KENNETH W. LOWE* Kenneth W. Lowe	Date: March 31, 2004

/s/ HENDRIK G. MEIJER* Hendrik G. Meijer	Date: March 31, 2004

/s/ ROBERT B. MORGAN* Robert B. Morgan	Date: March 31, 2004

James E. Rogers

/s/ GEORGE A. SCHAEFER, JR. George A. Schaefer, Jr.	Date: March 31, 2004

/s/ JOHN J. SCHIFF, JR.* John J. Schiff, Jr.	Date: March 31, 2004

/s/ DUDLEY S. TAFT* Dudley S. Taft	Date: March 31, 2004

/s/ THOMAS W. TRAYLOR* Thomas W. Traylor	Date: March 31, 2004

*/s/ GEORGE A. SCHAEFER, JR. George A. Schaefer, Jr. as attorney-in-fact pursuant to a power of attorney already filed.	Date: March 31, 2004